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TABLE OF CONTENTS

FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO. 333-91998
AND 333-91998-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 15, 2002)

30,000,000 Shares

COMMON STOCK

La Quinta Corporation and La Quinta Properties, Inc. are offering 30,000,000 shares of paired common stock, comprised of one share of common stock of La Quinta Corporation and one share of class B common stock of La Quinta Properties, Inc.

Our shares of paired common stock are listed on the New York Stock Exchange under the symbol "LQI". On November 20, 2003, the last reported sale price of our paired common stock on the New York Stock Exchange was $5.55 per share.

Investing in our paired common stock involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement.

PRICE $5.55 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us
Per Share	$5.55	$0.20813	$5.34187
Total	$166,500,000	$6,243,900	$160,256,100

We have granted the underwriters the right to purchase up to an additional 4,500,000 shares of paired common stock to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about November 25, 2003.

MORGAN STANLEY

CREDIT LYONNAIS SECURITIES(USA) INC.

CIBC WORLD MARKETS

November 20, 2003

TABLE OF CONTENTS

Prospectus Supplement
Prospectus Summary
The Offering
Summary Consolidated Financial Data
Special Note Regarding Forward-Looking Statements
Risk Factors
Use of Proceeds
Price Range of Paired Common Stock
Dividend Policy
Capitalization
La Quinta Corporation Selected Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Additional United States Federal Income Tax Consequences
Underwriting
Legal Matters
Independent Accountants
Where You Can Find More Information
Incorporation of Documents by Reference

Prospectus
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
About this Prospectus
Where You Can Find More Information
Information Incorporated by Reference
About The La Quinta Companies
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends
How We Intend to Use the Proceeds
Description of the Securities
Description of Debt Securities
Information About Our Capital Stock
Description of Common Stock
Description of Preferred Stock
Description of Depositary Shares
Description of Warrants
Federal Income Tax Considerations and Consequences of Your Investment
How We Plan to Sell The Securities
Experts
Legal Matters

IMPORTANT NOTICE ABOUT INFORMATION IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. A description of our paired common stock is contained in the accompanying prospectus beginning on page 31. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should also read and carefully consider the information in the documents we have referred you to in the section of this preliminary prospectus entitled "Where You Can Find More Information."

        If there is a conflict between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates of this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Except as otherwise indicated, when used in this prospectus supplement, the term "LQ Corporation" refers to collectively La Quinta Corporation and those entities owned or controlled by La Quinta Corporation (but excluding La Quinta Properties, Inc.) and the term "LQ Properties" refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by La Quinta Properties, Inc. References to "we," "us," "our," "the companies," "the La Quinta Companies," "La Quinta" or similar expressions in this prospectus supplement refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable periods, considered as a single enterprise. The term "paired common stock" means the shares of common stock, par value $0.01 per share, of LQ Corporation that are attached and trade as a single unit with the shares of class B common stock, par value $0.01 per share, of LQ Properties.

        The following trade names, trademarks and servicemarks appearing in this prospectus supplement or the accompanying prospectus are the property of La Quinta: La Quinta®; La Quinta Inns®; La Quinta Inn & Suites®; Returns®; and teLQuik®.

        This prospectus supplement also contains other registered trademarks owned by companies other than us.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our companies and the paired common stock being sold in this offering and our financial statements and the notes thereto included in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

La Quinta

        La Quinta is one of the largest owner/operators of limited-service hotels in the United States. We provide clean and comfortable guest rooms at affordable prices in convenient locations. As of September 30, 2003, our system of owned and franchised hotels contained 362 La Quinta Inns and La Quinta Inn & Suites, representing approximately 44,000 rooms in 33 states, of which 206 La Quinta Inns and 74 La Quinta Inn & Suites representing approximately 37,000 rooms in 28 states, are owned by us. Our revenue for the nine months ended September 30, 2003 and the year ended December 31, 2002 was approximately $395 million and $537 million, respectively.

        We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that are generally comparable to those of mid-priced, full service hotels, but at lower average room rates. We believe that by not providing full service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges or room service, that typically carry high fixed costs and produce low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the high-margin nature of our business of renting clean and comfortable hotel rooms to our guests.

Our Hotels

        La Quinta Inns.    La Quinta Inns are designed to appeal to all types of travelers, but particularly to leisure travelers due to the location of our Inns. Our Inns are primarily located in suburban areas and at highway interchanges in what we consider "drive-to" markets.

        La Quinta Inns generally feature spacious rooms with double beds and king beds; 25-inch televisions with expanded cable, movies on-demand and Nintendo; dataport telephones with voicemail and free local calls; in-room hair dryers, coffee makers, irons and ironing boards; desks with well-lit workspaces; and comfortable recliners. La Quinta Inns also generally feature complimentary continental breakfast and swimming pools. Our guests typically have convenient access to food service at nearby freestanding restaurants, which include many national chains. As of September 30, 2003, we had an ownership interest in approximately 100 buildings that are adjacent to our hotel properties, which we generally lease to third-party restaurant operators.

        La Quinta Inn & Suites.    La Quinta Inn & Suites are designed to appeal to all types of travelers, especially to business travelers, due to the location and amenity package of our Inn & Suites. Our Inn & Suites are primarily located near airports and business office parks.

        La Quinta Inn & Suites generally feature the same amenities as our Inns and also offer two-room suites with separate sitting and sleeping areas, sleeper sofas and two televisions. Additional amenities include: expanded continental breakfast; guest laundry facilities; complimentary USA Today® newspapers; fitness centers; meeting space for up to 70 people; and heated swimming pools with spa and gazebo seating. Selected Inn & Suites also generally offer business king rooms, which feature: high-speed internet access; pillow-top mattresses; microwaves and refrigerators; cordless and speaker telephones; and oversized desks with built-in data ports and ergonomic chairs.

Our Strategy

        We focus on providing consistently clean and comfortable guest rooms in convenient locations at affordable prices. Our objective is to increase profitability by growing our brand and expanding our distribution. We intend to achieve our objective by implementing our key strategies, which include increasing profits from our company-owned hotels, growing our franchising program and investing our available capital to grow the La Quinta brand and to acquire lodging properties, lodging companies and/or brands.

        Increasing Profits from our Company-Owned Hotels.    We expect to increase the profitability of our company-owned hotels, primarily by improving revenue per available room, or RevPAR. We believe that as the U.S. economy recovers and the specific markets in which we operate recover, we will be able to benefit from improvements in demand for hotel rooms. In addition, we have made significant investments in our sales force, loyalty program and electronic distribution channels. We also believe improvements made to our properties through our Gold Medal Lite property renewal program, which was completed this year, and our continuing efforts to increase guest satisfaction will allow us to enhance our RevPAR.

        Growing our Franchising Program.    We plan to grow our franchising program by capitalizing on the value of the La Quinta brand. Our franchising program is focused on developing relationships with experienced hotel owners who will develop and operate new hotels as La Quinta Inns or La Quinta Inn & Suites or convert existing hotels to the La Quinta brand. We believe that this strategy will allow us to continue to expand our geographic coverage without requiring significant capital investment, resulting in increased revenues and profitability. We actively monitor our franchisees in order to maintain consistent quality across our entire chain. By becoming more franchise-oriented, we believe we will be able to increase our return on assets and capitalize on the value of our brand.

        Investing our Available Capital.    We may consider using a portion of our available capital to pursue development and redevelopment opportunities with respect to certain of our current properties, as well as acquisitions.

  •
  Develop New Hotel Properties.  Our current development strategy is focused on locating a select number of highly visible hotel properties in key locations, such as central business districts of major cities, areas near major airports and major vacation destinations, with high barriers to entry. We intend to enter into joint ventures with experienced hotel developers for these projects. We believe that this approach to development, often used in full service hotel projects, will allow us to reduce the overall levels of our capital requirements and the level of development risk.

  •
  Redevelop Existing Locations.  Several of our older hotels are situated in locations that have experienced increased business activities around the hotel sites over a period of years. We believe that we have the opportunity to redevelop a select number of these locations with new hotel properties that will produce stronger operating results than the existing facilities.

  •
  Acquisitions.  We also may consider pursuing opportunistic acquisitions of lodging properties, lodging companies and/or brands to expand our brand offerings, as well as our geographic territory. We believe that the current lodging environment may present us with opportunities to expand our lodging operations. Acquisition opportunities would be evaluated on a number of factors, including price, the potential target's strategic fit, future profitability, financial condition, strength of operations, brand quality and geographic and product distribution.

Our Competitive Strengths

        We believe that we benefit from certain competitive strengths that assist us in implementing our business objectives and strategies, including:

        Significant Brand Awareness.    We believe that we have achieved significant brand awareness over our 35-year history as a result of our focus on providing high quality, well located accommodations and superior value. We believe that this brand awareness, as well as our reputation for price, quality and value, has earned our hotels a strong following of loyal guests. We reward our loyal returning guests through our Returns program, which provides guests with recognition and an expedited reservation and check-in process, as well as rewards for frequent stays. We believe that our brand identity provides us with a significant advantage over independent hotel operators and other limited-service chains. Together with our operational expertise, this brand awareness enhances the performance of our existing and newly constructed or acquired hotel properties. As of September 30, 2003, our system of owned and franchised hotels included 362 La Quinta Inns and La Quinta Inn & Suites in 33 states, representing approximately 44,000 rooms. La Quinta operates in 19 of the top 25 lodging markets in the United States.

        Operational Expertise and Experienced Management Team.    Our management has substantial experience in the lodging industry. On average, our senior management team has approximately 25 years of experience in lodging and lodging-related industries and is supported by operational and administrative vice presidents with an average of ten years of experience in these industries. Each company-owned property is operated as an individual profit center by an on-site general manager who oversees all day-to-day guest relations and other operating activities and implements rate, occupancy and cost containment strategies. We believe this decentralized accountability reduces operating costs while creating incentives to maximize RevPAR, guest satisfaction and operating margins by adapting room rates to prevailing market conditions at our individual hotels.

        Conservative Capital Structure.    We believe that our strong balance sheet provides us with a significant competitive advantage over other more highly leveraged companies. In addition to maintaining one of the lowest leverage levels in the industry, we have no floating rate debt, no mortgage debt and do not lease any of our hotel properties from third parties (although six La Quinta Inns are subject to ground leases).

        Strong Infrastructure.    We believe we have a strong corporate infrastructure to support our existing hotels as well as new hotels that may be added to our system. Centralized corporate services include marketing, sales, finance, accounting, treasury, tax, information systems, construction and design, purchasing, legal, risk management, human resources and training. We promote and operate our own central reservation system, teLQuik, and a toll-free number, 1-800-531-5900, to accept room reservations. In addition, we operate our own website, www.LQ.com, which accepts room reservations and provides our guests with information about our companies, our hotels and special promotions. We also participate in third-party websites which accept room reservations for our hotels. As of September 30, 2003, our direct sales force consisted of 90 sales managers who conduct sales programs to develop and cultivate guests from potential and existing national and local clients.

Recent Developments

        On October 30, 2003, we reported our financial results for the third quarter ended September 30, 2003 which included:

  •
  revenues of $142 million, a 6% increase compared to the similar period in 2002;

  •
  net loss of $9 million, or $0.06 per share, compared to a net loss of $27 million, or $0.19 per share for the same period in 2002; and

  •
  RevPAR for total company-owned hotels of $39.63, an increase of 8% when compared to the same period in 2002.

        Our increase in RevPAR was driven by increased occupancy. As a result, we improved our performance relative to our local market competition. For the third quarter, in our top ten markets, our RevPAR increased 3% while the RevPAR of our direct competitors declined 1% and the RevPAR of our direct competitors in all markets in which we operate increased 2% while our comparable RevPAR increased 7%.

        On November 12, 2003, we announced that we refinanced our existing credit facility to provide for a $150 million revolving line of credit with an initial interest rate of LIBOR plus 3.00%. This credit facility matures in April 2007 and replaces our existing $125 million facility which was scheduled to mature in January 2004. Upon closing, we have $127 million available under our refinanced credit facility after giving effect to a $23 million letter of credit issued thereunder.

THE OFFERING

Paired common stock offered by us	30,000,000 shares
Paired common stock to be outstanding after this offering	173,221,957 shares
Use of Proceeds
Our net proceeds from this offering are estimated to be approximately $160 million, or approximately $184 million if the underwriters exercise their over-allotment option in full, in each case after deducting the estimated underwriting discount and commissions and our estimated expenses, based on an offering price of $5.55 per share. We intend to use the net proceeds from this offering for general corporate purposes, including for potential:
• acquisitions of lodging properties, lodging companies and/or brands;
• debt reduction; and/or
• redemption of preferred stock.
NYSE symbol	LQI
Ownership Limitation
The shares of our paired common stock are subject to ownership limitations. See the section in the accompanying prospectus captioned "Information About Our Capital Stock—Limits on Ownership of Stock and Restrictions on Transfer."

        The number of shares of paired common stock to be outstanding after this offering is based upon 143,221,957 shares outstanding as of October 24, 2003.

        Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised.

Risk Factors

        You should read the "Risk Factors" section in this prospectus supplement beginning on page S-13 and the "Risk Factors" section of the accompanying prospectus beginning on page 1 for a description of many of the risks associated with an investment in our stock.

Additional Information

        For a more complete description of our business and properties, you should refer to our joint annual report on Form 10-K for our fiscal year ending December 31, 2002, our most recently completed fiscal year as of the date of this prospectus supplement, and our joint quarterly reports for our fiscal quarters ending March 31, 2003, June 30, 2003 and September 30, 2003. Our joint annual report on Form 10-K and our joint quarterly reports for our fiscal quarters ended March 31, 2003 and June 30, 2003 include in continuing operations TeleMatrix and one company-owned hotel that have been reclassified as discontinued operations in our joint quarterly report for our fiscal quarter ended September 30, 2003.

SUMMARY CONSOLIDATED FINANCIAL DATA

        We are providing the following summary consolidated financial data to assist you in your analysis of the financial aspects of La Quinta.

        You should read this information in conjunction with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports we have filed with the Securities and Exchange Commission, or the SEC, and are incorporated by reference herein.

        The following summary consolidated financial data for the three and nine months ended September 30, 2003 and 2002, respectively, has been derived from our unaudited historical condensed consolidated financial statements. The balance sheet data for December 31, 2002 has been derived from our audited historical consolidated balance sheet.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002(g)	2003	2002(g)
	(In thousands, except per share and lodging data) (Unaudited)
Operating Data:
Revenue	$141,567	$134,074	$395,390	$411,548
Loss before discontinued operations and cumulative effect of change in accounting principle	(6,396)	(18,471)	(70,211)	(214,081)
Discontinued operations, net	(3,036)	(8,177)	(3,136)	(18,521)
Cumulative effect of change in accounting principle, net(a)	—	—	—	(248,358)
Net loss	$(9,432)	$(26,648)	$(73,347)	$(480,960)

Earnings Per Share—Basic and Assuming Dilution:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(0.04)	$(0.13)	$(0.49)	$(1.50)
Discontinued operations, net(h)	(0.02)	(0.06)	(0.02)	(0.13)
Cumulative effect of change in accounting principle, net(a)	—	—	—	(1.73)

Net loss	$(0.06)	$(0.19)	$(0.51)	$(3.36)

Lodging Data(b):
Company-owned hotels in operation	280	287	280	287
Franchised hotels in operation	82	50	82	50
Available room-nights (in thousands)(c)	3,365	3,457	10,070	10,319
Occupancy percentage(c)	69.0%	61.1%	62.2%	61.8%
Average Daily Rate(c)	$57.45	$60.22	$59.56	$60.30
RevPAR(c)	$39.63	$36.77	$37.03	$37.25
Cost per rented room(d)	$27.05	$29.07	$28.37	$28.05
Cash Flow Data:
Net cash provided by operating activities	$20,605	$15,910	$51,913	$78,046
Net cash provided by (used in) investing activities	$4,646	$(11,649)	$(86,475)	$102,580

	September 30, 2003	December 31, 2002(g)
	(in thousands)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$119,137	$9,099
Investment in securities(e)	117,450	56,366
Property, plant and equipment, net	2,166,339	2,301,535
Indebtedness	895,161	721,084
Total liabilities	1,173,726	1,084,169
Minority interest(f)	206,131	206,450
Total stockholders' equity	1,241,300	1,313,287

(a)
Cumulative effect of change in accounting principle for the nine months ended September 30, 2002 represents a charge to earnings taken in January, 2002 to reflect an adjustment to goodwill as a result of the adoption of SFAS 142.

(b)
Unless otherwise noted, lodging data is only for company-owned hotels and includes properties held for sale and discontinued operations.

(c)
Includes operating statistics for hotels operated by us at any time in the respective period and does not include franchise operating statistics.

(d)
Includes direct lodging expenses.

(e)
7.114% Exercisable Put Option Securities, or 7.114% Securities, owned by LQ Properties that are related to the $150 million principal amount of the 7.114% Exercisable Put Option Notes dated August 15, 2011, or the 7.114% Notes, issued by LQ Properties.

(f)
Includes a $200 million liquidation preference on preferred stock of LQ Properties.

(g)
Reclassified to conform to current period presentation.

(h)
Discontinued operations, net of income tax benefits, represent the results of TeleMatrix and one company-owned hotel including an impairment charge on the hotel asset taken in September 2003.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements and are including this statement for purposes of complying with these safe harbor provisions. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Although we believe the forward-looking statements are based on reasonable assumptions, we can give no assurance that their expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of various uncertainties and other factors, including without limitation the risks described in this prospectus supplement and the accompanying prospectus and those identified in our annual, quarterly and current reports incorporated by reference herein. In addition, this prospectus supplement, and the documents incorporated by reference in the accompanying prospectus, contain statistical and other data that have been obtained from, or compiled by information provided by, third parties, including Smith Travel Research. This underlying statistical and other data were not prepared by us and we accept no responsibility for the accuracy of this data.

        You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

        We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

RISK FACTORS

        Presented below and in the "Risk Factors" section of the accompanying prospectus are certain factors that we believe are material to our stockholders. You should be aware that there are various risks, including those described below, which in the future and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should carefully consider these factors. This section includes or refers to certain forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements in this prospectus supplement under the heading "Special Note Regarding Forward-Looking Statements."

Risks Associated with our Industry

        Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business.

        Our economic performance, and consequently the value of our securities, are subject to the risk that if our hotel properties do not generate revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow will be adversely affected. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties, including:

  •
  changes in the national, regional and local general economic climate, including the severity and duration of the current economic downturn;

  •
  weather conditions;

  •
  competition from comparable hotels, many of which have greater marketing and financial resources than our hotel-operating business;

  •
  the desirability of particular locations;

  •
  the quality, philosophy and performance of our lodging facility managers and supervisors;

  •
  changes in product preferences;

  •
  decreases in the demand for our lodging facilities as a result of technological developments;

  •
  availability of qualified labor;

  •
  changes in room rates to meet market conditions or stimulate demand;

  •
  increases in our operating costs;

  •
  capability of our management information systems;

  •
  the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

  •
  sudden changes in travel patterns caused by factors such as terrorist attacks and U.S. military action;

  •
  increases in travel expenses that reduce business and leisure travel; and

  •
  fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

        The political and economic climate and other world events affecting safety and security could adversely affect lodging demand and could harm our future revenues and profitability.

        Lodging demand has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel and the international political climate. The military action against Iraq and its aftermath, events such as the terrorist attacks in the United States on September 11, 2001 and the threat of additional attacks, and the resulting political instability and concerns over safety and security aspects of traveling have had a significant adverse impact on lodging demand and may continue to do so in the future. Economic or political changes that reduce disposable income or consumer or business confidence may affect demand for hotel rooms, which in many cases are discretionary purchases. Decreases in lodging demand could lead to price discounting which, in turn, could reduce our revenues and the profitability of our business.

        We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.

        Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels have lowered their rates to a level comparable to those of limited service hotels such as ours which, in turn, has further increased competitive pressure in our markets. In the future, competing hotels may provide greater competition for guests than currently exists in our markets and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

        Our business and operations are subject to extensive legislation and other governmental regulation which could result in increased operating costs and reduce our earnings.

        Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.

        We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Securities Exchange Act of 1934, as amended, reporting requirements and New York Stock Exchange regulations. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if, pursuant to the Americans with Disability Act, we are required to make substantial alterations to and capital expenditures for our hotel properties, including the removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will affect our cash flow and results from operations.

        We may utilize joint venture partnerships, which we may have limited control over, for hotel acquisitions and/or development.

        We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures which are consolidated with our financial statements. Our share of the aggregate revenue of these two joint ventures for the year ended December 31, 2002 and for the nine months ended September 30, 2003 was approximately $2 million and $2 million, respectively. Furthermore, at December 31, 2002 and at September 30, 2003 our share of the assets held by these two joint ventures aggregated approximately $8 million and $8 million, respectively. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

  •
  our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

  •
  our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

  •
  our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.

        All of the foregoing could diminish our market share and reduce our earnings.

        Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

        Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on us.

        We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the regular course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorists acts, that may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance and are causing the cost of insurance to increase. We may not be able to obtain or renew insurance policies, or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it infeasible for us to use insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.

        In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.

Risks Related to Our Business

        Our hotel properties are geographically concentrated which exposes our business to the effects of geographically oriented events and occurrences.

        Our hotels are concentrated in the western and southern regions of the United States. Specifically, at September 30, 2003, approximately 40% of our owned rooms are located in ten geographic markets. These ten markets are: Dallas/Ft. Worth; Houston; San Antonio; Denver; New Orleans; Austin; Phoenix; Orlando; Atlanta; and Miami/Ft. Lauderdale. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in those regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments which are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors' properties in these markets and local property, sales and income taxes may be higher in the geographic markets in which we are concentrated. In addition, our hotel properties are also subject to the effects of adverse weather conditions, such as hurricanes and tornados, which have, in the past, caused damage, such as flooding, to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

        We may be unsuccessful in increasing our cash flow from our company-owned hotels.

        We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company-owned hotels due to the following factors:

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  we may be unsuccessful in controlling costs;

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  demand may not increase for our hotel rooms;

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  we may not be successful in attracting new corporate business and leisure customers; and

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  our marketing and sales efforts may not result in increasing our RevPAR.

        All of these factors could impede our strategies to increase our cash flow which could, in turn, increase our operating costs, which, in turn, could reduce our earnings.

        We must successfully compete for franchisees or our franchising program will not develop into a meaningful component of our business.

        We may not be successful in our strategy of increasing our revenues through the growth of our franchising program. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the franchising program in the fall of 2000. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising program and develop it into a long-term meaningful component of our business that increases our revenues. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise program, it could diminish our market share and reduce our earnings.

        Our franchising program depends upon third-party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control over the use of the La Quinta brand.

        The success of our franchise program is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

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  timely payment of royalties and other fees;

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  ongoing capital expenditures and maintenance; and

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  proper usage and protection of the La Quinta brand and related trademarks.

        In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third-party franchisees may not appropriately use and protect our La Quinta brand, which may decrease its value or expose it to legal challenges.

        Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.

        Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

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  we may be unable to proceed with the development and redevelopment of properties because we cannot obtain financing upon terms that are favorable to us or at all;

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  we might not find appropriate, strategically located properties at commercially reasonable prices;

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  our redevelopment efforts may not produce the desired operating results;

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  developed properties may not meet stipulated minimum returns; and

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  we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.

        In addition, we may from time to time experience shortages of materials or qualified trades people or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenue and increased costs.

        Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenue. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

        We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.

        We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to accept more risk than we choose to manage, including risks of a company's creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands.

        We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results as they would generally be expensed in the time period during which they are incurred. In addition, our management's attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

        If we make any acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

        If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles. Currently, however, we are not a party to any definitive acquisition agreements. If we pursue any acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or impairment expenses related to goodwill and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

        Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.

        Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations. This can increase our operating costs which, in turn, could reduce our earnings.

        We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies.

        Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of Francis W. Cash, our President and Chief Executive Officer, and of the other members of our senior management team. Although we have entered into an employment agreement with each of Mr. Cash and the other members of our senior management team, there is no guarantee that Mr. Cash or the other members of our senior management team will remain employed with us. Mr. Cash and our senior management team are particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have approximately 25 years of experience in lodging and lodging-related industries. It could be difficult for us to find replacements for our key personnel as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets which could reduce the value of our securities.

        Changes in market conditions could adversely affect the market price of our securities.

        As with other securities, the value of our securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our securities are the following:

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  the extent of investor interest in us;

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  the attractiveness of our securities in comparison to other securities, including securities issued by other real estate-based or lodging companies;

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  our financial performance; and

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  general stock and bond market conditions.

        The market value of our securities is based primarily upon the market's perception of our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and the La Quinta brand, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will diminish.

        We are exposed to litigation that could result in considerable financial liabilities and limitations on the use of certain trademarks.

        If we are not successful in defending or reaching a settlement with respect to the litigation currently pending against us, including an intellectual property infringement claim for the use of the trademark "La Quinta," we could be exposed to considerable financial liabilities, significant portions of which may not be recoverable from our insurance providers. With respect to our intellectual property infringement claim, an estimate of the possible range of loss cannot be made. In addition, we are defending claims arising out of alleged misrepresentation in the offering memorandum for our 7.114% Exercisable Put Option Securities pursuant to which the plaintiff sought approximately $15 million plus other potential damages. In June 2003, our motion for summary judgment was granted and the court dismissed in its entirety the plaintiff's case against us. However, the plaintiff has filed an appeal.

        If the payment of a material sum of money by us were to occur, in connection with any of these material litigation matters, there could be a material adverse effect on our financial condition. Any judgment against us involving intellectual property infringement decisions could also include an injunction prohibiting or limiting the use of our trademarks.

Risks Related to Our Debt

        Our substantial indebtedness could adversely affect our financial health.

        We have now and will continue to have a significant amount of indebtedness. On September 30, 2003, we had total indebtedness of approximately $895 million. Our substantial indebtedness could have important consequences to holders of our securities. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds.

        Our senior credit facility contains certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under our senior credit facility and, under certain circumstances, could accelerate the amount due under our senior credit facility.

        We will depend upon our refinanced senior credit facility, which became available to us on November 12, 2003, for a portion of our operating funds. This senior credit facility matures in April 2007, and subjects us to financial covenants, including restrictions on our ability to engage in certain activities. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, have had an adverse affect on the lodging business. Accordingly, there is a risk that we may not meet one or more of these financial covenants in the future as a result of these factors. Furthermore, if necessary, we may be unable to amend our senior credit facility to provide for covenants that we will be able to meet in the future. If we violate or fail to comply with any of the financial or other covenants in our senior credit facility, there may be a material adverse effect on us. Most notably, we may be unable to extend the maturity date of, or borrow additional funds under our senior credit facility and, further, our outstanding debt under our senior credit facility could become immediately due. If we do not satisfy a covenant, we intend to request a waiver or amendment from our bank group. If the lenders under our senior credit facility do not agree to such a waiver or amendment, an event of default under our senior credit facility would occur and the outstanding debt under our senior credit facility could come immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

        We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives and, if we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which, in turn, could reduce our revenue or operating income.

        We may have to rely on third-party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our stockholders' interests and additional debt financings may further leverage us. If we are unable to access third-party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income.

        Rising interest rates would increase our interest costs and reduce our earnings.

        We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

        If our 7.114% Notes remain outstanding after August 2004, we will incur additional costs.

        If our 7.114% Notes remain outstanding after August 15, 2004, the interest rate on our 7.114% Notes will increase by "a spread amount," as defined in the applicable indenture. Our 7.114% Notes will remain outstanding after August 15, 2004 if a third party (referred to as the Call Holder) exercises its option to purchase the 7.114% Notes for the principal amount of $150 million and we do not exercise our option to repurchase the 7.114% Notes at a price equal to the fair value of the 7.114% Notes. In this case, our 7.114% Notes will remain outstanding at an increased interest rate until their stated maturity of August 15, 2011. The estimated fair value for the repurchase of the 7.114% Notes was approximately $179 million and $173 million at September 30, 2003 and December 31, 2002, respectively. Accordingly, if the option to purchase the 7.114% Notes is exercised by the Call Holder, we will incur either additional interest costs or additional costs to repurchase the 7.114% Notes in August 2004, which could adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations.

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control.

        Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and marketing, franchising and development efforts will depend on our ability to generate cash in the future as well as our performance. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations, or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to pay our indebtedness. Our failure to make the required interest and principal payments on our indebtedness may result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness

        We have historically had a deficiency of earnings to fixed charges and our earnings and operating cash flows in the future may not be sufficient to cover those fixed charges.

        For the nine months ended September 30, 2003 and for the years ended December 31, 2002, 2001, and 2000, LQ Corporation, on a consolidated basis and a combined basis for periods prior to the reorganization, earnings were insufficient to cover fixed charges by approximately $111 million, $67 million, $301 million and $351 million, respectively. The years ended December 31, 2002, 2001 and 2000 included the operations of TeleMatrix and one company-owned hotel classified as discontinued operations for the nine months ended September 30, 2003. Fixed charges consist of interest expense, including amortization of debt issuance costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense and preferred dividends of LQ Properties. Our earnings in the future may not be sufficient to cover those fixed charges, including the required interest and principal payments on our indebtedness.

        We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations. However, if we are unable to generate sufficient cash flow to cover our fixed charges, or future borrowings under our senior credit facility in an amount sufficient to enable us to cover our fixed charges are not available, we may need to seek additional equity or debt financing or attempt to refinance our existing indebtedness, including our senior credit facility. If we are unable to generate sufficient cash flow to cover our fixed charges and are unable to access third-party sources of capital on terms favorable to us or refinance any of our indebtedness, we may be unable to make the required interest and principal payments on our indebtedness.

Risks Associated With Our Investment in Real Estate

  Real estate investments are subject to numerous risks.

        Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

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  changes in national economic conditions;

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  changes in local economic conditions and neighborhood characteristics;

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  changes in interest rates;

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  changes in the availability, cost and terms of loans;

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  the impact of present or future environmental legislation and compliance with environmental laws;

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  the ongoing need for capital improvements, particularly in older structures;

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  changes in other operating expenses;

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  increases in the real property taxes that we pay;

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  the failure of our tenants to perform their obligations under their leases;

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  adverse changes in governmental rules and fiscal policies;

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  condemnation and adverse changes in zoning laws;

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  civil unrest, war or terrorist attacks;

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  acts of God, including earthquakes and other natural disasters (which may result in uninsured losses); and

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  other factors.

        Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation and/or on-going maintenance work is required. During the nine month period ended September 30, 2003, we had incurred approximately $27 million in capital improvements related to our lodging properties on a cash flow basis and we may undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotel to customers. As a result, it may increase our expenses and reduce our cash flows and our revenues.

        Furthermore, our other operating expenses are primarily comprised of property taxes and insurance expense. If property taxes increase as a result of changes in tax laws or if insurance premiums increase, then our other operating expenses will also increase.

        We have leasing arrangements with various tenants who operate restaurants on our property. The terms of these leases varied between one year and over fifteen years and, as of September 30, 2003, the leases generated approximately $6 million annually, or approximately 1% of our total revenues. If these leasing arrangements were to terminate, there is no guarantee that we would be able to enter into other arrangements on terms similar to these.

        The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.

        Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell such hotel property on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions and adversely affect our ability to generate cash flows.

        We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could, in turn, increase our operating expenses.

        Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

        Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.

        Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

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  as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

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  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

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  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

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  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

        These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore we could bear the costs of removing these liens.

        The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.

        Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

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  properly manage and maintain the asbestos;

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  notify and train those who may come into contact with asbestos; and

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  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

        Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could, in turn, significantly increase our operating costs and reduce our earnings.

        The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.

        We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material, however, such cost may substantially increase if we discover mold in our other properties, or if the cost related to mold such as legal and insurance expense continue to increase rapidly, which, in turn, could significantly increase our operating costs and reduce our earnings.

Risks Associated with LQ Properties and its Status as a REIT

        Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends to holders of class B common stock.

        If LQ Properties fails to qualify as a REIT for federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If LQ Properties fails to qualify as a REIT, we could face serious tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, the payment of dividends to holders of class B common stock for each of the years involved, because LQ Properties:

  •
  would not be allowed a deduction for any dividends paid to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

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  could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year during which it was disqualified.

  LQ Properties is subject to some taxes even if it qualifies as a REIT.

        Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties pays taxes on certain undistributed income and is subject to a 100% tax on net income derived from "prohibited transactions." LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of assets acquired from La Quinta Inns, Inc. as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less then the sum of:

  •
  85% of LQ Properties' ordinary income for that year;

  •
  95% of LQ Properties' capital net income for that year; and

  •
  100% of LQ Properties' undistributed income from prior year.

        Additionally, LQ Properties' income derived from properties located in some states is subject to local taxes.

        LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.

        LQ Properties' ability to make distributions to stockholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

Risks Relating to an Investment in our Paired Common Stock

        Provisions of our charters and bylaws could inhibit changes in control that could be beneficial to our stockholders.

        Certain provisions of our charters and bylaws may delay or prevent a change in control or other transactions that could provide our stockholders with a premium over the then-prevailing market price of their paired common stock or which might otherwise be in their best interest. In addition to staggered boards of directors, our charters generally prohibit ownership, directly, indirectly or beneficially, by any single stockholder of more than 9.9% of our equity stock. We refer to this limitation as the "ownership limit." Our boards of directors may waive or modify the ownership limit with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for federal income tax purposes. Shares owned in violation of the ownership limit will be treated as "excess stock" and will be subject to loss of rights to distributions and voting and other penalties. The ownership limit may also have the effect of inhibiting or impeding a change in control. These restrictions on transferability and ownership also will not apply if our boards of directors determine that it is no longer in the best interest of LQ Properties to attempt to qualify, or to continue to qualify, as a REIT.

        There is a possibility that there will be amendments to or elimination of the pairing arrangement which may, in turn, impact LQ Properties' status as a REIT.

        Each share of common stock of LQ Corporation is attached and trades together with the class B common stock of LQ Properties. Under LQ Corporation's and LQ Properties' charters, the respective boards of directors may modify or eliminate this pairing arrangement without the consent of its respective stockholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances which the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure. With respect to such determination, the respective board of directors must fulfill at all times its respective fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the respective board of directors would terminate the pairing arrangement.

        If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties' status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which, in turn, could reduce our earnings.

        The class B common stock may be redeemed for nominal value at any time, including prior to the time when the class B common stock becomes eligible for dividends, subject to certain important limitations.

        LQ Properties may redeem the class B common stock for nominal value provided that the class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time, including prior to 2005 when the class B common stock becomes eligible to receive dividends. If the class B common stock is redeemed prior to 2005, holders of the class B common stock will not have received any tax-advantaged dividends.

        LQ Properties' Board of Directors could terminate LQ Properties' status as REIT and LQ Properties' taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.

        The LQ Properties board of directors could terminate LQ Properties' status as a REIT without the consent of its stockholders. Under the LQ Properties' charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Code as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties' status as a REIT would be terminated. However, circumstances in which the board may consider in making such a determination may include, for example:

  •
  the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT; or

  •
  LQ Properties no longer being able to satisfy the REIT requirements.

With respect to this determination, the board of directors must fulfill at all times its fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the board of directors would terminate LQ Properties' status as a REIT.

        If LQ Properties' REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties has, as of December 31, 2002, federal net operating loss carryforwards of approximately $179 million that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

        Because we do not currently pay dividends on our paired common stock and will not begin paying dividends on LQ Properties' class B common stock until 2005, you will benefit from an investment in our paired common stock only if it appreciates in value.

        We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our paired common stock until 2005 when we may begin paying dividends of up to $0.10 per share of LQ Properties' class B common stock in preference to its class A common stock that is currently held by LQ Corporation. As a result, the success of your investment in our paired common stock will depend substantially upon future appreciation. There is no guarantee that our paired common stock will appreciate in value after this offering or even maintain the price at which you purchased your shares.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $160 million or approximately $184 million if the underwriters' over-allotment option is exercised in full after deducting the estimated underwriting discount and commissions and our estimated expenses, based on an offering price of $5.55 per share. We intend to use the net proceeds from this offering for general corporate purposes, including for potential:

  •
  acquisitions of lodging properties, lodging companies; and/or brands;

  •
  debt reduction; and/or

  •
  redemption of preferred stock.

        We have discussions from time to time with owners of lodging properties and brands and with representatives of lodging companies that meet, in each case, our asset and operating profiles. At this time, we have not entered into any definitive agreements to acquire any material lodging properties, or any lodging companies or brands, with the net proceeds from this offering.

        We will invest the net proceeds from this offering in short-term, interest-bearing investment grade obligations until the net proceeds are applied as described above.

PRICE RANGE OF PAIRED COMMON STOCK

        The following table sets forth the high and low sale prices per share for our paired common stock for the periods indicated as reported on the New York Stock Exchange with respect to each period shown below.

	Price Range of Paired Common Stock
	High	Low
Year Ended December 31, 2001
First Quarter	$4.08	$2.44
Second Quarter	$6.05	$3.80
Third Quarter	$6.02	$3.95
Fourth Quarter	$6.42	$4.21
Year Ended December 31, 2002
First Quarter	$7.40	$5.60
Second Quarter	$7.98	$6.83
Third Quarter	$6.99	$4.61
Fourth Quarter	$5.21	$4.10
Year Ending December 31, 2003
First Quarter	$4.57	$3.04
Second Quarter	$4.55	$3.00
Third Quarter	$6.35	$4.43
Fourth Quarter (through November 20, 2003)	$6.55	$5.55

        On November 20, 2003, the last reported sale price of our paired common stock on the New York Stock Exchange was $5.55. As of October 24, 2003, there were 143,221,957 shares of our paired common stock outstanding which were held by approximately 7,687 record holders.

DIVIDEND POLICY

        We do not presently pay dividends on shares of our paired common stock. Commencing in 2005, LQ Properties may begin paying dividends on its class B common stock of up to $0.10 per share per annum in preference to payment of dividends on shares of its class A voting common stock that is presently held by LQ Corporation. Unpaid dividends on LQ Properties' class B common stock do not accumulate from year-to-year. Future dividends will be declared at the discretion of our boards of directors and will depend upon cash flow, our financial condition, our capital requirements, the annual distribution requirements under the REIT provisions of the Code, and other factors that our boards of directors may deem relevant. Our boards of directors may modify our dividend policy from time to time.

        Distributions by us to the extent of our current earnings and profits for federal income tax purposes are generally taxable to stockholders as ordinary dividend income. Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a stockholder's basis in the paired common stock. A return of capital distribution has the effect of deferring taxation until a stockholder's sale of the paired common stock. See "Additional United States Federal Income Tax Consequences" in this prospectus supplement and "Federal Income Tax Considerations and Consequences of Your Investment" in the accompanying prospectus.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, investments and capitalization (i) as of September 30, 2003 and (ii) on an adjusted basis to give effect to the completion of this offering and our estimated offering expenses based on an offering price of $5.55 per share. You should read this table in conjunction with the sections of this prospectus supplement entitled "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and notes thereto incorporated by reference in this prospectus supplement and in the accompanying prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$119,137	$279,059

Investment in securities(a)	$117,450	$117,450

Notes payable:
Rates between 7.3% and 8.625% due from September 2005 to September 2015	$40,500	$40,500
7.25% due in March 2004	19,541	19,541
7.40% due in September 2005	100,000	100,000
7.27% due in February 2007	50,000	50,000
7% due in August 2007	160,000	160,000
7.33% due in April 2008	50,000	50,000
8.875% due March 2011	325,000	325,000
7.114% due in August 2011	150,000	150,000
7.82% due in September 2026	120	120

Total debt, including current maturities	895,161	895,161

Minority interest(b)	206,131	206,131

Stockholders' Equity:
Stock and additional paid-in-capital	3,482,921	3,642,843
Accumulated other comprehensive deficit	(879)	(879)
Accumulated deficit	(2,240,742)	(2,240,742)

Total stockholders' equity	1,241,300	1,401,222

Total capitalization(c)	$2,342,592	$2,502,514

(a)
7.114% Securities owned by LQ Properties that are related to the 7.114% Notes issued by LQ Properties.

(b)
Includes a $200 million liquidation preference on preferred stock of LQ Properties.

(c)
Total capitalization excludes cash and equivalents and investment in securities.

LA QUINTA CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables sets forth selected consolidated financial and other data of La Quinta Corporation. You should read the following in conjunction with "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the La Quinta Corporation consolidated financial statements and related notes contained in our annual, quarterly and other reports that we have filed with the SEC, and are incorporated by reference herein. The selected consolidated financial information is presented as of and for the three and nine months ended September 30, 2003 and 2002. We derived the consolidated financial information from our unaudited historical consolidated financial statements and notes thereto. The balance sheet data at December 31, 2002 has been derived from our audited historical consolidated balance sheet.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002(f)	2003	2002(f)
	(In thousands) (Unaudited)
Operating Data:
Revenue:
Lodging	$140,297	$132,682	$391,525	$400,204
Other	1,270	1,392	3,865	11,344

	141,567	134,074	395,390	411,548

Expenses:
Direct lodging operations	62,595	61,160	177,092	178,284
Other lodging expenses	18,259	18,629	54,163	52,885
General and administrative	11,914	12,289	41,011	36,228
Interest, net	16,203	14,348	46,954	51,510
Depreciation and amortization	32,699	29,241	96,686	91,033
Impairment of property, plant and equipment, mortgages and other notes receivable	3,218	29,187	69,808	29,187
Other expense (income)	461	(1,771)	7,594	(14,373)

	145,349	163,083	493,308	424,754

Loss before minority interest, income taxes, discontinued operations and cumulative effect of change in accounting principle	(3,782)	(29,009)	(97,918)	(13,206)
Minority interest	(4,534)	(4,621)	(13,646)	(13,878)
Income tax benefit (expense)(a)	1,920	15,159	41,353	(186,997)

Loss before discontinued operations and cumulative effect of change in accounting principle	(6,396)	(18,471)	(70,211)	(214,081)
Discontinued operations, net(b)	(3,036)	(8,177)	(3,136)	(18,521)

Loss before cumulative effect of change in accounting principle	(9,432)	(26,648)	(73,347)	(232,602)
Cumulative effect of change in accounting principle, net(c)	—	—	—	(248,358)

Net loss	$(9,432)	$(26,648)	$(73,347)	$(480,960)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002(f)	2003	2002(f)
	(Unaudited)
Operating Data:
Earnings per share—basic and assuming dilution:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(0.04)	$(0.13)	$(0.49)	$(1.50)
Discontinued operations, net	(0.02)	(0.06)	(0.02)	(0.13)
Cumulative effect of change in accounting principle, net	—	—	—	(1.73)

Net loss	$(0.06)	$(0.19)	$(0.51)	$(3.36)

Cash Flow Data (in thousands):
Net cash provided by operating activities	$20,605	$15,910	$51,913	$78,046
Net cash provided by (used in) investing activities	$4,646	$(11,649)	$(86,475)	$102,580
	September 30, 2003	December 31, 2002(f)
	(In thousands)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$119,137	$9,099
Investments in securities(d)	117,450	56,366
Property, plant and equipment, net	2,166,339	2,301,535
Indebtedness	895,161	721,084
Total liabilities	1,173,726	1,084,169
Minority interest(e)	206,131	206,450
Total stockholders' equity	1,241,300	1,313,287

(a)
Income tax expense for the nine months ended September 30, 2002 includes net deferred tax expense of approximately $196,500 associated with a non-recurring charge recorded in January 2002 to establish the net deferred tax liability of La Quinta as a result of our reorganization.

(b)
Discontinued operations, net of income tax benefits, represent the results of TeleMatrix and one company-owned hotel including an impairment charge on the hotel asset taken in September 2003.

(c)
Cumulative effect of change in accounting principle for the nine months ended September 30, 2002 represents a charge to earnings taken in January, 2002 to reflect an adjustment to goodwill as a result of the adoption of SFAS 142.

(d)
7.114% Securities owned by LQ Properties that are related to the 7.114% Notes issued by LQ Properties.

(e)
Includes a $200 million liquidation preference on preferred stock of LQ Properties.

(f)
Reclassified to conform to current period presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with the financial statements and related notes in our joint annual report on Form 10-K, and our joint quarterly reports for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 incorporated by reference herein. The results discussed below are not necessarily indicative of the results to be expected in any future periods. Our joint annual report on Form 10-K and our joint quarterly reports for our fiscal quarters ended March 31, 2003 and June 30, 2003 do not include certain reclassifications made in our joint quarterly report for our fiscal quarter ended September 30, 2003 to conform to the current presentation. This discussion contains forward-looking statements based on current expectations, which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation to publicly update or revise any forward-looking statement to reflect current or future events or circumstances, including those set forth herein, in the section entitled "Risk Factors" and elsewhere in this prospectus supplement.

Overview

        The basis of presentation includes Management's Discussion and Analysis of Financial Condition and Results of Operations of LQ Corporation on a consolidated basis. Our management believes that LQ Corporation's consolidated presentation is most informative to holders of our paired common stock.

General

        We are a leading limited-service lodging company providing clean and comfortable rooms at affordable prices in convenient locations. We are one of the largest owner/operators of limited-service hotels in the United States. We own and operate 206 La Quinta Inns (including six La Quinta Inns which are located on land that we lease from third parties) and 74 La Quinta Inn & Suites containing approximately 37,000 rooms in 28 states as of September 30, 2003. We strive to design hotels that attract both business and leisure travelers seeking quality rooms that are generally comparable to those of mid-price, full service hotels, but at lower average room rates.

        In addition to owning and operating our hotel properties, we license the use of our proprietary brand names, including La Quinta, La Quinta Inns and La Quinta Inn & Suites in return for royalty and other fees through franchise agreements with franchisees. As of September 30, 2003, our franchisees operated 41 La Quinta Inns and 41 La Quinta Inn & Suites representing over 7,000 rooms under our brand. Other than our two consolidated joint ventures, we do not currently operate or manage any hotels under management agreements with third parties where we maintain an equity ownership position, have the ability to exercise significant influence or are exposed to risks of operations sufficient to require consolidation. We also earn interest income on approximately $57.6 million of healthcare related investments held at September 30, 2003.

        As part of our continued focus on the improvement of revenue performance, we launched our redesigned La Quinta Returns loyalty program in 2002. While the previous program allowed members to earn "free stay" certificates, the new Returns program allows members to earn points that can be redeemed for a variety of rewards in addition to free stay certificates. In addition, we have added several new electronic distribution channels and have expanded and reshaped our sales force to put more emphasis on local sales efforts.

La Quinta Corporation—Consolidated Results of Operations

        We earn revenue primarily by operating 206 La Quinta Inns and 74 La Quinta Inn & Suites as well as licensing the use of our brand in return for license and other fees under our franchise program.

Comparison of the Three Months Ended September 30, 2003 to the Three Months Ended September 30, 2002

        Net income increased by $17.3 million, or $0.13 per diluted common share, to a net loss of $9.4 million, or $0.06 per diluted common share, for the three months ended September 30, 2003 compared to a net loss of $26.7 million, or $0.19 per diluted common share, for the three months ended September 30, 2002. The increase in net income was primarily due to:

  •
  increases in lodging revenues of approximately $7.6 million;

  •
  increases in direct lodging expenses of approximately $1.4 million;

  •
  decreases in other lodging and general administrative expenses of approximately $0.7 million;

  •
  increases in interest, net of approximately $1.9 million;

  •
  increases in depreciation and amortization of approximately $3.5 million;

  •
  decreases in impairments of approximately $26.0 million;

  •
  increase in other expense (income) of approximately $2.2 million; and

  •
  decrease in income tax benefit of approximately $13.2 million.

        The following table summarizes statistical lodging data for the three months ended September 30, 2003 and 2002(1):

	2003	2002
Number of Company-owned Hotels in Operation:
Inns	206	214
Inn & Suites	74	73
Franchise Hotels Open	82	50
Occupancy Percentage
Inns	69.0%	61.2%
Inn & Suites	68.9%	60.6%
Total Company	69.0%	61.1%
ADR(3)
Inns	$55.12	$57.67
Inn & Suites	$63.73	$67.76
Total Company	$57.45	$60.22
RevPAR(4)
Inns	$38.04	$35.31
Inn & Suites	$43.91	$41.03
Total Company	$39.63	$36.77
Available Room-Nights(2)	3,365	3,457
Room-Nights Sold(2)	2,321	2,111
Comparable Hotels:
Hotels(5)	276	276
Occupancy Percentage	69.1%	61.5%
ADR(3)	$57.63	$60.75
RevPAR(4)	$39.84	$37.34
Available Room-Nights(2)	3,319	3,323
Room-Nights Sold(2)	2,295	2,043

(1)
Unless otherwise noted, operating data is only for company-owned hotels and includes properties held for sale and discontinued operations.

(2)
Available room-nights and room-nights sold in thousands.

(3)
Represents average daily rate.

(4)
Represents net room revenue per available room.

(5)
Represents hotels open at least two years for the three months ended September 30, 2003, less hotels held for sale and discontinued operations as of September 30, 2003.

        The following table sets forth certain information regarding our top ten markets ranked by the number of rooms owned in each of our top ten markets to our total rooms owned portfolio as of September 30, 2003. The market RevPAR performance data reflects RevPAR performance during the three months ended September 30, 2003 for La Quinta's defined competitive set (which includes La Quinta's RevPAR data) within each local market, as aggregated by Smith Travel Research. During the three months ended September 30, 2003, the market RevPAR performance for the top ten markets decreased 1%. La Quinta's RevPAR performance in these top ten markets increased 3%. La Quinta's RevPAR increased faster than the market primarily due to improved RevPAR performance in San Antonio, Denver, New Orleans, Phoenix and Miami/Ft. Lauderdale. During the three months ended September 30, 2003, the market RevPAR performance for all markets increased 2% while La Quinta's comparable RevPAR increased 7%. We believe that La Quinta's comparable RevPAR increased faster than that of its local market competitors due to the impact of our revenue initiatives such as the expansion of our electronic distribution channels.

					2003 Third Quarter RevPAR % Change
	Owned Hotels		Owned Rooms
Market		% of Total		% of Total
	No.		No.		Market
Dallas/Ft. Worth	21	7%	2,858	8%	-5%
Houston	16	6%	2,052	6%	-5%
San Antonio	10	4%	1,516	4%	6%
Denver	10	4%	1,294	4%	-5%
New Orleans	8	3%	1,178	3%	6%
Austin	9	3%	1,184	3%	2%
Phoenix	8	3%	1,009	3%	11%
Orlando	7	2%	1,033	3%	-8%
Atlanta	8	3%	1,031	3%	-2%
Miami/Ft. Lauderdale	7	2%	964	3%	2%

Top Ten Markets	104	37%	14,119	40%	-1%
Other Markets	176	63%	22,416	60%	3%

All Markets	280	100%	36,535	100%	2%

Revenues and Expenses

        Lodging revenues increased by $7.6 million, or 5.7%, to $140.3 million for the three months ended September 30, 2003 compared to $132.7 million for the three months ended September 30, 2002. Lodging revenues include revenues from room rentals and other revenue, such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. In addition, lodging revenues include approximately $2.9 million in franchise fees charged to franchisees for operating under the La Quinta brand name and using our hotel designs, central reservation systems, operating systems and procedures. Franchise fees increased by $1.5 million, or 107.1%, to $2.9 million from $1.4 million for the three months ended September 30, 2002.

        The increase in lodging revenues was primarily due to an increase in room revenues, which accounts for approximately 95% of lodging revenues. Room revenues increased by $6.2 million, or 4.9%, to $133.0 million for the three months ended September 30, 2003 compared to $126.8 million for the three months ended September 30, 2002. Room revenue is dictated by demand, measured as occupancy percentage, pricing, measured as average daily rate, or ADR, and the level of available room inventory. Room revenues increased during the three months ended September 30, 2003 compared to the three months ended September 30, 2002 primarily due to an increase in occupancy from all company-owned hotels including properties held for sale and discontinued operations ("Company-owned Hotels") of approximately 7.9% from 61.1% to 69.0% during the quarter. The increase in occupancy and RevPar are primarily attributable to revenue initiatives we implemented over the prior year, such as the expansion of our electronic distribution channels, enhancement of our frequent stayer program and strengthened sales force; as well as our continued focus on customer satisfaction.

        RevPAR from Company-owned Hotels increased $2.86, or 7.8%, to $39.63 for the three months ended September 30, 2003 compared to $36.77 for the three months ended September 30, 2002. RevPAR increased as a result of the above-mentioned factors. This increased demand was partially offset by a decline in room rates. We believe this trend will continue during the fourth quarter of 2003 and be driven primarily by increased demand levels from leisure travelers, an increase in volume from various Internet travel sites, advertising and promotions initiatives, and growth in membership of our La Quinta Returns program. However, approximately two-thirds of our business is booked within zero to seven days of the stay, therefore forecasting such a trend is difficult. Furthermore, declines in business and leisure traveler demand could impact our results. We can give no assurance that the trends experienced in the third quarter will continue for the remainder of the year or into 2004.

        Other revenues, which include revenues from leasing and mortgage financing on healthcare real estate, decreased by $0.1 million, or 7.1%, to $1.3 million for the three months ended September 30, 2003, compared to $1.4 million for the three months ended September 30, 2002. The decrease in other revenues was primarily the result of the sale of certain healthcare assets and repayment of healthcare mortgages during 2002. Assets that were sold during 2002 generated revenues of $0.3 million during the three months ended September 30, 2002.

        Direct lodging operating expenses increased by $1.4 million, or 2.3%, to $62.6 million for the three months ended September 30, 2003 compared to $61.2 million for the three months ended September 30, 2002. Direct lodging operating expenses include costs directly associated with the operation of the hotels such as direct labor, utilities and hotel supplies. The increase in direct lodging operating expenses is primarily due to an increase in certain variable expenses such as salaries and related benefits and supplies and maintenance, partially offset by decreases in other variable expenses such as, utilities, travel agency, guest services, credit card processing and miscellaneous expenses.

        Other lodging expenses decreased by $0.3 million, or 1.6%, to $18.3 million for the three months ended September 30, 2003 compared to $18.6 million for the three months ended September 30, 2002. Other lodging expenses include property taxes, insurance, franchise program costs, and corporate allocations charged to our owned hotel operations based on a percentage of room revenue. The net decrease in other lodging expenses was primarily comprised of:

  •
  an increase in franchise related expenses of approximately $1 million;

  •
  a decrease in Returns loyalty program expense of approximately $0.4 million due to one time implementation costs related to rollout of the new program in the third quarter of 2002;

  •
  a decrease in property taxes of $1.5 million, and

  •
  a net increase in reservation, marketing, and other corporate allocations that are based on a percentage of room revenue of $0.3 million.

        General and administrative expenses decreased by approximately $0.4 million, or 3.3%, to $11.9 million for the three months ended September 30, 2003 compared to $12.3 million for the three months ended September 30, 2002. General and administrative expenses include, among other costs, information services, legal, finance and accounting costs, sales, marketing, reservations, human resources and corporate operations. The decrease in general and administrative costs relates primarily to an increase in corporate overhead allocations to our owned hotels related to reservation and marketing services and the Returns loyalty program that are based on a percentage of the revenue generated by the hotel, as well as a decrease in legal expense offset by increases in the executive, finance, accounting, human resources and information systems areas related to franchise support, restricted stock compensation expense, relocation expense, systems enhancement and maintenance. In addition, we experienced decreases in expenses incurred to support the healthcare operations during the same period. We anticipate that general and administrative expenses may increase in comparison to prior periods due to continuing marketing initiatives, increases in costs associated with our Returns loyalty program, increases in accounting and internal audit expense, as well as increases in restricted stock compensation expense and other employee benefits.

        Interest, net increased by $1.9 million, or 13.3%, to $16.2 million during the three months ended September 30, 2003 compared to $14.3 million during the three months ended September 30, 2002. The increase in interest expense was primarily due to higher interest expense related to the March 19, 2003 issuance of our $325 million 8.875% senior notes offset by decreases in interest expense as a result of $186.1 million in principal payments made on our debt from September 30, 2002 to September 30, 2003. We used the proceeds generated from asset sales and mortgage repayments during the last three months of 2002 and proceeds from the issuance of our 8.875% senior notes to fund the principal repayments. Interest expense is presented net of interest income on cash and investment securities.

        Depreciation, amortization and write-offs increased by $3.5 million, or 12.0%, to $32.7 million for the three months ended September 30, 2003 compared to $29.2 million for the three months ended September 30, 2002. The increase was primarily due to an acceleration in depreciation for an inn slated to be demolished and rebuilt, as well as additional depreciation related to new assets put in service during the renovation program.

        Impairments on property, plant and equipment decreased by $26.0 million, or 89.0%, to $3.2 million for the three months ended September 30, 2003 compared to $29.2 million for the three months ended September 30, 2002. The current facts, circumstances and analysis indicated that the assets were impaired. The impairments for the three months ended September 30, 2003 were comprised of $2.7 million of impairments related to held for use properties and $0.5 million of impairments related to properties that were held for sale during the three months ended September 30, 2003.

Discontinued Operations

        For the three months ended September 30, 2003, loss from discontinued operations, net of income tax benefit of $1.7 million, represents the results of TeleMatrix's operations and one company-owned hotel including an impairment charge on the hotel asset. We have decided to sell the hotel and TeleMatrix. Both sales are expected to close within twelve months. An impairment charge of $4.4 million was recorded in the third quarter to reflect the expected proceeds from the sales.

Other Expense (Income)

        We recorded approximately $0.5 million in other expense for the three months ended September 30, 2003 compared to $1.8 million of other income for the three months ended September 30, 2002. Other expense (income) is comprised of the following:

	Three Months Ended September 30,
	2003	2002
	(In thousands)
Provision for loss on interest and other receivables	$—	$1,900
Loss (gain) on sale of assets and related costs	34	(3,939)
Loss on early extinguishments of debt	—	558
Gain on settlement	—	29
Other	427	(319)

Total other expense (income)	$461	$(1,771)

  •
  During the three months ended September 30, 2003, we recognized a loss on sale of assets and related costs of approximately $0.03 million as compared to a gain of $2.6 million recognized during the same period in 2002. In addition, mortgage repayments resulted in a gain of $1.3 million during the three months ended September 30, 2002.

  •
  During the three months ended September 30, 2003, we recognized expense of $0.4 million primarily related to an accrual of lease termination expense, a gain on settlement related to a split dollar life insurance policy and an adjustment of employee retirement plan liability related to ongoing settlement of obligations under the terminated plan. During the same period of 2002, we recognized $0.3 million of other income related to an adjustment of amounts previously accrued for exit of our healthcare operations.

Comparison of the Nine Months Ended September 30, 2003 to the Nine Months Ended September 30, 2002

        Net income increased by $407.6 million, or $2.85 per diluted common share, to a net loss of $73.4 million, or $0.51 per diluted common share, for the nine months ended September 30, 2003 compared to a net loss of $481.0 million or $3.36 per diluted common share, for the nine months ended September 30, 2002. The increase in net income was primarily due to:

  •
  decreases in lodging and other revenues of approximately $16.1 million;

  •
  decreases in direct lodging expenses of approximately $1.2 million;

  •
  increases in other lodging and general administrative expenses of approximately $6.1 million;

  •
  decreases in interest, net of approximately $4.5 million;

  •
  increases in impairments of approximately $40.6 million;

  •
  increase in other expense (income) of approximately $22.0 million;

  •
  a one-time charge of approximately $196.5 million recorded during the nine months ended September 30, 2002 as a result of our reorganization, to establish the net deferred tax liability of LQ Corporation and recognize the future impact of temporary differences between book value and tax basis of lodging and healthcare assets and liabilities, including NOLs of LQ Properties and LQ Corporation; and

  •
  a charge of approximately $248.4 million recorded as a cumulative effect of change in accounting principle during the nine months ended September 30, 2002, to reflect an adjustment to goodwill as a result of the implementation of SFAS 142.

        The following table summarizes statistical lodging data for the nine months ended September 30, 2003 and 2002(1):

	2003	2002
Number of Company-owned Hotels in Operation:
Inns	206	214
Inn & Suites	74	73
Franchise Hotels Open	82	50
Occupancy Percentage
Inns	61.8%	61.3%
Inn & Suites	63.3%	63.3%
Total Company	62.2%	61.8%
ADR(3)
Inns	$56.57	$57.07
Inn & Suites	$67.53	$69.49
Total Company	$59.56	$60.30
RevPAR(4)
Inns	$34.95	$34.97
Inn & Suites	$42.71	$43.96
Total Company	$37.03	$37.25
Available Room-Nights(2)	10,070	10,319
Room-Nights Sold(2)	6,261	6,375
Comparable Hotels:
Hotels(5)	274	274
Occupancy Percentage	62.4%	62.4%
ADR(3)	$59.87	$60.89
RevPAR(4)	$37.39	$38.01
Available Room-Nights(2)	9,778	9,785
Room-Nights Sold(2)	6,106	6,108

(1)
Unless otherwise noted, operating data is only for company-owned hotels and includes properties held for sale and discontinued operations.

(2)
Available room-nights and room-nights sold in thousands.

(3)
Represents average daily rate.

(4)
Represents net room revenue per available room.

(5)
Represents hotels open at least two years for the nine months ended September 30, 2003, less hotels held for sale and discontinued operations as of September 30, 2003.

        The following table sets forth certain information regarding our top ten markets ranked by the number of rooms owned in each of our top ten markets to our total rooms owned portfolio as of September 30, 2003. The market RevPAR performance data reflects RevPAR performance during the nine months ended September 30, 2003 for La Quinta's defined competitive set (which includes La Quinta's RevPAR data) within each local market, as aggregated by Smith Travel Research. During the nine months ended September 30, 2003, the market RevPAR performance for the top ten markets decreased 5%. La Quinta's RevPAR performance in these top ten markets decreased 6%. La Quinta's RevPAR declined faster than the market primarily due to weak RevPAR performance in Dallas/Ft.Worth and Orlando. During the nine months ended September 30, 2003, both the market RevPAR performance for all markets, as well as La Quinta's comparable RevPAR decreased by 2%. La Quinta's comparable RevPAR performance was below the market in the first quarter of 2003, roughly equal to the market in the second quarter of 2003, and exceeded the market in the third quarter of 2003. We believe that the recent improved relative performance is due to the impact of our revenue initiatives such as the expansion of our electronic distribution channels.

					2003 Year- to-Date RevPAR % Change
	Owned Hotels		Owned Rooms
Market		% of Total		% of Total
	No.		No.		Market
Dallas/Ft. Worth	21	7%	2,858	8%	-6%
Houston	16	6%	2,052	6%	-8%
San Antonio	10	4%	1,516	4%	-5%
Denver	10	4%	1,294	4%	-8%
New Orleans	8	3%	1,178	3%	-8%
Austin	9	3%	1,184	3%	-3%
Phoenix	8	3%	1,009	3%	4%
Orlando	7	2%	1,033	3%	-10%
Atlanta	8	3%	1,031	3%	-7%
Miami/Ft. Lauderdale	7	2%	964	3%	-2%

Top Ten Markets	104	37%	14,119	40%	-5%
Other Markets	176	63%	22,416	60%	0%

All Markets	280	100%	36,535	100%	-2%

Revenues and Expenses

        Lodging revenues decreased by $8.7 million, or 2.2%, to $391.5 million for the nine months ended September 30, 2003 compared to $400.2 million for the nine months ended September 30, 2002. Lodging revenues include revenues from room rentals and other revenue, such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. In addition, lodging revenues include franchise fees charged to franchisees for operating under the La Quinta brand name and using our hotel designs, central reservation systems, operating systems and procedures. Franchise fees increased by $3.3 million, or 100%, to $6.6 million compared to $3.3 million for the nine months ended September 30, 2002.

        The decrease in lodging revenues was primarily due to a decrease in room revenues, which accounts for approximately 95% of lodging revenues. Room revenues decreased by $11.4 million, or 3.0%, to $372.1 million for the nine months ended September 30, 2003 compared to $383.5 million for the nine months ended September 30, 2002. Room revenue is dictated by demand, measured as occupancy percentage, pricing, measured as ADR, and the level of available room inventory. Room revenues decreased during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 due to several factors, including:

  •
  lower room rates, and

  •
  the sale of hotel properties during 2002 and the first nine months of 2003. Available room inventory decreased by 249,000 room-nights and room revenues associated with the hotel properties sold were approximately $6.0 million for the comparable nine month period during 2002.

        RevPAR from Company-owned Hotels, decreased by $0.22, or 0.6%, to $37.03 for the nine months ended September 30, 2003 compared to $37.25 for the nine months ended September 30, 2002. RevPAR decreased as a result of the lower room rates. While RevPAR results for the nine months ended September 30, 2003 declined, we experienced favorable trends in RevPAR during the three months ended September 30, 2003, which have continued. We believe the trend experienced during the quarter will continue during the last quarter of 2003 and be driven primarily by higher demand levels from leisure travelers, increased volume from various Internet travel sites, advertising and promotions initiatives, and growth in membership of our La Quinta Returns program. However, approximately two-thirds of our business is booked within zero to seven days of the stay, therefore forecasting such a trend is difficult. Furthermore, declines in business and leisure traveler demand could impact our results. We can give no assurance that the trends experienced in the third quarter will continue for the remainder of the year or into 2004.

        Other revenues, which include revenues from leasing and mortgage financing on healthcare real estate, decreased by $7.4 million, or 65.5%, to $3.9 million for the nine months ended September 30, 2003, compared to $11.3 million for the nine months ended September 30, 2002. The decrease in other revenues was primarily the result of the sale of certain healthcare assets and repayment of healthcare mortgages during 2002. Healthcare assets that were sold during 2002 generated revenues of $7.3 million during the nine months ended September 30, 2002. Revenues from healthcare assets remaining in the portfolio for the nine months ending September 30, 2003 were $3.6 million.

        Direct lodging operations expenses decreased by $1.2 million, or 0.7%, to $177.1 million for the nine months ended September 30, 2003 compared to $178.3 million for the nine months ended September 30, 2002. Direct lodging operating costs include costs directly associated with the operation of the hotels such as direct labor, utilities and hotel supplies. Direct lodging operating costs decreased during the nine months ended September 30, 2003 due to our continued emphasis on cost control. Specifically, variable expenses including travel agency commissions, guest services, security guards, bad debt expense, credit card processing costs, and other miscellaneous expense decreased by $3.0 million. The decrease in these expenses was partially offset by increases in salaries and related expenses of $0.7 million, in local advertising of $0.5 million and in maintenance and supplies expense of $0.6 million.

        Other lodging expenses increased by $1.3 million, or 2.5%, to $54.2 million for the nine months ended September 30, 2003 compared to $52.9 million for the nine months ended September 30, 2002. Other lodging expenses include property taxes, insurance, franchise program costs, and corporate allocations charged to our owned hotel operations based on a percentage of room revenue. The net increase in other lodging expense was comprised of increases in La Quinta Returns loyalty program expenses of approximately $2.4 million, increases in insurance costs of approximately $0.1 million, increases in other miscellaneous expense of approximately $0.6 million, increases in franchise related expenses of approximately $0.4 million offset by decreases in corporate allocations, such as marketing, reservations, and IT support fees of $0.6 million and property tax of $1.7 million.

        General and administrative expenses increased by approximately $4.8 million, or 13.3%, to $41.0 million for the nine months ended September 30, 2003 compared to $36.2 million for the nine months ended September 30, 2002. General and administrative expenses include, among other costs, information services, legal, finance and accounting costs, sales, marketing, reservations, human resources and corporate operations. The increase in general and administrative costs primarily relates to an increase in expenses resulting from our sales and marketing initiatives, partially offset by a net increase in corporate allocations (see other lodging expenses) primarily related to services provided to our owned hotels for the Returns loyalty program, which is based on a percentage of revenue generated by Returns members. In addition, we experienced an increase in the executive, finance, accounting, corporate operations, human resources and information systems areas that was related to corporate governance matters, systems enhancement and maintenance, franchise support, costs associated with our system wide conference, restricted stock compensation expense, other employee benefits and relocation expense. We anticipate that general and administrative expenses may continue to increase in comparison to prior periods due to continuing marketing initiatives and costs associated with our Returns loyalty program, increases in accounting and internal audit expense, as well as increases in restricted stock compensation and other employee benefits.

        Interest, net decreased by $4.5 million, or 8.7%, to $47.0 million during the nine months ended September 30, 2003 compared to $51.5 million for the nine months ended September 30, 2002. The decrease in interest expense is due to a decrease in the average debt outstanding during the periods as a result of principal payments made on our debt of $186.1 million from September 30, 2002 to September 30, 2003. We used the proceeds generated from asset sales and mortgage repayments during the last nine months of 2002 and proceeds from the issuance of 8.875% senior notes on March 19, 2003 to fund the principal repayments. Interest expense is presented net of interest income on cash and the Securities.

        Depreciation, amortization and write-offs increased by $5.7 million, or 6.3%, to $96.7 million for the nine months ended September 30, 2003 compared to $91.0 million for the nine months ended September 30, 2002. This increase was primarily due to an acceleration in depreciation for an inn slated to be demolished and rebuilt and as a result of a change in the estimated lives of computer hardware. This increase was offset by a decrease in loss on early retirements due to retirements in the previous year of internal and external software costs and retirement of assets replaced during the renovation program in the prior year.

        Impairments on property, plant and equipment increased by $40.6 million, or 139.0%, to $69.8 million for the nine months ended September 30, 2003 compared to $29.2 million for the nine months ended September 30, 2002. The current facts, circumstances and analysis indicated that the assets were impaired. The impairments for the nine months ended September 30, 2003 were comprised of $67.7 million of impairments related to held for use properties and $2.1 million of impairments related to properties that were held for sale during the nine months ended September 30, 2003.

Discontinued Operations

        For the nine months ended September 30, 2003, loss from discontinued operations, net of income tax benefit of $1.9 million, represents the results of TeleMatrix and one company-owned hotel, including an impairment charge on the hotel asset. We have decided to sell the hotel and TeleMatrix. Both sales are expected to close within twelve months. An impairment charge of $4.4 million was recorded in the third quarter to reflect the expected proceeds from the sales.

Other Expense (Income)

        We recorded approximately $7.6 million in other expense for the nine months ended September 30, 2003 compared to $14.4 million of other income for the nine months ended September 30, 2002. Other expense (income) is comprised of the following:

	Nine Months Ended September 30,
	2003	2002
	(In thousands)
Provision for loss on interest and other receivables	$—	$1,900
Gain on sale of assets and related costs	30	(10,461)
Loss on early extinguishments of debt	6,202	1,029
Gain on settlement	—	(5,442)
Other	1,362	(1,399)

Total other expense (income)	$7,594	$(14,373)

  •
  During the nine months ended September 30, 2003 we recognized a loss on sale of assets and related costs on the sale of property, plant and equipment of $0.03 million compared to a gain on sale of assets and related costs of $7.9 million for the nine months ended September 30, 2002. In addition, mortgage repayments resulted in a gain of $2.6 million during the nine months ended September 30, 2002.

  •
  During the nine months ended September 30, 2002, we settled obligations and receivables related to healthcare assets previously sold that resulted in a gain on settlement of $5.4 million. As part of the settlement, we received a $2.3 million recovery on receivables previously written off and our obligation of $3.1 million, with respect to certain liabilities related to prior healthcare asset sales, was relieved.

  •
  During the nine months ended September 30, 2003, we recognized expense of $1.4 million primarily related to an adjustment of actuarial assumptions on a deferred compensation agreement and a gain on settlement related to a split dollar life insurance policy in the healthcare business, as well as an accrual of lease termination expense and an adjustment of employee retirement plan liability related to on going settlement of obligations under the terminated plan. During the same period of 2002, we recognized $0.9 million of other expense comprised of employee severance and related costs. These expenses were offset by $0.5 million in insurance recoveries as well as a $1.8 million reduction of amounts previously accrued for exit of our healthcare operations.

Liquidity and Capital Resources

Overview

        As of September 30, 2003, we had approximately $221 million of liquidity, which was composed of $119 million of cash and $102 million of unused capacity under our $125 million revolving credit facility after giving effect to approximately $23 million of a letter of credit issued thereunder. The letter of credit primarily supports insurance arrangements. The letter of credit supporting an industrial revenue bond expired in January 2003. Because the bond requires full-year extensions of the letter of credit and since our credit facility was expected to mature on May 31, 2003 (without considering extension options), we did not renew the letter of credit. As a result, we funded the repurchase of the bond for approximately $4.5 million in January 2003. This is similar to our action with respect to this bond in June 2001, which was subsequently followed by a reissuance of the bond. The guarantee of the bond was a condition of the sale of a healthcare asset by us to a third-party in September 1995. On March 5, 2003, we amended our credit facility for a second time, which eliminated and modified certain covenants and extended the maturity to January 4, 2004.

        On November 12, 2003, we announced that we refinanced our existing credit facility to provide for a $150 million revolving line of credit with an initial interest rate of LIBOR plus 3.00%. This credit facility matures in April 2007 and replaces our existing $125 million facility which was scheduled to mature in January 2004. Upon closing, we have $127 million available under this refinanced credit facility after giving effect to a $23 million letter of credit issued thereunder.

        In addition, as of September 30, 2003, we had approximately $13.4 million in net book value, after impairment adjustments, of lodging assets held for sale and $7.9 million of net investment in discontinued operations. We have no debt maturing during the remainder of 2003 and an additional $169 million maturing during the nine months ending September 30, 2004. As of September 30, 2003, none of our debt obligations were floating rate obligations in which interest payments vary with fluctuations in LIBOR.

        We earned revenue principally by operating 206 La Quinta Inns and 74 La Quinta Inn & Suites as well as licensing the use of our brand in return for license and other fees under our franchise program. To a lesser extent, we also generated revenues from healthcare related financing and from telecom equipment sales.

Cash Flows from Operating Activities

        Our sale of assets, the downturn in the national economy, the continuing impact of the 2001 terrorist attacks on the United States and the war in Iraq and its aftermath, as well as our concentration of inns in certain markets and increased price competition have had a negative impact upon our operating cash flows during the nine months ended September 30, 2003.

Cash Flows from Investing and Financing Activities

        As of September 30, 2003, our gross investment in property, plant and equipment totaled approximately $2.2 billion consisting of hotel facilities in service and corporate assets. During the nine months ended September 30, 2003, we spent approximately $40.5 million on capital improvements and renovations to existing hotels, redevelopment and corporate expenditures.

        Under certain franchise agreements, we are committed to provide financial assistance, including but not limited to, loans, reimbursements, rebates, credits and other incentive payments to help defray the cost of construction and other costs associated with opening and operating a La Quinta hotel. Our obligation to fund these commitments is contingent upon certain conditions set forth in the respective franchise or joint venture agreements. At September 30, 2003, we had $10.2 million in outstanding commitments of financial assistance to various franchisees, of which $4.3 million had been funded, net of $1.2 million of repayments. The unamortized balance of amounts funded on other incentive payments is included in Other

Non-Current Assets in the consolidated balance sheet contained in our joint quarterly report on Form 10-Q which is incorporated herein by reference. These agreements generally require that, in the event that the franchise relationship is terminated, the franchisee either repay the outstanding loan balance or unamortized portion of other incentive payments, or transfer to us any equipment, computer or other property purchased by franchisee with other incentive payments.

        Additionally, LQ Properties had purchase commitments related to certain continuing redevelopment and renovation projects of approximately $18.6 million at September 30, 2003 which will be funded from our current sources of capital as more fully described below. We will continue, from time to time, to evaluate the potential selective redevelopment of existing inns and enter into similar commitments if any additional redevelopment and renovation projects are approved.

        We expect to provide funding for new investments through a combination of long-term and short-term financing including debt, equity and cash. We also provide funding for new investments through internally generated cash flow and the sale of selected assets. We may obtain long-term financing through the issuance of equity securities, long-term secured or unsecured notes, convertible debentures and the assumption of mortgage notes. We may obtain short-term financing through the use of our revolving line of credit, which may be replaced with long-term financing as appropriate. From time to time, we may utilize interest rate swaps to manage our variable interest rate exposure.

        We have an effective shelf registration statement on file with the SEC. Under the shelf registration statement, either or both of LQ Corporation and LQ Properties may offer and sell, from time to time, either separately, together, or in combination debt securities, which may be senior or subordinated; shares of common stock; shares of preferred stock; depositary shares; and warrants exercisable for debt securities, common stock or preferred stock.

        We were a party to a credit agreement with a bank group which provided a $225 million revolving line of credit. On March 5, 2003, this credit facility was amended for a second time, which resulted in an extension of the maturity date to January 4, 2004, a reduction in the commitment amount to $125 million, an elimination of the minimum lodging EBITDA covenant and modification of other covenants and provisions. Approximately $102 million (net of $23 million in an outstanding letter of credit) was available under this revolving line of credit at September 30, 2003. During the nine months ended September 30, 2003, we borrowed and repaid $35 million under this revolving line of credit. We were in compliance with the covenants under this credit facility at September 30, 2003. In connection with the reclassification of the 7.114% Securities, we obtained a waiver from our lenders of any potential covenant compliance issues regarding the reclassification. No borrowing, other than the letter of credit described above, was outstanding under this revolving line of credit at September 30, 2003.

        On November 12, 2003, we refinanced this credit facility to provide for a $150 million revolving line of credit. The refinanced credit facility, which matures in April 2007, is secured by a pledge of stock of our subsidiaries and intercompany debt evidenced by promissory notes and contains a subjective acceleration clause contingent upon a material adverse effect.

        Borrowings under the refinanced revolving line of credit currently bear interest at LIBOR plus 3.00%.

        This refinanced credit facility contains several restrictive financial covenants (as defined in the credit facility), which include the following:

  •
  maximum net debt to EBITDA (total leverage) ratio of 5.35 times, decreasing to 4.50 times by 2007;

  •
  minimum interest coverage ratio of 2.1 times, increasing to 2.4 times by 2007;

  •
  minimum fixed charge coverage ratio of 1.35 times, increasing to 1.55 times by 2007; and

  •
  minimum consolidated tangible net worth minimum of $700 million.

        In addition to the financial covenants, this refinanced credit facility also includes limitations on capital expenditures, asset sales, secured debt, certain investments, common stock dividends, and debt and share repurchases.

        During the nine months ended September 30, 2003, we issued $325 million of senior notes bearing a coupon rate of 8.875% and having a maturity of March 15, 2011. These notes were issued by LQ Properties and guaranteed by LQ Corporation. These notes are subject to, among other types of covenants, certain restrictive financial incurrence covenants such as limitations on the incurrence of indebtedness (pro forma fixed charge coverage ratio must be at least 2.0 times excluding certain adjustments) and restricted payments (generally limited to 95% of funds from operations as it is defined in the indenture pursuant to which the notes were issued). In addition to the financial covenants, the indenture also includes, among other limitations, limitations on asset sales, issuances of certain capital stock, sale and leaseback transactions, and affiliate transactions.

        Also during the nine months ended September 30, 2003, we repaid approximately $150.8 million in principal on notes payable scheduled to mature (or that were redeemable at the option of the holder) on September 10, 2003, September 26, 2003, and March 15, 2004. We recorded a net loss on early extinguishment included in other expense during the nine months ended September 30, 2003 of approximately $6.2 million.

        The following is a summary of our future debt maturities as of September 30, 2003:

Year	Total
	(In millions)
2003	$—
2004	169	(1)
2005	116
2006	20
2007	210
2008 and thereafter	380

Total debt	$895

(1)
Includes $150 million principal amount of 7.114% Notes. The maturity schedule assumes that, as described below, either the Meditrust Exercisable Put Option Securities Trust, or the Trust, exercises the Put Option in 2004, or the Call Option is exercised and LQ Properties exercises its repurchase rights. However, as described below, in the event the Call Option is exercised and LQ Properties does not exercise its repurchase rights, LQ Properties will have a $150 million obligation at the Interest Rate to Maturity, the 7.114% Notes will remain outstanding until 2011 and LQ Properties will receive approximately $117.5 million as a contemporaneous distribution from the Trust.

        Included in notes payable is $150,000,000 principal amount of 7.114% Notes due in August 2011, (repayable by LQ Properties in August 2004 at the option of the note holder, the Trust). We have also purchased $117,450,000 face amount of the related 7.114% Securities. The 7.114% Securities, which have pass-through characteristics, represent beneficial interests in the Trust that holds the 7.114% Notes. The Trust was established by LQ Properties as part of a 1997 financing to hold the 7.114% Notes. If our 7.114% Notes are still outstanding from and after August 15, 2004, the interest rate will increase by a spread amount, as defined in the indenture, over the current 7.114% interest rate (the "Interest Rate to Maturity"). A third-party (the "Call Holder") has the option to purchase the 7.114% Notes at 100% of their principal amount on August 15, 2004 (the "Call Option"). If the Call Holder exercises the Call Option, we may repurchase the 7.114% Notes from the Call Holder at a price equal to the greater of (a) 100% of the principal amount of the 7.114% Notes or (b) the sum of the present values of the remaining principal and interest payments (at the 7.114% coupon rate) discounted at the rate of U.S.

Treasury securities having maturities similar to the remaining term of the 7.114% Notes, plus in either case accrued and unpaid interest. The estimated fair value of the repurchase of the 7.114% Notes from the Call Holder is approximately $178,700,000 and $172,580,000 at September 30, 2003 and December 31, 2002, respectively. The Trust has the right to require us to purchase all of the 7.114% Notes at 100% of their principal amount on August 15, 2004 (the "Put Option"). The Trust is required to exercise the Put Option if (a) the Call Holder fails to exercise the Call Option or (b) the Call Holder exercises the Call Option but fails to make payment on the date required. As of September 30, 2003 and December 31, 2002, LQ Properties owned $117,450,000 and $56,366,000 respectively, of the 7.114% Securities issued by the Trust. Accordingly, if the Call Option is exercised and LQ Properties does not exercise its repurchase rights described above, LQ Properties will have a non-callable $150,000,000 obligation that matures in August 2011, and will bear interest at the Interest Rate to Maturity. In this event, we will receive $117,450,000 as a contemporaneous distribution from the Trust, representing a portion of the price paid by the Call Holder to the Trust upon exercise of the Call Option. Upon the initial application of SFAS No. 133, "Accounting for Derivative Instruments and Hedge Accounting" ("SFAS 133"), LQ Properties determined that the Call Option, Put Option, repurchase, and reset of interest did not meet the characteristics of derivative instruments as defined in SFAS 133. During the three months ended September 30, 2003, we reclassified the 7.114% Securities on our consolidated balance sheets from long-term debt to investment in securities at September 30, 2003 and December 31, 2002. The 7.114% Securities were also reclassified on our consolidated statements of cash flows from repayment of long-term debt to purchase of securities as of September 30, 2003 and 2002.

        We had stockholders' equity of approximately $1.2 billion and our net debt constituted approximately 31% of our total capitalization as of September 30, 2003. LQ Properties had stockholders' equity of approximately $1.7 billion as of September 30, 2003.

        During the nine months ended September 30, 2003, LQ Properties paid total dividends of $11.8 million, or $0.5625 per depositary share, of preferred stock to holders of record on March 14, June 13, and September 15 2003, respectively, of its 9.00% Series A Cumulative Redeemable Preferred Stock.

        During the nine months ended September 30, 2003, LQ Properties paid total dividends of $1.7 million at a rate of 9.00% per annum on the liquidation preference of $25,000 per share, to holders of record on March 14, June 13 and September 15, 2003, respectively, of its 9.00% Series B Cumulative Redeemable Preferred Stock.

        On April 25, 2003, LQ Properties paid a dividend of $30.0 million to the sole holder of its Class A common stock, LQ Corporation. As of September 30, 2003, LQ Properties had $155.9 million in deferred rent and royalty receivables.

        Our Board of Directors previously approved a $20.0 million share repurchase program to allow us to repurchase common and/or preferred stock in the open market or in privately negotiated transactions. As of September 30, 2003, we had repurchased approximately $9.1 million (or 1,916,700 shares) of our equity securities under the program.

        We believe that our current sources of capital, including cash on hand, operating cash flows, and expected proceeds from the sale of certain lodging assets are adequate to finance our current operations, including 2003 capital expenditures which we currently expect to be approximately $60.0 million. We have no debt maturing during the remainder of 2003.

Effects of Certain Events on Lodging Demand

        The combination of terrorist attacks and the impact of the war with Iraq and its aftermath and the downturn in the national economy, along with our concentration of inns in certain markets, resulted in substantial declines in demand for lodging for both business and leisure travelers across all lodging segments and increased price competition during the first half of 2003. Although we continually and actively manage the operating costs of our hotels in order to respond to changes in the demand at our lodging properties, we must also continue to provide the level of service that our guests expect. As a result, cash flow from operating activities has been significantly impacted by the events discussed above and could be further impacted should such events occur again.

        RevPAR results for Company-owned Hotels for the three months ended September 30, 2003 were favorable. We currently anticipate these positive trends will continue for the remainder of 2003 and be driven primarily by increased demand levels from leisure travelers, increased volume from various Internet travel sites, advertising and promotion initiatives, and increases in membership of our La Quinta Returns program. However, approximately two-thirds of our business is booked within zero to seven days of the stay, therefore forecasting such a trend is difficult and declines in business or leisure traveler demand could impact our results. We can give no assurance that the trends experienced in the third quarter will continue for the remainder of the year.

  Newly Issued Accounting Standards

        On June 28, 2002, the FASB voted in favor of issuing SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for financial statements issued for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on our consolidated financial position and results of operations to date.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that, upon issuance of a guarantee, a guarantor must recognize a liability for the fair market value of an obligation assumed under the guarantee. Disclosures by the guarantor in its interim and quarterly financial statements about obligations associated with guarantees issued are also required by FIN 45. The recognition requirements of FIN 45 are effective for guarantees that are issued after December 31, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial position and results of operations to date.

        We have agreements whereby our officers, directors and certain other employees are indemnified for certain events or occurrences while such person is, or was, serving at our request in such capacity. The term of the indemnification period is for the officer's, director's or other employee's respective term in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We purchase director and officer insurance for the benefit of the officers and directors serving in their respective capacities. In the event that an officer or director is indemnified by us under the provisions of the indemnification agreement, the director and officer insurance policy provides reimbursement to us for a portion of covered matters. Our director and officer indemnification agreements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. We have not recorded any amounts for these indemnities because they are not probable or estimable at this time.

        In April 2003, SFAS No. 149, "Amendment of Statement 133 on Derivative Financial Instruments and Hedging Activities," ("SFAS 149") was issued and is effective for contracts entered into or modified after

June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The changes in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying guarantee to conform it to language used in FIN 45 and (4) amends certain other existing pronouncements. The adoption of SFAS 149 did not have a material effect on our consolidated financial position and results of operations to date.

        In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. As a result of further discussion by the FASB on October 8, 2003, the FASB clarified that minority interests in consolidated partnerships with specified finite lives should be reclassified as liabilities and presented at fair market value unless the interests are convertible into the equity of the parent. Fair market value adjustments occurring subsequent to July 1, 2003 would be recorded as a component of interest expense. At their October 29, 2003 meeting, the FASB agreed to indefinitely defer the implementation of a portion of SFAS 150 regarding the accounting treatment for minority interests in finite life partnerships. Therefore, until a final resolution is reached, we will not implement this aspect of the standard. If we were to adopt this aspect of the standard under its current provisions, we would reclassify approximately $5.7 million of minority interest to a liability and recognize a gain of approximately $0.2 million as a cumulative effect of change in accounting principle, net of taxes.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties ("variable interest entities"). Variable interest entities ("VIEs") are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among the parties involved. Under FIN 46, the primary beneficiary of a VIE is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires new disclosures about VIEs.

        On occasion, we have provided, and, at our discretion, may occasionally provide franchisees with, various forms of financing or incentive payments upon varying terms, depending upon a number of factors. These factors include: the amount of the financing, the number of hotels involved and their location, the number of rooms involved, relevant market conditions, the creditworthiness of the franchisee and any proposed guarantors, and other factors that may warrant the provision of assistance with conversion to our brand. These various forms of financing or incentive payments will be evaluated by us to determine the appropriate accounting treatment under the requirements of FIN 46.

        On February 1, 2003, we adopted FIN 46 for VIEs created after January 31, 2003 and for VIEs in which we obtained an interest after January 31, 2003 and in both cases, it did not have a material impact on our consolidated financial statements. The FASB has deferred FIN 46 until the end of periods ending after December 31, 2003 for VIEs in which we hold a variable interest that we have acquired before February 1, 2003. We have not completed our assessment of whether or not the adoption of FIN 46 will have a material impact on our consolidated financial statements.

Other Potential Changes in Accounting Standards

        We have evaluated the impact of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," ("SFAS 148"), which amends SFAS 123, "Accounting for Stock-Based Compensation," ("SFAS 123"). SFAS 148 (1) provides for alternative methods of transition for an entity that voluntarily changes to the fair-value method of accounting for stock-based employee compensation; (2) requires more prominent disclosure of the effects of an entity's accounting policy decisions with respect to stock-based employee compensation on reported income; and (3) amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure of those effects in interim financial information.

        On April 22, 2003, the FASB reached a decision to require all companies to expense the value of employee stock options. The final rule is expected to be issued in 2004 for adoption in 2005. As presently contemplated by the FASB, upon adoption, all previously issued stock options will be expensed as well as the stock options issued in the year of the change in accounting. We will continue to account for stock based compensation under the provisions of APB 25 pending further guidance. We have adopted the disclosure requirements of SFAS 148 on January 1, 2003.

Seasonality

        The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in revenue, profit margins and net earnings. In addition, the opening of newly constructed hotels and the timing of any hotel acquisitions or sales may cause a variation of revenue from quarter to quarter.

BUSINESS

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. We provide clean and comfortable guest rooms at affordable prices in convenient locations. We conduct our lodging business within the La Quinta system both directly through LQ Corporation and through our subsidiaries. Our trade names include La Quinta, La Quinta Inns and La Quinta Inn & Suites. We own and operate hotels under our proprietary La Quinta brand. In addition, we franchise our brand to independent owner/operators. As of September 30, 2003, our system of owned and franchised hotels contained 362 La Quinta Inns and La Quinta Inn & Suites representing approximately 44,000 rooms in 33 states. As of September 30, 2003, we owned and operated 206 La Quinta Inns (including six La Quinta Inns which are located on land that we leased from third parties) and 74 La Quinta Inn & Suites representing approximately 37,000 rooms in 28 states.

        We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that are generally comparable to those of mid-price, full service hotels but at lower average room rates. We believe that by not providing full service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges or room service, that typically carry high fixed costs and low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the high-margin nature of our business of renting clean and comfortable hotel rooms to our guests.

Lodging Industry

        As of December 31, 2002, there were over four million hotel rooms in the United States, according to Smith Travel Research. Of these rooms, approximately 70% were affiliated with a brand while the remaining approximately 30% were independent and not brand-affiliated. The hotel industry is highly fragmented, with no one entity controlling a majority of hotel rooms in the United States.

        Smith Travel Research segments hotels by price and service levels. Full service hotels offer food and beverage outlets such as restaurants, lounges and room service; meeting, banquet and convention facilities; and concierge and luggage service. Full-service hotel brands range from upper upscale hotels (such as Ritz-Carlton and Four Seasons) to upscale hotels (such as Courtyard by Marriott and Radisson) to midscale with food and beverage hotels (such as Holiday Inn and Ramada Inn). According to Smith Travel Research, as of December 31, 2002, these full service branded hotels accounted for approximately 1.5 million hotel rooms. Limited-service hotels do not offer many of the full service facilities such as restaurants, lounges and banquet rooms, focusing primarily on renting hotel rooms. Limited-service hotel brands range from midscale without food and beverage hotels (such as Hampton Inn and Fairfield Inn) to economy hotels (such as Red Roof Inn and Motel 6). La Quinta is a limited-service hotel brand that competes primarily against other limited-service hotels in both the midscale without food and beverage and economy segments. Because each market is unique, however, La Quinta also competes against some full service hotels. According to Smith Travel Research, as of December 31, 2002, these limited-service branded hotels accounted for approximately 1.4 million hotel rooms.

        The U.S. lodging industry is generally segmented into three different operating structures: real estate ownership, management and franchise. Some companies employ only one component while other companies employ a combination of operating structures.

  •
  Real estate companies own the underlying hotel assets. Profitability is determined after deducting operating and financing costs from revenues as well as deducting fees to management companies and franchise companies, if any.

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  Management companies are typically paid a percentage of a hotel's total revenues and earn incentive fees based on revenue and/or profit targets.

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  Franchise companies are typically paid a percentage of a hotel's total revenues by third-party owners and operators for access to a central reservation system, brand advertising and other programs.

        La Quinta's strategy encompasses all three aspects of these hotel operating structures. As of September 30, 2003, La Quinta owned and operated 280 hotels (including six La Quinta Inns located on land that we leased from third parties) and franchised 82 additional hotels owned by third parties. We also offered management services to our franchisees.

        The U.S. lodging industry experienced substantial growth from 1990 to 2000. According to Smith Travel Research, RevPAR for the U.S. lodging industry grew at a compound average annual rate of 4% during that period. Growth was fueled by increases in demand for hotel rooms and the rates charged, in addition to improvements in operating efficiencies and productivity. In 2001, the U.S. lodging industry experienced a substantial downturn as a result of a slowing national economy and the impact of the terrorist attacks on the U.S. on September 11, 2001 as well as the aftermath. Business and leisure travel slowed considerably as companies reduced corporate travel and leisure travelers cancelled or delayed trips. As a result, the U.S. lodging industry posted its largest decline in RevPAR in almost ten years. The decreased demand for hotel rooms continued in 2002 as the national economy exhibited little improvement. Based on data provided by Smith Travel Research, RevPAR in the U.S. lodging industry experienced a year-over-year decline of 2.5% in 2002 after a 6.6% decline in 2001.

Our Strategy

        We focus on providing consistently clean and comfortable guest rooms in convenient locations at affordable prices. Our objective is to increase profitability by growing our brand and expanding our distribution. We intend to achieve our objective by implementing our key strategies which include increasing profits from our company-owned hotels, growing our franchising program, and investing our available capital to grow the La Quinta brand and to acquire additional lodging properties, lodging companies and/or brands.

        Increasing Profits from our Company-Owned Hotels.    We expect to increase the profitability of our company-owned hotels, primarily by improving RevPAR. We believe that as the U.S. economy recovers and the specific markets in which we operate recover, we will be able to benefit from improvements in demand for hotel rooms. In addition, we have made significant investments in our sales force, loyalty program and electronic distribution channels. We also believe improvements made to our properties through our Gold Medal Lite property renewal program, which was completed this year, and our continuing efforts to increase guest satisfaction will allow us to enhance our RevPAR.

        Growing our Franchising Program.    We plan to grow our franchising program by capitalizing on the value of the La Quinta brand. Our franchising program is focused on developing relationships with experienced hotel owners who will develop and operate new hotels as La Quinta Inns or La Quinta Inn & Suites or convert existing hotels to the La Quinta brand. We believe that this strategy will allow us to continue to expand our geographic coverage without requiring significant capital investment, resulting in increased revenues and profitability. We actively monitor our franchisees in order to maintain consistent quality across our entire chain. By becoming more franchise-oriented, we believe we will be able to increase our return on assets and capitalize on the value of our brand.

        Investing our Available Capital.    We may consider using a portion of our available capital to pursue development and redevelopment opportunities with respect to certain of our current properties, as well as acquisitions.

  •
  Develop New Hotel Properties.  Our current development strategy is focused on locating a select number of highly visible properties in key locations, such as central business districts of major cities, areas near major airports and major vacation destinations with high barriers to entry. We intend to enter into joint ventures with experienced hotel developers for these projects. We believe that this approach to development, often used in full service hotel projects, will allow us to reduce the overall levels of our capital requirements and the level of development risk.

  •
  Redevelop Existing Locations.  Several of our hotels are situated in locations that have experienced increased business activities around the hotel sites over a period of years. We believe that we have the opportunity to redevelop a select number of these locations with new hotel properties that will produce stronger operating results than the existing facilities.

  •
  Acquisitions.  We also may consider pursuing opportunistic acquisitions of lodging properties, lodging companies and/or brands to expand our brand offerings, as well as our geographic territory. We believe that the current lodging environment may present us with opportunities to expand our lodging operations. Acquisition opportunities would be evaluated on a number of factors, including price, the potential target's strategic fit, future profitability, financial condition, strength of operations, brand quality and geographic and product distribution.

Our Competitive Strengths

        We believe that we benefit from certain competitive strengths that assist us in implementing our business objectives and strategies, including:

        Significant Brand Awareness.    We believe that we have achieved significant brand awareness over our 35-year history as a result of our focus on providing high quality, well located accommodations and superior value. We believe that this brand awareness, as well as our reputation for price, quality and value, has earned our hotels a strong following of loyal guests. We reward our loyal returning guests through our Returns program which provides guests with recognition and an expedited reservation and check-in process, as well as rewards for frequent stays. We believe that our brand identity provides us with a significant advantage over independent hotel operators and other limited-service chains. Together with our operational expertise, this brand awareness enhances the performance of existing and newly constructed or acquired hotel properties. As of September 30, 2003, our system of owned and franchised hotels included 362 La Quinta Inns and La Quinta Inn & Suites in 33 states, representing approximately 44,000 rooms. LaQuinta operates in 19 of the top 25 lodging markets in the United States.

        Operational Expertise and Experienced Management Team.    Our management has substantial experience in the lodging industry. On average, our senior management team has approximately 25 years of experience in lodging and lodging-related industries and is supported by operational and administrative vice presidents with an average of ten years of experience in these industries. Each company-owned property is operated as an individual profit center by an on-site general manager who oversees all day-to-day guest relations and other operating activities and implements rate, occupancy and cost containment strategies. We believe this decentralized accountability reduces operating costs while creating incentives to maximize RevPAR, guest satisfaction and operating margins by adapting room rates to prevailing market conditions at our individual hotels.

        Conservative Capital Structure.    We believe that our strong balance sheet provides us with a significant competitive advantage over other more highly leveraged companies. In addition to maintaining one of the lowest leverage levels in the industry, we have no floating rate debt, no mortgage debt and we do not lease any of our hotel properties from third parties (although six La Quinta Inns are subject to ground leases).

        Strong Infrastructure.    We believe we have a strong corporate infrastructure to support our existing hotels as well as new hotels that may be added to our system. Centralized corporate services include marketing, sales, finance, accounting, treasury, tax, information systems, construction and design, purchasing, legal, risk management, human resources and training. We promote and operate our own central reservation system, teLQuik, and a toll-free number, 1-800-531-5900, to accept room reservations. In addition, we operate our own website, www.LQ.com, which accepts room reservations and provides our guests with information about our companies, our hotels and special promotions. We also participate in third-party websites which accept room reservations for our hotels. As of September 30, 2003, our direct sales force consisted of 90 sales managers who conduct sales programs to develop and cultivate guests from potential and existing national and local clients.

Our Hotels

        The La Quinta brand was founded in San Antonio, Texas in 1968. From the first hotel developed in downtown San Antonio, we have grown to over 350 locations in 33 states over our 35-year history. Our focus has always been to provide guests with clean and comfortable guest rooms in convenient locations at affordable prices. We were a pioneer in developing a successful niche in the lodging industry between budget motels and full service hotels.

        La Quinta Inns.    La Quinta Inns are designed to appeal to all types of travelers, but particularly to leisure travelers due to the location of our Inns. Our Inns are primarily located in suburban areas and at highway interchanges in what we consider "drive-to" markets.

        La Quinta Inns generally feature spacious rooms with double beds and king beds; 25-inch televisions with expanded cable, movies on-demand and Nintendo®; dataport telephones with voicemail and free local calls; in-room hair dryers, coffee makers, irons and ironing boards; desks with well-lit workspaces; and comfortable recliners. La Quinta Inns also generally feature complimentary continental breakfast and swimming pools. Our guests typically have convenient access to food service at nearby freestanding restaurants, which include many national chains. As of September 30, 2003, we had an ownership interest in approximately 100 buildings that are adjacent to our hotel properties, which we generally lease to third-party restaurant operators.

        La Quinta Inns compete primarily in the mid-tier of limited-service properties against independent hotels as well as national chains such as Days Inn, Comfort Inn, Super 8 and Fairfield Inn.

        La Quinta Inn & Suites.    La Quinta Inn & Suites are designed to appeal to all types of travelers but particularly to business travelers due to the location and amenity package of our Inn & Suites. Our Inn & Suites are primarily located near airports and business office parks.

        La Quinta Inn & Suites generally feature the same amenities as our Inns and also offer two-room suites with separate sitting and sleeping areas, sleeper sofas and two televisions. Additional amenities include: expanded continental breakfast; guest laundry facilities; complimentary USA Today® newspapers; fitness centers; meeting space for up to 70 people; and heated swimming pools with spa and gazebo seating. Selected Inn & Suites also generally offer business king rooms, which feature: high-speed internet access; pillow-top mattresses; microwaves and refrigerators; cordless and speaker telephones; and oversized desks with built-in data ports and ergonomic chairs.

        La Quinta Inn & Suites compete primarily in the upper tier of limited-service properties against independent hotels as well as national chains such as Courtyard by Marriott, Hampton Inn and Holiday Inn Express.

        The following table summarizes our key operating statistics for all company-owned hotels(h).

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2003	2002	2002	2001(f)	2000(f)
Company-owned Hotels In Operation
Inns	206	214	211	220	229
Inn & Suites	74	73	73	72	70
Company-owned Hotels Under Construction or Refurbishment	—	—	—	2	3
Number of Franchise Hotels Open	82	50	65	11	—
Available Room-Nights(a)(d)	10,070	10,319	13,756	14,042	14,256
Occupancy Percentage(d)
Inns	61.8%	61.3%	58.7%	61.6%	62.6%
Inn & Suites	63.3	63.3	60.7	64.3	66.2
Total Company	62.2	61.8	59.2	62.2	63.4
ADR(b)(d)
Inns	$56.57	$57.07	$56.77	$57.39	$58.78
Inn & Suites	67.53	69.49	69.11	71.88	74.40
Total Company	59.56	60.30	59.99	60.98	62.62
RevPAR(c)(d)
Inns	34.95	34.97	33.32	35.34	36.78
Inn & Suites	42.71	43.96	41.98	46.21	49.29
Total Company	37.03	37.25	35.53	37.95	39.73
Cost per rented room(g)	28.37	28.05	28.82	28.75	29.53
Corporate Capital Expenditures(e)(i)	9,160	7,969	10,475	10,251	13,060
Capital Expenditures on Hotels in Operation(i)	26,741	64,963	99,099	50,095	28,193
Hotel Redevelopment and Construction Expenditures(i)	4,647	8,072	8,684	32,505	8,115

(a)
Available room-nights in thousands.

(b)
Represents average daily rate.

(c)
Represents revenue per available room.

(d)
Includes operating statistics for hotels operated by us at any time in the respective period and does not include franchise operating statistics.

(e)
Corporate assets were reclassified to property, plant and equipment as a result of our reorganization.

(f)
For 2001 and preceding years, these statistics were reported for "The La Quinta Companies—Combined," which has been replaced by "LQ Corporation—Consolidated" for the current year presentation.

(g)
Includes Direct Lodging Expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our joint annual report on Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus.

(h)
Unless otherwise noted, data is for company-owned hotels and includes properties held for sale and discontinued operations (impact of discontinued operations is insignificant).

(i)
The nine months ended September 30, 2002 have been reclassified for discontinued operations.

Our Properties

        As of September 30, 2003, we owned and operated 280 hotels representing an aggregate of approximately 37,000 rooms in service. All of our company-owned hotels are owned by LQ Properties (or one or more of its direct and indirect subsidiaries) other than two hotel properties which are owned by a subsidiary of LQ Corporation and two hotel properties in which third parties own less than a controlling interest. Our hotel properties are leased by LQ Properties (or the respective property owning subsidiary) to a subsidiary of LQ Corporation.

        Generally, each of the hotel properties, including the land, related easements and rights, buildings, improvements, furniture, fixtures and equipment, that is owned by LQ Properties is leased to a subsidiary of LQ Corporation pursuant to lease agreements. The lease agreements between LQ Properties and LQ Corporation, as amended in March 2002, include rents based on 40% of quarterly gross revenue thresholds for each of the leased hotel properties. The initial five-year terms of the lease agreements, which expired in July 2003, have been amended to provide a short term extension of the terms pending the execution of new lease agreements.

        LQ Corporation is required to pay rent and all operating expenses of hotel properties leased from LQ Properties, while LQ Properties assumes costs attributable to property taxes and insurance. LQ Corporation is required to provide for all repairs, replacements and alterations to the leased hotel properties that are not considered capital additions or material structural work, as defined in the lease agreements. LQ Properties provides for all capital additions and material structural work.

        The following table sets forth certain information as of September 30, 2003 regarding our owned-lodging properties (including properties held for sale and in discontinued operations):

	Inns		Inn & Suites
Location	Number of Facilities	Number of Rooms	Number of Facilities	Number of Rooms
Alabama	6	740	2	262
Arizona	4	552	7	868
Arkansas	4	495	—	—
California	15	2,139	2	288
Colorado	7	833	7	906
Florida	21	2,783	13	1,718
Georgia	8	1,022	5	675
Illinois	7	919	—	—
Indiana	2	242	—	—
Kansas	2	229	—	—
Kentucky	1	129	—	—
Louisiana	12	1,659	3	400
Mississippi	1	144	—	—
Missouri	1	104	1	131
Nebraska	1	130	—	—
Nevada	2	381	1	128
New Mexico	6	716	1	118
North Carolina	1	130	8	1,061
Ohio	1	122	—	—
Oklahoma	6	726	2	236
Pennsylvania	1	128	—	—
South Carolina	3	344	2	253
Tennessee	7	898	1	131
Texas	79	10,089	16	2,337
Utah	2	222	2	244
Virginia	3	381	—	—
Washington	2	262	1	155
Wyoming	1	105	—	—

Total	206	26,624	74	9,911

        We believe that all of our hotel properties are well constructed, well maintained and are attractively landscaped to enhance their appearance. To maintain the overall quality of our hotels, each hotel undergoes refurbishment and capital improvements as needed. In addition to regular operating maintenance, major capital refurbishing has generally been provided at intervals of five to seven years, based on an annual review of the condition of each hotel. Each hotel also undergoes a regular maintenance program whereby each room is deep cleaned every quarter. During the nine months ended September 30, 2003 and the year ended December 31, 2002, we spent approximately $26,741,000 and $99,099,000, respectively, in capital improvements and renovations to our existing hotels. In total, we have invested approximately $259,863,000 in capital maintenance and renovation improvements to our existing hotels during the last five years.

        Included in the periodic capital expenditures mentioned above are the expenditures related to our Gold Medal Lite property renewal program, which we commenced in 2001 and completed in early 2003. This program consists of refurbishments and enhancements to both the interior decor and exterior appearance of 200 of our company-owned La Quinta Inns properties. Gold Medal Lite follows our earlier $200,000,000 Gold Medal redevelopment program of the mid-1990's in which guest rooms in 240 of our company-owned properties were completely refurbished. Under Gold Medal Lite, we updated our guest rooms with new carpet, wall coverings, furniture, bedspreads and drapes. We believe this program will reinforce our position as a consistent provider of clean, comfortable facilities.

        To maintain our reputation for consistency and quality, we anticipate that, from time to time, we will sell certain hotels that no longer meet the standards of the La Quinta brand. For example, for the nine months ended September 30, 2003, we sold four of our hotels for net proceeds of approximately $9,728,000. We currently have three hotels and two parcels of land, valued at approximately $13,383,000, that we have classified as held for sale and $7,900,000 of net investment in discontinued operations also available for sale.

Our Operations

        Our corporate headquarters is located in Irving, Texas. Centralized corporate services include marketing, sales, finance (including treasury and tax), information systems, construction and design, purchasing, legal, risk management, human resources and training. Accounting, and reservations functions are centralized in our service centers located in San Antonio, Texas. We have organized our hotel operations into 15 regions with each region headed by a regional vice president located within the respective market. Each regional vice president is responsible, on average, for supervising operations of approximately 20 hotels. The regional vice presidents report to our senior management and are responsible for the service, cleanliness and profitability of the hotels in their respective regions.

        Each company-owned hotel is operated as an individual profit center, with an on-site general manager who oversees all day-to-day operations. Our general managers focus their attention on assuring friendly guest service, maintaining clean and comfortable guest rooms and achieving profitable operations. Their responsibilities also include recruiting, training and supervising the hotel's staff. A typical hotel has approximately 25 employees, including the general manager, housekeepers, laundry attendants, maintenance staff, front desk guest service representatives and a night auditor.

        Our general managers receive a five-week training program that emphasizes operations, hospitality, rate management, legal and risk management issues, interviewing, employee relations and training and budgeting prior to assuming responsibility at a hotel. We also utilize assistant managers to support the general managers at certain properties, which provides a pool of experienced candidates to fill open general manager positions as needed.

        We use target-driven operational budgets prepared by our general managers that are implemented after review with our senior management. The hotel general managers, regional vice presidents, revenue managers and senior management continually review our room rates so that they can be appropriately adapted to prevailing market conditions at each hotel. Each general manager can earn financial incentives based upon achieving favorable results in comparison to revenue and profit budgets and upon achieving targeted goals in guest satisfaction surveys for their respective property. We believe this incentive program increases our general managers' focus on operating efficient, well-maintained and profitable hotels.

        Our guest satisfaction is monitored through a number of initiatives. Guest satisfaction surveys, conducted by an independent market research company, provide customer feedback on each of our hotels. In addition, we operate a quality assurance department, staffed by former hotel managers, who inspect hotels for adherence to quality standards and who train hotel staff on methods to improve product quality. Regional vice presidents also inspect hotels to monitor quality standards. Financial incentives are set to reward improvements in our guest satisfaction levels.

Our Franchising Program

        In late 2000, we initiated a program to license the use of our La Quinta brand through franchising. Our franchising activities include both the franchising of newly constructed hotel properties, as well as the conversion of existing hotel properties that meet our quality specifications. We currently operate our franchising program through La Quinta Franchising LLC, a wholly owned subsidiary of La Quinta Inns, Inc.

        A prospective franchisee is required to pay us a refundable application fee of $5,000 when an application is made for a La Quinta franchise. We evaluate franchise applicants on the basis of, among other factors: their hotel operating experience and ability, the strength of their financial resources and their credit history. Upon execution of a franchise agreement, approved franchise applicants pay us an affiliation fee generally ranging from $40,000 to $45,000, toward which the $5,000 application fee can be used as a credit. Approved franchise applicants are granted the right (subject to the terms of their franchise agreement) to operate their hotel under the La Quinta Inns or La Quinta Inn & Suites brand name, obtain reservations through our central reservation system and use our hotel designs, operating systems and procedures, among other rights.

        We generally require a franchisee to pay a royalty fee of 4.0% of gross room revenues (as defined in the franchise agreement) during the first two years of operating under the La Quinta brand and 4.5% of gross room revenues for all periods thereafter. A franchisee can receive a rebate of 0.5% of gross room revenues if, in any calendar year, the franchise hotel achieves superior results in guest satisfaction as measured by a survey conducted by an independent market research firm. In addition to royalty fees, a franchisee generally pays, as a percentage of gross room revenues, a marketing fund fee of 2.5% for national advertising and a reservation fee of 2.0% to support the cost of reservation services provided to the hotels. Franchisees also pay La Quinta other fees, such as fees to compensate for computer software usage, training programs and Returns loyalty program participation.

        Before a franchise hotel opens, we inspect the hotel to confirm that it meets our quality specifications. Once a franchise hotel opens, we strive to provide continued sales support and operational assistance. We currently employ three franchise service directors, who are former general managers of our hotels, to assist franchisees with pre-opening and ongoing business issues. We also employ ten franchise sales personnel located throughout the U.S. who market our franchise program to qualified applicants.

        We do not presently have a company-funded financial assistance program for franchisees. However, on occasion, we have provided, and at our discretion may occasionally provide in the future, franchisees financing with various forms of financing upon varying terms, depending upon a number of factors. These factors include: the amount of the financing, the number of hotels involved and their location, the number of rooms involved, relevant market conditions, the credit worthiness of the franchisee and any proposed guarantors, and other factors that may warrant the provision of financial assistance.

        A typical franchise hotel consists of approximately 90 rooms. Each franchise hotel must adhere to the same rigorous quality standards of design, maintenance and customer service as a company-owned hotel. Each franchise hotel is inspected by a franchise service director to assure that the franchise hotel adheres to our quality standards. We have the ability to terminate a franchise agreement if a franchisee fails to meet our quality standards or fulfill other contractual obligations.

Our Sales & Marketing

        Our Sales and Marketing operations can be segmented into four functional divisions: direct sales; loyalty program; central reservations systems; and Internet.

        Direct Sales.    As of September 30, 2003, we employed a 90-member direct sales force, which was increased from 45 starting in mid 2002. The direct sales force consists of 15 national sales associates who call on companies that have a significant number of individuals traveling in the regions in which we operate and who have a need for a high volume of room-nights. National sales representatives also seek to increase room sales through the inclusion of our hotels in approved or preferred lodging lists of corporate travel managers and travel agencies who operate on a national basis. We also form and continue to seek alliances with national travel and consumer organizations, such as AAA and AARP, and offer special rates or promotions to such organizations' customers. In addition to the national effort, approximately 75 of our sales managers are based in our local markets. The sales managers call on local businesses, hospitals and organizations that can provide room-nights for our local hotels. Our sales force was responsible for approximately 38% of all room sales in 2002 and for approximately 34% of all room sales for the nine months ended September 30, 2003.

        Loyalty Program.    In September 2002, we introduced our enhanced customer loyalty program—La Quinta Returns—designed to reward current members and help entice new members. The new program allows members to earn points that can be redeemed for the following benefits: airline miles/credits with American Airlines® AAdvantage®, Delta Sky Miles®, Continental One Pass®, and Southwest Airlines Rapid Rewards®; gift certificates to national retailers and restaurants; sporting event tickets; entertainment and amusement park tickets; and special resort travel packages, in addition to the former program's benefit of free La Quinta room-nights. Members are classified as Silver, Gold or Elite based on frequency of stay and are able to earn more points and receive additional amenities at each progressive level. Our Returns program helps to expedite the reservation and check-in process and helps to improve the administrative efficiency of the reservation agents and front desk staff by providing a personal profile of each member. This profile includes information such as mailing address, room type preference, and preferred method of payment and is used by La Quinta to market directly to our Returns members. These Returns members accounted for approximately 20% of all room sales in 2002 and for approximately 30% of all room sales for the nine months ended September 30, 2003.

        Central Reservations and Global Distribution Systems.    We promote and operate our own central reservation system, teLQuik, as well as a toll-free number, 1-800-531-5900, to accept reservations. Our reservation system provides reservation agents with information about hotel locations, available rooms and prices in order to assist customers in reserving rooms. Our agents are trained in telephone sales and cross-selling techniques. Through our computer network, we continually update the number of rooms sold at a hotel property, permitting the sale of all available rooms through either the individual hotel or the reservation centers. We market our reservation services to travel agents and corporate travel planners who may access teLQuik through four global distribution systems (airline reservation systems). We also have specialized reservation agents for large group sales, motor coach sales and special service bookings.

        Internet.    In June 2002, we introduced our enhanced Internet site www.LQ.com. This website allows guests to self-book La Quinta room reservations and provides information regarding our hotel locations, services and amenities. Guests are able to book reservations by one of three methods: by specific hotel location; within proximity of a guest-defined attraction; or by route from point of origin and destination. Reservations on-line can be made in four simple steps. In addition to our own proprietary website, we distribute our lodging product via third-party travel websites such as Travelocity, Expedia and Hotwire and we sell room inventory through Priceline.com, Hotels.com and other Internet distributors.

We estimate that our room sales were made through the following booking channels:

	For the Nine Months Ended September 30, 2003	For the Year Ended December 31, 2002
Central Reservations	17%	18%
Global Distribution Systems	7%	7%
Internet	12%	7%
Hotel Direct	36%	36%
"Walk In" Without Advance Reservations	28%	32%

	100%	100%

Our Information Systems

        Our information systems support our operations, reservations, marketing and sales, financial reporting and management reporting functions. During 2002, we continued to enhance our information systems' capabilities. These improvements include:

  •
  better correlation in room inventory and rate consistency between property management systems;

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  new electronic distribution channels;

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  more timely management reporting for improved operational decision making;

  •
  enhanced sales systems for improved tracking of leads and procurement corporate business;

  •
  completion of installation of enhanced LodgeNet services in all hotels, adding Internet access, greater movie and games selection, folio preview;

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  implementation of new credit card processing system which authorizes transactions in less than 5 seconds;

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  introduction of one-step check-in at all hotels, speeding up front-desk interactions;

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  our own website, www.LQ.com, with new look and enhanced features; and

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  enhancements to our reservation system, which enabled booking of multiple rooms in a single transaction for our reservations agents and allowed for reduced call time and increased booking conversion.

        We plan to continue to invest in our information systems to enhance our ability to monitor and maximize revenues and profitability. We recently implemented a new human resource and payroll system and systems for data warehousing in 2003. We currently anticipate implementing customer relationship marketing and new financial systems in 2004.

Our Trademarks

        "La Quinta," "La Quinta Inns," "La Quinta Inn & Suites," "Returns," "teLQuik" and our other associated proprietary trademarks are our registered trademarks. Our trademarks are owned by La Quinta Worldwide, LLC (a consolidated subsidiary owned by LQ Properties) and licensed for use by several of our subsidiaries, including La Quinta Inns, Inc. and La Quinta Franchising LLC. Our material trademarks are registered with the United States Patent and Trademark Office for hotel and motel services. In addition, we have registered certain of our trademarks for hotel and motel services with the appropriate governmental agencies in certain foreign jurisdictions. We consider all of these trademarks and the associated name recognition to be important to our business.

Our Employees

        As a service-oriented business, our employees are important to our success. Recruiting for general managers and corporate employees is coordinated through our corporate human resources department. All employees, including hourly hotel employees, receive training upon their hire as well as on-going training to improve their skills. Our general managers receive a five-week training program that emphasizes operations, hospitality, rate management, legal and risk issues management, interviewing, employee relations, training and budgeting prior to assuming responsibility at a hotel. We provide all of our full-time employees and their families, including hourly hotel employees, the opportunity to participate in a benefits package, which includes health, dental, and vision coverage. We believe this benefit provides a competitive advantage in recruiting hourly hotel employees, as most limited service hotels do not provide benefits for their employees. Our employees are also able to earn financial incentives based on achieving targeted RevPAR, profitability, guest satisfaction and personal development goals. In addition, recognition programs have been established to acknowledge our employees' outstanding service and achievement. We believe our scale and size also provide career opportunities for our employees to advance within the organization.

        As of September 30, 2003, we employed approximately 7,200 employees, including approximately 6,400 hourly employees. Of these employees, approximately 300 were employed at our corporate headquarters in Irving, Texas and approximately 180 were employed at our support centers in San Antonio, Texas, of whom approximately 90 work at our reservation center. Our employees are not currently represented by labor unions and we have never experienced an organized work stoppage. We believe that ongoing labor relations with our employees are good.

Our Reorganization

        Over the last three years, we have undergone significant financial and strategic changes. In January 2000, we began a strategy of divesting our non-lodging real estate assets in order to focus on our lodging business. As a result of that change in strategy, we replaced substantially all of our senior management with executives who have, on average, approximately 25 years of experience in lodging and lodging-related industries. Over the last three years, our management has improved the operations of our lodging assets, including the reduction of costs and the introduction of our franchising program. During this period, we also sold approximately $1.8 billion of our non-lodging assets, applying the proceeds from these sales to reduce our outstanding indebtedness, thereby strengthening our balance sheet.

        On January 2, 2002, we completed the reorganization of the existing organization of our companies whereby LQ Properties became a subsidiary controlled by LQ Corporation while continuing its status as a REIT. As a result of this reorganization, each outstanding share of common stock of LQ Properties held by La Quinta's stockholders was converted into one share of a new class B common stock of LQ Properties and each outstanding share of common stock of LQP Acquisition Corp., a newly formed wholly-owned subsidiary of LQ Corporation that was merged into LQ Properties (all of which were held by LQ Corporation) was converted into one share of a new Class A common stock of LQ Properties. Following the reorganization, each share of common stock of LQ Corporation, which was previously paired with the common stock of LQ Properties, is now attached and trades as a single unit with a share of LQ Properties' class B common stock. The reorganization was accounted for as a reorganization of two companies under common control with no revaluation of the assets and liabilities of the two companies. We implemented the reorganization in response to federal tax legislation adopted over the past several years, which made it difficult for us to maintain our former status as a "grandfathered" paired share REIT while pursuing our objective to improve, expand and diversify our lodging real estate assets and lodging business as a whole.

Our Other Businesses

        As of September 30, 2003, we presented the operations of TeleMatrix, a provider of telephones, software and equipment for the lodging and telecommunications industry, in discontinued operations based on our decision to sell this component. This business functions relatively autonomously and generated revenues of $7,472,000 for the nine months ended September 30, 2003. TeleMatrix does not represent a significant portion of our assets, revenues, operating cash flow or expenses and our current intention is to sell TeleMatrix within the next 12 months.

        Consistent with our previously announced intention to focus on the lodging industry, we completed our healthcare asset disposition strategy in 2002, resulting in the sale of $1,789,478,000 of healthcare investments from 2000 through 2002. As of September 30, 2003, LQ Properties held approximately $57,593,000 in permanent mortgage loan financing and seller notes receivable resulting from the sale of healthcare assets, which we currently intend to hold to maturity. Permanent mortgage loan financing provided by LQ Properties is secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. The interest rate on LQ Properties' existing investments in mortgage loans for two operating facilities is LIBOR plus 1% per annum on the outstanding balances. These mortgage loans are secured by the operating facilities and mature in August 2008. LQ Properties has an additional note that is secured by the equity interest of the borrower and matures in March 2006.

Seasonality

        The lodging industry is seasonal in nature. The periods during which our lodging properties experience higher hotel revenue activities vary from property to property depending principally upon location. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarter. We expect this seasonality will cause quarterly fluctuations in revenue, profit margins and net earnings.

Environmental Matters

        Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial. Additionally, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect the owner's ability to sell or rent or to borrow using this property as collateral. People who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of a release of substances at a disposal treatment facility, whether or not the facility is owned or operated by that person. Certain environmental laws impose liability for release of asbestos containing materials, or ACMs, into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons or property.

        We have retained independent environmental consultants in the past to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys with respect to certain of our properties. To date these environmental assessments have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets or results of operations. Where appropriate, on a property-by-property basis, these consultants also have conducted additional testing, including sampling for asbestos, for soil contamination where underground storage tanks are or were located, and for contamination of underground water. However, even though these environmental assessments have been conducted, there is still the risk that the environmental assessments and updates did not identify all potential environmental liabilities because either a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments did not discover it. Further, new environmental liabilities may have developed since the environmental assessments were conducted. We are aware that certain of our hotel properties are adjacent to gasoline stations that may put these properties at risk for soil and groundwater contamination from these neighboring properties. In addition, one of our hotel properties is located on a "Superfund Site" as designated by the Environmental Protection Agency, or

EPA. Currently, we are not aware of any contamination to this property and have not been required by the EPA to take any actions. Finally, our lodging properties are cleaned and maintained using various chemicals and cleaning agents, some of which may be environmentally sensitive or hazardous. We generally maintain these chemicals and cleaning agents in appropriate containers to protect against environmental hazards.

        As of September 30, 2003, we had three properties that have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. The presence of mold at our properties has required us to undertake a remediation program to remove the mold from the affected properties. The estimated aggregate cost of the remediation for these three properties was $175,000 as of September 30, 2003. In addition, we have spent over $3,600,000 related to one new construction hotel property, and we are seeking reimbursement from our contractors and other third parties of this and other amounts. We intend to continually monitor the progress of the remediation of our properties. While we believe that the cost of remediation is immaterial, such costs may increase as a result of the existence of mold in our other properties. See "Risk Factors—Risks Associated With Our Investment in Real Estate" for additional risks associated with the presence of mold.

        Although we have incurred and expect to incur remediation and other environmental costs during the ordinary course of operations, we anticipate that such costs will not have a material adverse effect on our operations or financial condition.

Income Tax Matters

        LQ Properties currently intends to continue to manage its investments, including the sale or disposition of property or other investments, and to operate (on its own and through its business relationships with LQ Corporation) in a manner consistent with the requirements of the Code and the regulations thereunder in order to qualify as a REIT. As long as LQ Properties complies with the Code and its regulations regarding REIT qualification, LQ Properties will generally not be taxed, under the federal income tax laws, on that portion of its REIT taxable income that it distributes to its stockholders. LQ Properties utilizes taxable REIT subsidiaries to conduct the operations of TeleMatrix and to hold certain assets which LQ Properties could not hold directly. LQ Properties has accrued and paid federal and state income taxes on the earnings of such subsidiaries.

        In order to continue to qualify as a REIT, among other factors, LQ Properties must have distributed, in general, at least 90% of its REIT taxable income (excluding net capital gain) as dividends eligible for the dividends paid deduction available to REITs. LQ Properties recognized a net operating loss for the year ended December 31, 2002 and accordingly was not required to make any distributions for the year. Distributions to preferred stockholders during 2002 have been characterized as a return of capital.

        As of December 31, 2002, our total federal NOL carryforwards were approximately $434,900,000, of which approximately $178,500,000 is available to LQ Properties and its taxable REIT subsidiaries. As of December 31, 2002, our total capital loss carryforwards were approximately $28,600,000 and our federal tax credit carryforwards (primarily alternative minimum tax credit carryforwards available only to LQ Properties) were approximately $6,600,000. A valuation allowance of $28,400,000 has been provided with respect to deferred tax assets related to certain net operating loss carryforwards, capital loss carryforwards and tax credit carryforwards for which realization of the benefit is not reasonably assured.

        Going forward, LQ Properties intends to utilize its available NOLs in a tax-efficient manner. For LQ Properties, this may include using its available NOLs to offset amounts that would otherwise be required to be distributed to LQ Corporation. Such amounts could be retained within LQ Properties to fund acquisitions, reduce debt, or for other corporate purposes.

        LQ Corporation's income tax expense or benefit is based on current taxable earnings before income taxes. Deferred income taxes reflect the temporary differences between assets recognized for financial reporting and such amounts recognized for tax purposes, which require recognition of deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

Legal Proceedings

        On December 7, 2000, a legal action was filed in the United States District Court for the District of Colorado, entitled Eric Potteiger v. La Quinta Inns, Inc. and The Meditrust Companies (Civ. Action No. 00-D-2456). We were named as a defendant in the complaint. Plaintiff sought to recover the maximum statutory amount for injuries he allegedly sustained in October 2000 as a result of carbon monoxide exposure which he experienced while he was a guest at a La Quinta Inn & Suites. On November 14, 2003 the parties entered into a confidential settlement agreement that resolved all disputed matters.

        On June 27, 2001, a complaint was filed in the United States District Court for the District of Massachusetts, entitled Steadfast Insurance Co. v. Meditrust Corp., et al. (Civ. Action No. 01-CV-11115-MEL). On November 30, 2001 that complaint was amended, and the amended complaint was entitled Steadfast Insurance Co. v. La Quinta Properties, Inc. (Civ. Action No. 01-CV-11115-MEL). The complaint and the amended complaint were filed by plaintiff under seal. LQ Properties accepted service of the amended complaint on December 19, 2001 and filed an answer and counterclaim on April 3, 2002. The plaintiff, which claims to be the subrogee or assignee of the claims of various entities, alleges purported causes of action including breach of contract, negligence, violation of 15 U.S.C. § 771, violation of Mass. Gen. L. c. 110 § 410, negligent misrepresentation and violation of Mass. Gen. L. c. 93A, § 11, arising out of an alleged misrepresentation in the offering memorandum for Meditrust Corporation's 7.114% Exercisable Put Option Securities. The amended complaint sought approximately $15 million plus other potential damages. LQ Properties filed a motion for summary judgment on June 27, 2002. On June 4, 2003, the Court issued an order granting in full LQ Properties' motion for summary judgment, denying the plaintiffs motion for summary judgment, and dismissing in its entirety the plaintiffs case against LQ Properties. The plaintiff has filed a notice of appeal. We believe that LQ Properties has claims against a third-party defendant and non-parties to the lawsuit that may satisfy all or part of any potential liability that may be found against LQ Properties. We intend to continue vigorously contesting and defending this case. We cannot currently estimate the potential loss and/or range of potential loss from this matter.

        In January 2002, KSL Desert Resorts, Inc. filed a legal action in the United States District Court for the Central District of California against LQ Corporation, et al. (No. CV-02-007 RT (SGLx)). The plaintiff, which uses the name "La Quinta Resort & Club" for a destination resort and country club located in La Quinta, California, claims that LQ Corporation has infringed its alleged trademark rights, among other allegations, notwithstanding our "incontestable" federal trademark registrations of the mark "La Quinta" and other marks including the mark "La Quinta" for hotel and motel services. The plaintiff seeks an injunction to prevent La Quinta, our agents, servants, employees, and our attorneys from using the mark "La Quinta" in Palm Springs, in the Coachella Valley, or throughout the United States. The plaintiff also seeks to cancel our federal trademark registrations that include the phrase "La Quinta" and to require destruction of any items under our control which include the phrase "La Quinta." In October 2002, the defendants filed an answer denying the material allegations in the complaint and asserting several affirmative defenses, including defenses alleging that the plaintiff is estopped from asserting its actions. The defendants also filed counterclaims seeking to cancel plaintiffs federal trademark registrations using the "La Quinta" name for its destination resort and club. During settlement negotiations, the parties had reached apparent tentative settlement agreements, but those efforts have failed to result in a final and binding agreement. The action remains in the pretrial stage and the Court has stayed proceedings until December 2003, to allow time for the parties to conduct a mediation of the dispute. If the mediation is unsuccessful in settling or satisfactorily resolving the dispute, we intend to vigorously defend the complaint and pursue our counterclaims. We cannot currently estimate the potential loss and/or range of potential loss from this matter.

        On March 17, 1997, New York New York Hotel and Casino LLC ("NYNY") purchased from La Quinta Development Partners, L.P. Inn #536 located in Las Vegas, Nevada. La Quinta then leased this hotel back from NYNY. The lease was terminated with proper notice and the property was returned to NYNY on July 31, 2002. On December 4, 2002, NYNY filed suit against La Quinta Development Partners, L.P. and La Quinta Inns, Inc. in the District Court for Clark County, Nevada (Case No. A460092) alleging, among other claims, breach of contract relating to the hotel leased from NYNY. NYNY alleged that the hotel was not returned in the condition required under the lease and the property would have to be demolished. This matter was removed to the United States District Court for the State of Nevada on December 13, 2002 (Case No. CV-S-1639-KJD-RJJ). On October 3, 2003, the parties entered into a confidential settlement agreement which has resolved all obligations between the parties regarding this matter.

        We are party to certain claims involving healthcare facilities formerly owned by LQ Properties that were leased to and operated by third-party operators. Although we required our third-party operators to maintain insurance coverage insuring LQ Properties' interests in the facilities as well as their own, this insurance coverage may not be adequate to fully protect us. We have been notified that one of the companies providing such insurance coverage, Reliance Insurance Company, was ordered into liquidation on October 3, 2001. Although we cannot predict what effect the liquidation of Reliance Insurance Company will have on pending claims, we do not consider our ultimate liability with respect to any one of these claims or lawsuits, as well as any other uninsured claim or lawsuit involving healthcare facilities formerly owned by LQ Properties that were leased to and operated by third-party operators, to be material in relation to our consolidated financial condition or operations.

        In addition, we are party to a number of other claims and lawsuits arising out of the normal course of business relating to our lodging operations. We regularly evaluate our ultimate liability and attendant costs with respect to these claims and lawsuits. We do not consider our ultimate liability with respect to any single claim or lawsuit to be material in relation to our consolidated financial condition or operations.

MANAGEMENT

        The following information relative to LQ Corporation and LQ Properties' executive officers and directors is given as of October 30, 2003:

Name	Age	Position with LQ Corporation	Position with LQ Properties
Francis W. Cash	61	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director
David L. Rea	43	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
Rufus K. Schriber	59	Executive Vice President, Sales and Marketing	—
Alan L. Tallis	57	Executive Vice President and Chief Development Officer	Executive Vice President and Chief Development Officer
Sandra K. Michel	46	Senior Vice President, General Counsel & Secretary	Senior Vice President, General Counsel & Secretary
Wayne B. Goldberg	43	Senior Vice President, Operations	—
A. John Novak	51	Senior Vice President and Chief Information Officer	—
A. Brent Spaeth	53	Senior Vice President, Human Resources and Administration	—
Clive D. Bode	60	Director	Director
William C. Baker	70	Director	Director
William G. Byrnes	52	Director	Director
James P. Conn	65	Director	Director
John C. Cushman, III	62	Director	Director

        Francis W. Cash, age 61, has been President, Chief Executive Officer and a director of LQ Corporation since April 2000. Mr. Cash has also served as President, Chief Executive Officer and a director of La Properties since April 2000. Mr. Cash served as the Treasurer of LQ Corporation from April 2000 until June 2000. Mr. Cash was the Chairman of the Board, Chief Executive Officer, President and a director of Mariner Post-Acute Network, Inc., a health care service provider, from September 1999 until March 2000. From July 1995 to August 1999, Mr. Cash served as President and Chief Executive Officer of Red Roof Inns, Inc., a lodging company. He also served as Chairman of the Board of Red Roof Inns from June 1996 to August 1999. Prior to his service at Red Roof Inns, Mr. Cash served as President and Chief Operating Officer of NovaCare, Inc., a provider of physical rehabilitation services, from October 1992 to June 1995. Prior to that, Mr. Cash served in a number of senior executive positions for 18 years at Marriott Corporation, a lodging and services company, including President of Marriott Service Group.

        David L. Rea, age 43, has been Executive Vice President and Chief Financial Officer of LQ Corporation since June 2000. Mr. Rea also serves as Executive Vice President and Chief Financial Officer of LQ Properties. Mr. Rea also served as the Treasurer of LQ Corporation and of LQ Properties from June 2000 to January 2002. Prior to joining La Quinta, Mr. Rea served as Chief Financial Officer of the start-up e-commerce company, SingleSourceIT.com. Prior to that, he was with Red Roof Inns, Inc. from 1996 through 1999, where he served in various roles, including Executive Vice President, Chief Financial Officer and Treasurer. From 1995 through 1996, he served as Vice President of Finance at DeBartolo

Realty Corporation and held various investment management related positions with T. Rowe Price Associates, an investment firm, from 1986 through 1995.

        Rufus K. Schriber, age 59, has been Executive Vice President, Sales and Marketing of LQ Corporation since September 30, 2003. Prior thereto, he served as the Executive Vice President of Marketing and Brand Positioning until November 2002. From May 2000 through October 2002, Mr. Schriber served as a marketing consultant with the consulting firm Still Pond Enterprises, Inc., a consulting firm. Prior to that time, he spent 15 years serving in various positions, including Executive Vice President Marketing and Brand Management, at Marriott International, a lodging company.

        Alan L. Tallis, age 57, has been Executive Vice President and Chief Development Officer of LQ Corporation and LQ Properties, since July 2000. He previously served in various executive positions with LQ Corporation from 1980 to 1992. Prior to returning to LQ Corporation in 2000, Mr. Tallis served as Executive Vice President-Development and General Counsel of Red Roof Inns, Inc. and Managing Director of Tallis & Associates, a consulting firm.

        Sandra K. Michel, age 46, has been Senior Vice President and General Counsel of LQ Corporation since December 2001 and Secretary of LQ Corporation since January 2002. Ms. Michel also serves as Senior Vice President, General Counsel and Secretary of LQ Properties. Prior to joining La Quinta, Ms. Michel served as General Counsel and Secretary of Sunterra Corporation, a vacation ownership (timeshare) company, from June 2000 through April 2001 and Deputy General Counsel and Assistant Secretary from August 1999 through June 2000. Prior to that, Ms. Michel served as Senior Counsel to W.R. Grace & Co. from December 1991 to August 1999 assuming the role of Assistant Secretary in September 1998. Ms. Michel was an attorney in private practice with nationally recognized firms from May 1980 through December 1991.

        Wayne B. Goldberg, age 43, has been Senior Vice President of Operations of LQ Corporation since October 2001 and, prior to that, was Group Vice President of Operations since July 2000. Prior to joining LQ Corporation, Mr. Goldberg was Chief Operating Officer for Bridge Street Accommodations, a lodging company. Prior to that time, Mr. Goldberg spent over 22 years at Red Roof Inns, Inc. serving in various roles, including: Group Vice President, District Vice President, Regional Manager, Area Manager and General Manager.

        A. John Novak, age 51, has been Senior Vice President and Chief Information Officer of LQ Corporation since January 2001. Prior to joining LQ Corporation, Mr. Novak was Senior Vice President and Chief Information Officer for Resort Condominiums International (RCI), a vacation (timeshare) exchange organization, beginning in April 1999. He served as Vice President of Lodging Property Systems for Marriott International from 1996 to 1999. Mr. Novak also served as Vice President of Resorts and Sales Systems for Walt Disney World Company, an entertainment company, from 1990 until 1996.

        A. Brent Spaeth, age 53, has been Senior Vice President of Human Resources and Administration of LQ Corporation since October 2001 and, prior to that, was Group Vice President of Operations since August 2000. Mr. Spaeth has been with LQ Corporation since February of 1989. He has served in various roles including Regional Vice President and Divisional Vice President at La Quinta. He formerly held various property and regional operations positions with Drury Industries, Inc., and Mid-America Hotels corporations, each a lodging company.

        Clive D. Bode, age 60, has been Chairman of the Board of La Quinta and its predecessor company, Meditrust Corporation, since October 1999. Mr. Bode also serves as Chairman of the Board of LQ Properties. Mr. Bode has been a special advisor to certain members of the Bass Family of Fort Worth, Texas for the past 10 years. Mr. Bode is also a director of Kelly, Hart & Hallman, a Fort Worth based law firm.

        William C. Baker, age 70, has been a director of La Quinta and its predecessor companies, Santa Anita and Meditrust Corporation, since October 1991. He also serves as a director of LQ Properties. Mr. Baker served as interim President and Treasurer of Meditrust Corporation from August 1998 through April 2000. He served as Chairman of the Board of Coast Newport Properties, a residential real estate company, from 1991 to 1999. Mr. Baker was Chief Executive Officer of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company from April 1996 to December 1998. Mr. Baker was the President of Red Robin International, Inc., a restaurant company, from 1993 to 1995, a private investor from 1998 to 1992, and Chairman of the Board and Chief Executive Officer of Del Taco, Inc., a restaurant company, from 1976 to 1988. Mr. Baker is a director of Callaway Golf Company, a golf products company, Public Storage, Inc., a storage company, and California Pizza Kitchen, Inc., a restaurant company.

        William G. Byrnes, age 52, has been a director of La Quinta and its predecessor company, Meditrust Corporation, since April 1998. Mr. Byrnes also serves as a director of LQ Properties. Mr. Byrnes served as interim Chief Executive Officer of LQ Properties from January 2000 through April 2000. He was Chairman of the Board and Chief Executive Officer of Inceiba, LLC, a start-up incubator, from June 1999 to December 2000. Mr. Byrnes was previously a Distinguished Teaching Professor of Finance at the McDonough School of Business at Georgetown University from August 1988 to May 1999, and was employed by Alex.Brown and Sons, investment bankers, from 1981 through 1998. Mr. Byrnes is a director of Sizeler Property Investors, Inc., a real estate investment trust, Security Capital Preferred Growth Incorporated, an institutional investment fund, CapitalSource Inc., a speciality finance company, and is a non-executive Chairman of Buzz Metrics, a software and service firm. Mr. Byrnes also serves on the Board of Regents of Georgetown University.

        James P. Conn, age 65, has been a director of La Quinta and its predecessor company, Meditrust Corporation, since April 1997. Mr. Conn also serves as a director of LQ Properties. Mr. Conn was the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc. from 1992 through 1998. He was also the President and Chief Executive Officer of Bay Meadows Operating Company, a thoroughbred racetrack company, from 1988 to 1992. Mr. Conn is a Trustee of Gabelli Equity Trust, Gabelli Global Multimedia Trust, Gabelli Utility Trust, each an investment fund, and a member of the Board of Directors of First Republic Bank. Mr. Conn is also a Trustee of Gabelli Asset Fund, Gabelli Growth Fund and Gabelli Westwood Funds, each an investment fund.

        John C. Cushman, III, age 62, has been a director of La Quinta and its predecessor company, Meditrust Corporation since April 1997. Mr. Cushman also serves as a director of LQ Properties. Mr. Cushman has been the Chairman of the Board at Cushman & Wakefield, Inc., a real estate services company, since June 29, 2001. Previously Mr. Cushman had been the President and Chief Executive Officer of Cushman Realty Corporation, a real estate service provider, since 1978. He is a director of Los Angeles Turf Club, Incorporated, which owns and operates Santa Anita racetrack, Cushman & Wakefield, Inc., a real estate service company, Cushman Winery Corporation, owner of Zaca Mesa Winery, a grower and producer of wine, and Calloway Golf Company, a golf products company. Mr. Cushman is also the President Elect of the Boy Scouts of America.

ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following, together with the matters set forth in the accompanying prospectus, is a general summary of the material U.S. federal income tax considerations and consequences that may be relevant to a prospective purchaser of the shares of paired common stock offered hereby. The following discussion, together with the matters set forth in the accompanying prospectus, is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective stockholder in light of his/her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the U.S. federal income tax treatment of REITs are highly technical and complex, and this summary, together with the matters set forth in the accompanying prospectus, is qualified in its entirety by the applicable Code provisions, and the rules and regulations promulgated under the Code, and administrative and judicial interpretations thereof. The following discussion, together with the matters set forth in the accompanying prospectus, is based on current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

        We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our shares of paired common stock.

Federal Income Taxation of Holders of Shares of Paired Common Stock

        The following summary presents information that U.S. stockholders (as defined on page 53 of the accompanying prospectus) should consider when making an investment in our paired common stock. This information supplements the more comprehensive information beginning on page 45 of the accompanying prospectus.

        Legislation Affecting Taxation of Capital Gain and Qualified Dividends for U.S. Stockholders.    On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15%, for sales occurring after May 6, 2003 through December 31, 2008. The Jobs and Growth Act also taxes "qualified dividend income" of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends from 35% to 15%, for tax years from 2003 through 2008. "Qualified dividend income" generally includes dividends received from regular domestic corporations and from certain "qualified foreign corporations," provided that certain required stock holding periods are met. Distributions taxable as dividends made by LQ Corporation are eligible to qualify as qualified dividend income taxed, in the case of individuals, at net capital gain rates, provided the applicable stock holding periods and other requirements are satisfied.

        Under the Jobs and Growth Tax Act, REIT dividends, other than capital gain dividends, generally are not qualified dividend income and continue to be taxed at ordinary rates. Dividends received by an individual from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (1) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income in the preceding year, and (2) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year. Distributions of ordinary income made by LQ Properties do not constitute qualified dividend income, subject to the exceptions identified in the two immediately preceding sentences.

        Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Special tax considerations of non-U.S. stockholders and potential tax consequences of their investment in shares of paired common stock.

        The following summary presents information that non-U.S. stockholders should consider when making an investment in our paired common stock in addition to the information beginning on page 56 of the accompanying prospectus. As used herein, the term "non-U.S. stockholder" means a beneficial owner of common stock who is not a U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," persons eligible for benefits under income tax treaties to which the United States is a party and certain U.S. expatriates. Non-U.S. stockholders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant for them.

        Dividends on Common Stock of LQ Corporation.    Dividends paid to a non-U.S. stockholder with respect to common stock of LQ Corporation generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction or exemption under an applicable treaty, unless such non-U.S. stockholder is engaged in trade or business in the United States and such dividends are effectively connected with the conduct of such trade or business. In order to obtain a reduced rate of withholding, a non-U.S. stockholder generally will be required to provide a properly executed Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        Sale or Exchange of LQ Corporation Common Stock.    A non-U.S. stockholder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock of LQ Corporation, unless:

  •
  such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met,

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  the holder is subject to special rules applicable to certain former citizens or former residents of the United States,

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  the holder is engaged in a trade or business in the United States and such gain is effectively connected with the conduct of such trade or business, or

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  the Foreign Investment in Real Property Tax Act of 1980 rules treat the gain as effectively connected with a U.S. trade or business.

        Information Reporting and Backup Withholding with Respect to LQ Corporation Common Stock.    Information returns will be filed with the Internal Revenue Service and provided to each non-U.S. stockholder with respect to any payments on the common stock of LQ Corporation that are subject to withholding or that are exempt from U.S. withholding tax pursuant to a tax treaty or other reason. Dividends paid to a non-U.S. stockholder with respect to LQ Corporation common stock generally will be exempt from backup withholding if the non-U.S. stockholder provides a properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption from withholding.

        The payment of proceeds from the disposition of common stock of LQ Corporation to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock of LQ Corporation to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder with respect to shares of LQ Corporation common stock will be refunded or credited against the non-U.S. stockholder's U.S. federal income tax liability, if any, if the non-U.S. stockholder provides, on a timely basis, the required information to the Internal Revenue Service.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and LQ Corporation and LQ Properties have agreed to sell to them, severally, the number of shares of paired common stock indicated below.

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated	12,000,000
Credit Lyonnais Securities (USA) Inc.	8,250,000
CIBC World Markets Corp.	6,750,000
JMP Securities LLC	1,500,000
Wells Fargo Van Kasper, LLC	1,500,000

Total	30,000,000

        The underwriters are offering the shares of our paired common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the shares of paired common stock offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the shares of paired common stock covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of paired common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.124 per share under the public offering price. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 4,500,000 additional shares of paired common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions, if the underwriters sell more shares of paired common stock than the total number shown on the cover of this prospectus supplement. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional shares of paired common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discount and commissions and proceeds, before expenses to us. The underwriters have agreed to reimburse us for a portion of our expenses related to this offering. The amounts below are shown assuming both no exercise and full exercise of the over-allotment option to purchase 4,500,000 additional shares of our paired common stock.

		Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$5.55000	$166,500,000	$191,475,000
Underwriting discount and commissions	$0.20813	$6,243,900	$7,180,485
Proceeds, before expenses, to us	$5.34187	$160,256,100	$184,294,515

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

        Shares of our paired common stock are listed on the New York Stock Exchange under the symbol "LQI."

        We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our paired common stock or any securities convertible into or exercisable or exchangeable for shares of our paired common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our shares, whether any transaction described above is to be settled by delivery of shares of our paired common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

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  the sale of shares of our paired common stock to the underwriters;

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  the issuance by us of shares of our paired common stock upon the exercise of options outstanding on the date of this prospectus supplement; or

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  grants of stock options pursuant to the terms of a plan in effect on the date hereof,

        provided that any option so issued may not be exercised during the 90-day lock-up period.

        Our executive officers and directors have agreed that they will not without, in each case, the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our paired common stock or any securities convertible into or exercisable or exchangeable for shares of our paired common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our paired common stock, whether any transaction described above is to be settled by delivery of our shares or other securities, in cash or otherwise.

        The restrictions described in the above paragraphs relating to our executive officers and directors do not apply to:

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  the acquisition of any shares of our paired common stock in the open market after the closing of this offering;

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  the transfer of any shares of our paired common stock or securities convertible into paired common stock for bona fide estate planning purposes, as a bona fide gift, by will, or pursuant to the laws of intestacy and descent, provided that the transfer does not involve any disposition for value and that the transferee agrees to the restrictions described above; or

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  a foreclosure by a bona fide lender upon shares which on the date hereof are pledged to secure a loan, provided that such officers or directors used reasonable efforts to prevent such foreclosure.

        In addition, the restrictions described above relating to our executive officers do not apply to sales by John Novak or Brent Spaeth pursuant to Rule 10b5-1 trading plans in effect on the date they entered into their lock-up agreements. Pursuant to those trading plans:

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  Mr. Novak can sell no more than approximately 15,000 shares on December 29, 2003 to cover his tax liability arising from the vesting of 50,000 shares of restricted stock, scheduled to occur on such date, as well as to lock-in his gain on 10,000 of those newly-vested shares;

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  thereafter, Mr. Novak can sell no more than the remaining 25,000 of his newly-vested shares if and when the market price reaches $7.00 per share; and

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  Mr. Spaeth can sell no more than 12,500 shares if and when the market price reaches $7.50 per share and not more than an additional 12,500 shares if and when the market price reaches $8.50 per share.

        In order to facilitate this offering of the paired common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the paired common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the paired common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the paired common stock, the underwriters may bid for, and purchase, our paired common stock in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the paired common stock in this offering, if the underwriters repurchase previously distributed shares to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the paired common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

        A prospectus supplement or accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement or accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement or accompanying prospectus.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        From time to time, some of the underwriters or their affiliates have provided, continue to and may in the future provide, investment banking, lending and other financial services for us. The underwriters and their affiliates have received and may in the future receive customary fees for their services. In particular, Morgan Stanley Senior Funding, which is a lender under our revolving credit facility, is an affiliate of Morgan Stanley & Co. Incorporated; Canadian Imperial Bank of Commerce, which is the administrative agent and collateral agent under our facility, and CIBC, Inc., which is a lender under our facility, are affiliates of CIBC World Markets Corp., which is a co-lead arranger of our facility; and Credit Lyonnais—New York Branch, which is the documentation agent and a lender under our facility, is an affiliate of Credit Lyonnais Securities (USA) Inc. We do not presently have any borrowings under this revolving credit facility and, as a result, do not intend to use the net proceeds from this offering to reduce amounts currently outstanding under our revolving credit facility. If prior to the closing of this offering, we have borrowings under this revolving credit facility, to the extent we reduce such indebtedness, these affiliates will receive their proportionate share of any amounts repaid. If on the date we enter into the underwriting agreement, it appears that 10% or more of our net offering proceeds would be so paid to affiliates of the underwriters, this offering will be conducted in accordance with Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

        Goodwin Procter LLP, Boston, Massachusetts, will pass upon certain matters relating to this offering for us. O'Melveny & Myers LLP, San Francisco, California, will act as counsel to the underwriters in this offering.

INDEPENDENT ACCOUNTANTS

        The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the joint annual report on Form 10-K for the year ended December 31, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report in our joint annual report on Form 10-K.

        On April 24, 2003, we announced that we would be replacing PricewaterhouseCoopers LLP as our independent accountants with Ernst & Young LLP immediately following the filing of our joint quarterly report on Form 10-Q for the quarter ended March 31, 2003. This joint quarterly report on Form 10-Q was filed on May 6, 2003 and, thereafter, Ernst & Young LLP began service as our independent accountants.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website on the World Wide Web at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the New York Stock Exchange because our common stock is listed on the New York Stock Exchange.

        The La Quinta Companies maintain a website on the World Wide Web at www.LQ.com. The La Quinta Companies make available, free of charge, on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The information on our website is not part of or incorporated by reference in this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents that we have previously filed with the SEC and any future filings that we make with the SEC under Sections 13(a) or 15(d) of the Exchange Act, after the date of this prospectus supplement:

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  Our joint annual report on Form 10-K for the year ended December 31, 2002, which was filed with the SEC on March 7, 2003;

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  LQ Corporation's proxy statement filed pursuant to Section 14(a) of the Exchange Act which was filed with the SEC on April 24, 2003;

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  Our joint quarterly report on Form 10-Q for the period ended March 31, 2003, which was filed with the SEC on May 6, 2003;

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  Our joint quarterly report on Form 10-Q for the period ended June 30, 2003, which was filed with the SEC on August 8, 2003, as amended by Amendment No. 1 to our joint quarterly report on Form 10-Q for the period ended June 30, 2003, which was filed with the SEC on October 17, 2003, as amended by Amendment No. 2 to our joint quarterly report on Form 10-Q for the period ended June 30, 2003, which was filed with the SEC on October 20, 2003;

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  Our joint quarterly report on Form 10-Q for the period ended September 30, 2003, which was filed with the SEC on November 5, 2003;

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  LQ Properties' current report on Form 8-K, which was filed with the SEC on March 6, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on March 10, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on March 19, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on April 24, 2003, which was amended by our joint current report on Form 8-K/A, which was filed with the SEC on May 6, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on April 24, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on October 20, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on November 13, 2003;

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  Our joint current report on Form 8-K, which was filed with the SEC on November 19, 2003; and

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  All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement.

Prospectus

LA QUINTA CORPORATION
LA QUINTA PROPERTIES, INC.

$750,000,000

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

        This prospectus provides you with a general description of debt and equity securities that La Quinta Corporation and La Quinta Properties, Inc. may offer and sell, from time to time, either separately, together, or in combination with other such securities, in one or more offerings with a total offering price of up to $750,000,000.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

        Our paired common stock trades on the New York Stock Exchange under the symbol "LQI".

        Investing in our securities involves various risks. Beginning on page 1, we have discussed several "Risk Factors" that you should consider before investing in our securities. You should also read the risk factors incorporated into this prospectus from our other filings made from time to time with the Securities and Exchange Commission.

July 15, 2002

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

(i)

        In this prospectus, unless the context otherwise requires, the term "LQ Corporation" refers to collectively La Quinta Corporation and those entities owned or controlled by LQ Corporation (but excluding La Quinta Properties, Inc.); the term "LQ Properties" refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by LQ Properties; and the term "issuing company" means with respect to any class or series of securities offered by a prospectus supplement, the company which issues the securities. References to "we," "us," "our," "the companies," "the La Quinta Companies," "La Quinta" or similar expressions in this prospectus refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable periods, considered as a single enterprise. The term "paired common stock" means the shares of common stock, par value $0.01 per share, of LQ Corporation that are paired and trade as a single unit with the shares of Class B common stock, par value $0.01 per share, of LQ Properties.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks in making such an investment, including those described below and in other information contained or incorporated by reference, including the risks described in our annual, quarterly and current reports filed with the Securities and Exchange Commission, or SEC, including without limitation, those risks described in our joint annual report on Form 10-K for the year ended December 31, 2001, which in the future and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our securities. This section includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed on page 2.

There is a possibility that there will be amendments to or elimination of the pairing arrangement or that, in certain circumstances, LQ Properties' Board of Directors could terminate LQ Properties' status as a REIT.

        Currently, the La Quinta Boards of Directors may modify or eliminate the pairing arrangement without the consent of the holders of LQ Properties common stock, LQ Properties Series A preferred stock, LQ Properties Series B preferred stock or LQ Corporation common stock. After you purchase our securities, the La Quinta Boards of Directors will still be able to modify or eliminate the pairing arrangement without your consent. In addition, the LQ Properties Board of Directors may, under certain circumstances, terminate LQ Properties' status as a REIT without your consent.

The Class B common stock may be redeemed for nominal value, at any time, including prior to the time when the Class B common stock becomes eligible for dividends, subject to certain important limitations.

        The Class B common stock may be redeemed by LQ Properties for nominal value provided that the Class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of Class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the Class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time, including prior to 2005 when the Class B common stock becomes eligible to receive dividends. If the Class B common stock is redeemed prior to 2005, holders of the Class B common stock will not have received any tax-advantaged dividends.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements and are including this statement for purposes of complying with these safe harbor provisions. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Although we believe the forward-looking statements are based on reasonable assumptions, we can give no assurance that their expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of various uncertainties and other factors, including without limitation:

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  our ability to successfully grow our lodging business;

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  the availability of capital for acquisitions and for renovations and the conditions of the capital markets in general;

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  competition within the lodging industry and the healthcare industry;

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  competition in franchising the La Quinta® brand;

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  the cyclicality of the real estate business, the lodging business and the healthcare business;

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  the continued effects of the events of September 11, 2001 and their aftermath on our business;

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  cost, yield and earning estimates;

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  general real estate and economic conditions;

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  our ability to comply with the financial covenants contained in our credit facility;

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  decreases in consumer confidence, which may result in less consumer spending and lower demand for our lodging business;

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  decreases in business spending and increased transportation costs, which may result in lower demand for our lodging business;

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  our policies regarding investments, indebtedness, acquisitions, dispositions, financing, conflicts of interests and other matters;

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  interruptions in transportation systems which may result in reduced business and leisure travel;

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  a general economic recession, which may adversely affect our business and markets and our ability to obtain cost-effective equity and/or debt financing;

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  interest rates;

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  our ability to continue to successfully sell our healthcare assets;

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  the ultimate outcome of litigation filed against us;

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  the availability of debt and equity financing;

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  the enactment of legislation further impacting us or LQ Properties' status as a REIT;

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  the continuing ability of LQ Properties to qualify as a REIT;

  •
  the further implementation of regulations governing payments to, as well as the financial conditions of, operators of our healthcare related assets, including the filing for protection under the U.S. Bankruptcy Code by any operators of our healthcare assets and the impact of the protection offered under the U.S. Bankruptcy Code for those operators who have already filed for such protection; and

  •
  other risks described in this prospectus, in the applicable prospectus supplement, and in our annual, quarterly and current reports incorporated by reference herein, including those identified in our joint annual report on Form 10-K for the year ended December 31, 2001. See "Where You Can Find More Information" beginning on page 3.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

        We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABOUT THIS PROSPECTUS

        This prospectus is part of a joint registration statement filed by both:

  •
  LQ Corporation, a Delaware corporation; and

  •
  LQ Properties, its controlled subsidiary and a Delaware corporation that has elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes,

with the SEC, utilizing a shelf registration process. Under this shelf process, either or both of LQ Corporation or LQ Properties may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. The joint registration statement, including the accompanying exhibits included or incorporated by reference, contains additional relevant information about us and the securities we are offering. The rules and regulations of the SEC allow us to omit certain information in the joint registration statement. Please read "Where You Can Find More Information" below to find out how you can obtain a copy of the joint registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements (in the case of LQ Corporation) and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov or our website at http://www.laquinta.com. However, information contained in our website is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, or NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our paired common stock is listed on the NYSE under the symbol "LQI."

        Each of LQ Corporation and LQ Properties have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Common Stock" and "Description of Preferred Stock" beginning on page 31 and page 35, respectively. Primarily to facilitate maintenance of LQ Properties' qualifications as a REIT, each of LQ Corporation's and LQ Properties' amended and restated certificate of incorporation, which we refer to as the "LQC Charter" and the "LQP Charter," respectively, imposes limitations on the ownership and transfer of its stock. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to:

The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents:

  •
  Our joint annual report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on March 18, 2002;

  •
  Our joint current report on Form 8-K for event dated January 2, 2002, which was filed with the SEC on January 17, 2002, as amended by our joint current report on Form 8/K-A which was filed with the SEC on March 18, 2002;

  •
  The portions of LQ Corporation's proxy statement for LQ Corporation's 2002 annual meeting of stockholders that have been incorporated by reference into our joint annual report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on April 22, 2002;

  •
  Our joint quarterly report on Form 10-Q for the quarter ended March 31, 2002, which was filed with the SEC on May 13, 2002;

  •
  Our joint current report on Form 8-K, which was filed with the SEC on July 3, 2002; and

  •
  All documents filed by us with the SEC pursuant to Sections 13(a), 12(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

        This prospectus is part of a joint registration statement we filed with the SEC. We have incorporated exhibits into this joint registration statement. You should read the exhibits carefully for provisions that may be important to you.

ABOUT THE LA QUINTA COMPANIES

General

        We are a leading limited service lodging company providing clean and comfortable rooms in convenient locations at affordable prices. We are one of the largest owner/operators of limited service hotels in the United States. We owned and operated 219 La Quinta® Inns and 72 La Quinta® Inn & Suites containing approximately 38,000 rooms in 28 states as of March 31, 2002. We strive to design hotels that attract both business and leisure travelers seeking quality rooms that are generally comparable to those of mid-price, full-service hotels, but at lower average room rates. We believe that by not providing full-service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges, or room service, that typically carry high fixed costs and low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the variable cost structure and the high-margin nature of our limited service product.

        In addition to owning and operating our hotel properties, we began, in late 2000, to license the use of our proprietary brand names, including La Quinta Inns and La Quinta Inn & Suites in return for royalty and other fees through license agreements with franchisees. As of March 31, 2002, our franchisees operated 21 La Quinta Inns and 22 La Quinta Inn & Suites representing approximately 3,000 rooms under our brands.

        As of March 31, 2002, we owned or provided financing for 68 geographically dispersed healthcare facilities operated by six different third party operators. Consistent with our intention to focus on the lodging industry, the healthcare operations and assets in our portfolio have been decreasing as a result of continued success in selling these assets to other healthcare real estate investors or to the operators of the facilities.

        Over the last two years, we have undergone significant financial and strategic change. In January 2000, we began a strategy of selling non-lodging real estate assets in order to focus on our lodging business. As a result of that change in strategy, we replaced substantially all of our senior management with executives who have, on average, approximately 25 years of experience in lodging and related businesses.

        LQ Corporation and LQ Properties are incorporated under the laws of the State of Delaware. LQ Properties has qualified as a REIT for U.S. federal income tax purposes.

        Our principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038 and our telephone number is (214) 492-6600. Our paired common stock is listed on the NYSE under the symbol "LQI."

Additional Information

        You should refer to our joint annual report on Form 10-K for the most recently completed fiscal year which as of the date of this prospectus, is December 31, 2001, for a more complete description of our business and properties.

Recent Developments

        On March 29, 2002, we amended certain terms of our $375 million credit facility to provide for the relaxation of the maximum total leverage ratio and the minimum fixed charge coverage and a reduction in the minimum lodging EBITDA (earnings before interest, taxes, depreciation and amortization) covenant. Also included in the amendment were some modifications to certain definitions and other provisions in our credit facility.

        On April 1, 2002, LQ Properties paid a dividend of $0.5625 per depositary share of preferred stock to holders of record of its 9.00% Series A cumulative redeemable preferred stock.

        Effective April 1, 2002, the intercompany hotel facility lease agreements between LQ Properties or certain of its subsidiaries and LQ Corporation were amended to provide, for among other things, a modification of the rent payments. The modified lease agreements provide for a percentage rate payment in an amount equal to 40% of the gross room revenues from the hotel facilities. The lease modifications will result in a decline in revenue for LQ Properties.

        On April 15, 2002, we announced the completion of our sale of 49 assisted living facilities operated by Alterra Healthcare Corporation for $109 million in gross proceeds.

        During April 2002, we repaid approximately $3,548,000 in notes payable scheduled to mature in March 2004. The repayment resulted in a gain of $22,000.

        During June 2002, we repaid approximately $8.8 million in principal on public bonds and paid off approximately $143 million of borrowings under the term loan of our credit facility.

        On June 3, 2002, LQ Properties announced it would pay on July 1, 2002 a dividend of $0.5625 per depositary share to holders of record as of June 14, 2002 of its 9.00% Series A cumulative redeemable preferred stock.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends for (i) LQ Corporation and LQ Properties on a combined basis, (ii) for LQ Corporation on a consolidated basis, and (iii) for LQ Properties on a consolidated basis was as follows for each of the periods indicated. On January 2, 2002, LQ Corporation and LQ Properties completed the restructuring of the two companies by merging LQP Acquisition Corp., a newly formed, wholly owned subsidiary of LQ Corporation, with and into LQ Properties with LQ Properties continuing as the surviving entity. As a result of the merger, LQ Properties became a subsidiary controlled by LQ Corporation.

The La Quinta Companies

	Three Months Ended March 31, 2002(a)	Year Ended December 31, 2001(b)	Year Ended December 31, 2000(c)	Year Ended December 31, 1999	Year Ended December 31, 1998	Year Ended December 31, 1997
Ratio of Earnings to Fixed Charges	—	—	—	1.21x	1.64x	2.71x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	1.13x	1.58x	2.71x

LQ Corporation

	Three Months Ended March 31, 2002(d)	Year Ended December 31, 2001(e)	Year Ended December 31, 2000(e)	Year Ended December 31, 1999(e)	Year Ended December 31, 1998(e)	Year Ended December 31, 1997(e)
Ratio of Earnings to Fixed Charges	n/a	—	—	—	—	—
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	n/a	n/a	n/a	n/a	n/a	n/a

LQ Properties

	Three Months Ended March 31, 2002(f)	Year Ended December 31, 2001(g)	Year Ended December 31, 2000(h)	Year Ended December 31, 1999	Year Ended December 31, 1998	Year Ended December 31, 1997
Ratio of Earnings to Fixed Charges	—	—	—	1.33x	1.77x	2.71x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	1.25x	1.70x	2.71x

(a)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $258,893,000 and $263,393,000, respectively. During the three months ended March 31, 2002, we recorded a nonrecurring non-cash charge of approximately $258,957,000 related to an adjustment to goodwill which resulted from the implementation of Standard of Financial Accounting No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). This charge was accounted for as a cumulative effect of a change in accounting principle in accordance with SFAS 142.

(b)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $285,020,000 and $303,020,000, respectively. During the year ended December 31, 2001, we recorded approximately $317,131,000 of nonrecurring cash and non cash charges primarily related to our corporate restructuring (completed on January 2, 2002), impairments on certain lodging facilities, the impairment of investments in healthcare assets, severance and retention incentives and other exit costs related to the pending close of the Needham, Massachusetts office, cost control initiatives in our lodging operation including severance and retention incentives related to the elimination of approximately 60 corporate positions and professional fees and other expenses.

(c)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $335,491,000 and $353,491,000, respectively. During the year ended December 31, 2000, we recorded approximately $403,381,000 of nonrecurring cash and non cash charges primarily related to impairment and loss on sale of healthcare assets, a provision for loss on equity securities, severance and retention incentives and other costs related to elimination of certain healthcare positions and terms of employment for remaining healthcare employees, acceleration of certain debt issuance costs, and certain lodging employment and severance agreements.

(d)
As described above, on January 2, 2002 LQ Corporation and LQ Properties completed the restructuring of the two companies whereby LQ Properties became a subsidiary controlled by LQ Corporation. As a result, the combined/consolidated ratios presented under the heading "The La Quinta Companies" for the years 1997 through 2001 are comparable to the consolidated LQ Corporation ratios for the three months ended March 31, 2002 and separate LQ Corporation ratios on a stand alone basis are no longer applicable.

(e)
Earnings were inadequate to cover fixed charges. The amounts of deficiencies were approximately $101,623,000, $61,549,000, $31,394,000, $24,651,000 and $362,000 for the years ending December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

•
During the years 2001, 2000, 1999 and 1998, LQ Corporation incurred approximately $275,359,000, $278,379,000, $274,018,000 and $125,706,000, respectively, of rent expense related to certain intercompany hotel facility leases between LQ Corporation (as lessee) and LQ Properties (as lessor). Although the companies believed that the intercompany leases entered into in July of 1998 conformed with normal business practices at the time and were consistent with leases entered into on an arm's length basis, unexpected shortfalls in operating revenue from the levels anticipated under the original lease terms contributed to operating losses of LQ Corporation during the years 2001, 2000 and 1999. In 2002, the companies modified the terms of these leases such that the leases provide for a percentage rent payment only in an amount equal to 40% of gross room revenues from the hotel facilities. The lease modifications will result in a decline in expense for LQ Corporation and a decline in revenue for LQ Properties and will have no impact on the financial results, ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends of LQ Corporation and LQ Properties on a combined basis.

•
In addition, during the years ending December 31, 2001, 2000, 1999 and 1998 LQ Corporation recorded approximately $32,897,000, $2,836,000, $29,676,000 and $15,163,000, respectively, of nonrecurring cash and non cash charges primarily related to severance agreements with management employees replaced during those years, severance resulting from workforce reductions of approximately 60 employees in 2001 and 76 employees in 1998 in the lodging operation, the write-off of a paired share intangible in 2001, a charge recorded in 2001 related to the termination of a retirement plan, and the write-off of capitalized pre-development costs related to the lodging operation in 1998.

(f)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $235,768,000 and $240,268,000, respectively. During the three months ended March 31, 2002, we recorded a nonrecurring non-cash charge of approximately $258,957,000 related to an adjustment to goodwill which resulted from the implementation of SFAS 142. This charge was accounted for as a cumulative effect of a change in accounting principle in accordance with SFAS 142.

(g)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $183,397,000 and $201,397,000, respectively. During the year ended December 31, 2001, we recorded approximately $284,234,000 of nonrecurring cash and non cash charges primarily related to our corporate restructuring (completed on January 2, 2002), impairment of investments in healthcare assets, severance and retention incentives and other exit costs related to the pending close of the Needham, Massachusetts office.

(h)
Earnings were inadequate to cover fixed charges and fixed charges and preferred stock dividends. The amounts of the deficiencies were $273,896,000 and $291,896,000, respectively. During the year ended December 31, 2000, we recorded approximately $401,522,000 of nonrecurring cash and non cash charges primarily related to impairment and loss on sale of investments in healthcare assets, and severance and retention incentives and other costs related to elimination of certain healthcare positions and terms of employment for remaining healthcare employees and acceleration of certain debt issuance costs.

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before gain on early extinguishment of debt and cumulative effect of change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs.

        The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations before gain on early extinguishment of debt and cumulative effect of change in accounting principle plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs.

HOW WE INTEND TO USE THE PROCEEDS

        Unless we provide otherwise in a supplement to this prospectus, the net proceeds from the sale of securities offered under this prospectus will be used by the issuing company for one or more of the following:

  •
  the repayment and refinancing of debt or redemption of prior issuances of preferred stock;

  •
  the acquisition, development and improvement of properties;

  •
  the acquisition of other hotel businesses and/or brands;

  •
  capital expenditures;

  •
  franchising activities;

  •
  the possible repurchase of our paired common stock;

  •
  working capital; and

  •
  other general corporate purposes as mentioned in any prospectus supplement.

DESCRIPTION OF THE SECURITIES

        Either or both of LQ Corporation or LQ Properties may offer, from time to time, in one or more offerings, the following securities:

  •
  debt securities, which may be senior or subordinated;

  •
  shares of common stock;

  •
  shares of preferred stock;

  •
  depositary shares; or

  •
  warrants exercisable for debt securities, common stock or preferred stock.

        The aggregate initial offering price of these offered securities that we may issue will not exceed $750,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

        This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" beginning on page 3 to find out how you can obtain a copy of those documents.

        The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material U.S. federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities. Either or both of LQ Corporation and LQ Properties may offer senior debt securities or subordinated debt securities in one or more series. The debt securities of one company will not be paired with the debt securities of the other company, and the debt securities of any series will be the exclusive obligation of the company which issued the debt securities and not the joint obligations of the companies. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

        The senior debt securities will be issued under one or more senior indentures between LQ Corporation or LQ Properties, as the case may be, dated as of a date prior to such issuance, and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "senior indenture." Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between LQ Corporation or LQ Properties, as the case may be, and a trustee, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "subordinated indenture" and to a trustee under any senior or subordinated indenture as the "trustee." The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of the forms of the indentures as exhibits to our joint registration statement and they are incorporated into this prospectus by reference. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. You can access complete information by referring to the forms of indentures and the forms of debt securities. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

        The indentures:

  •
  do not limit the amount of debt securities that we may issue;

  •
  allow us to issue debt securities in one or more series;

  •
  do not require us to issue all of the debt securities of a series at the same time;

  •
  allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

  •
  provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

        Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Description of the Debt Securities—Subordination of Subordinated Debt Securities" beginning on page 21 and in the applicable prospectus supplement.

        Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        The prospectus supplement for each offering will provide the following terms, where applicable:

  •
  the company issuing the debt securities;

  •
  the title of the debt securities and whether they are senior or subordinated;

  •
  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

  •
  the price at which the debt securities will be issued, expressed as a percentage of the principal;

  •
  the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

  •
  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

  •
  the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

  •
  the date or dates, or the method for determining the date or dates, from which interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for interest payment dates, or the method by which the issuing company will determine those dates;

  •
  the persons to whom interest will be payable;

  •
  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

  •
  the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

  •
  where the debt securities may be surrendered for registration of transfer or exchange;

  •
  where notices or demands to or upon the issuing company in respect of the debt securities and the applicable indenture may be served;

  •
  the times, prices and other terms and conditions upon which the issuing company may redeem the debt securities;

  •
  any obligation the issuing company has to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which the issuing company must redeem, repay or purchase the debt securities as a result of such an obligation;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

  •
  whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at the issuing company's election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

  •
  whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

  •
  whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

  •
  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

  •
  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

  •
  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

  •
  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

  •
  whether and under what circumstances the issuing company will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether the issuing company will have the option to redeem the debt securities in lieu of making such a payment;

  •
  whether and under what circumstances the debt securities being offered are convertible into common stock, Class B common stock, preferred stock or paired common stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

  •
  the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

  •
  the depositary in whose custody (or on whose behalf custody shall be held by a custodian) any global debt security will be deposited and in whose name, or name of a nominee, any global debt security in the form of a registered security will be registered;

  •
  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

  •
  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

  •
  any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

  •
  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

        Either or both of LQ Corporation and LQ Properties may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as "original issue discount securities." The applicable prospectus supplement will describe the U.S. federal income tax consequences and other relevant considerations applicable to original issue discount securities.

        We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

        Except as described under "Description of the Debt Securities—Merger, Consolidation or Sale of Assets" beginning on page 15 or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit the ability of either LQ Corporation or LQ Properties to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving LQ Corporation or LQ Properties or any of our affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving LQ Corporation or LQ Properties that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

        Neither the Delaware General Corporation Law, or DGCL, nor our governing instruments define the term "substantially all" as it relates to the sale of assets. Additionally, Delaware cases interpreting the term "substantially all" rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of "substantially all" of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public. Each of the LQC Charter and the LQP Charter contains restrictions on ownership and transfers of our stock that are designed to preserve LQ Properties' status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

        We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

        Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We also may pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

        All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

        Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

  •
  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

  •
  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

        Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

        Neither LQ Corporation or LQ Properties, as the case may be, nor any trustee shall be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

  •
  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

  •
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        The indentures provide that either or both of LQ Corporation or LQ Properties may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of its assets to, or (3) merge with or into, any other entity provided that:

  •
  either LQ Corporation or LQ Properties, as the case may be, is the continuing entity, or the successor entity, if other than LQ Corporation or LQ Properties, as the case may be, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

  •
  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

  •
  an officers' certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

        Existence.    Except as permitted under "Description of the Debt Securities—Merger, Consolidation or Sale of Assets," the indentures require each of LQ Corporation and LQ Properties, as the case may be, to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights. However, the indentures do not require either LQ Corporation or LQ Properties to preserve any right if it determines that any right is no longer desirable in the conduct of its business.

        Maintenance of properties.    If LQ Corporation or LQ Properties, as the case may be, determine that it is necessary in order to properly and advantageously carry on its business, the indentures require it to:

  •
  cause all of its material properties used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; and

  •
  cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.

        However, the indentures do not prohibit LQ Corporation or LQ Properties, as the case may be, or their respective subsidiaries, from selling or otherwise disposing of its respective properties for value in the ordinary course of business.

        Insurance.    The indentures require LQ Corporation's and LQ Properties' insurable properties to be insured against loss or damage in an amount deemed reasonable by its respective Board of Directors with insurers of recognized responsibility.

        Payment of taxes and other claims.    The indentures require LQ Corporation and LQ Properties, as the case may be, to pay, discharge or cause to be paid or discharged, before they become delinquent, all taxes, assessments and governmental charges levied or imposed on it, its affiliates or its affiliates' income, profits or property. However, LQ Corporation and LQ Properties, as the case may be, will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of financial information.    The indentures require LQ Corporation and LQ Properties, as the case may be, to (1) within 15 days of each of the respective dates by which it is required to file its annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that it files with the SEC under Section 13 or 15(d) of the Exchange Act, (2) to file with the trustee and the SEC any additional information, documents and reports regarding compliance by the issuing company with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee mail, or cause to be mailed, to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by the issuing company pursuant to (1) and (2) above, and (4) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

        Additional covenants.    The applicable prospectus supplement will set forth any additional covenants of LQ Corporation or LQ Properties relating to any series of debt securities.

Events of Default, Notice and Waiver

        Unless the applicable prospectus supplement states otherwise, when we refer to "events of default" as defined in the indentures with respect to any series of debt securities, we mean:

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  default for 30 days in the payment of any installment of interest when due and payable;

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  default for five business days in the payment of principal of, or any premium (or make-whole amount), when due at its stated maturity;

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  default in making any sinking fund payment as required for any debt security of such series;

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  default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by LQ Corporation or LQ Properties, as the case may be, continuing for 60 days after written notice as provided in the applicable indenture;

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  (1) a default under any bond, debenture or note having an aggregate principal amount of at least $20,000,000; or

    (2) a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by LQ Corporation or LQ Properties, as the case may be, or its affiliates in an aggregate principal amount of at least $20,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 10 days after notice to the issuing company specifying such default;

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  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of LQ Corporation or LQ Properties, as the case may be, or any of its affiliates which is considered a significant subsidiary; and

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  any other event of default provided with respect to a particular series of debt securities.

        When we use the term "significant subsidiary," we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

  •
  the issuing company has deposited with the applicable trustee all required payments of the principal and any premium (or make-whole amount) which have become due other than by such declaration or acceleration, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

  •
  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

        The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal, any premium (or make-whole amount) or interest;

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  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

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  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

        The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

        The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

        The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

  •
  is in conflict with any law or the applicable indenture;

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  may involve the trustee in personal liability; or

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  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

        Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

        The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

  •
  change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

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  reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

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  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

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  change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

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  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

        LQ Corporation or LQ Properties, as the case may be, and their respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to the issuing company as obligor under such indenture;

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  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

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  to add events of default for the benefit of the holders of all or any series of debt securities;

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  to add or change any provisions of an indenture (1) to facilitate the issuance of, or to change or eliminate restrictions on the payment of principal of, or premium (or make-whole amount) or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

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  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

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  to secure the debt securities;

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  to establish the form or terms of debt securities of any series;

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  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

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  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

        The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

  •
  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

  •
  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

  •
  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

        Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

        Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

  •
  there shall be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination of Subordinated Debt Securities

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

        Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made, and no redemption, purchase or other acquisition of the subordinated debt securities may be made, in the event:

  •
  of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving the issuing company or its assets;

  •
  of any liquidation, dissolution or other winding up of the issuing company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

  •
  of any assignment for the benefit of creditors;

  •
  that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

  •
  that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

        If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness. Even if the subordination provisions prevent the issuing company from making any payment when due on the subordinated debt securities of any series, the issuing company will be in default on its obligations under that series if the issuing company does not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against the issuing company, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of either LQ Corporation or LQ Properties, as the case may be, and their respective subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

        The prospectus supplement may include a description of additional terms implementing the subordination feature.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, the indentures allow each of LQ Corporation or LQ Properties, as the case may be, to discharge their obligations to holders of any series of debt securities issued under any indenture when:

  •
  either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at the issuing company's option, are to be redeemed within one year, and LQ Corporation or LQ Properties, as the case may be, has irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

  •
  LQ Corporation or LQ Properties, as the case may be, has paid or caused to be paid all other sums payable; and

  •
  an officers' certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

        Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon the issuing company's irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities; or

  •
  to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

        Notwithstanding the above, LQ Corporation or LQ Properties, as the case may be, may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

        The indentures only permit LQ Corporation or LQ Properties, as the case may be, to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount) and interest.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

        In the event that (a) LQ Corporation or LQ Properties, as the case may be, effect covenant defeasance with respect to any debt securities and (b) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration. Notwithstanding the first sentence of this paragraph, the events of default in (b) above shall not include the event of default described in (1) the fourth bullet point under "—Event of Default, Notice and Wavier" with respect to specified sections of an indenture or (2) the seventh bullet point under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the issuing company's option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. Either or both LQ Corporation and LQ Properties may issue global securities in either registered or bearer form and in either temporary or permanent form. The issuing company will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

        Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by LQ Corporation or LQ Properties, as the case may be, if the issuing company offers such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

        We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants with the depository) and records of participants (with respect to beneficial interests of persons who hold through participants with the depository). Neither LQ Corporation or LQ Properties, as the case may be, nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, LQ Corporation or LQ Properties, as the case may be, and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither LQ Corporation or LQ Properties, as the case may be, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, LQ Corporation or LQ Properties, as the case may be, may at any time and in their sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

        The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

        There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor's past, present or future stockholders, employees, officers or directors.

INFORMATION ABOUT OUR CAPITAL STOCK

Authorized Shares

        LQ Corporation.    The LQC Charter authorizes LQ Corporation to issue 531,000,000 shares of capital stock, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share; (ii) 6,000,000 shares of preferred stock, par value $0.10 per share; and (iii) 25,000,000 shares of excess stock, par value $0.10 per share.

        The LQC Charter grants to LQ Corporation's Board of Directors the power to classify and authorize the issuance of one or more classes or series of LQ Corporation preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Corporation's Board of Directors and as are not prohibited by the LQC Charter or applicable law.

        As of June 28, 2002, 152,803,760 shares of common stock were issued and outstanding and no shares of preferred stock or excess stock were issued and outstanding.

        LQ Properties.    The LQP Charter authorizes LQ Properties to issue 532,000,000 shares of capital stock, consisting of: (i) 1,000,000 shares of Class A common stock, par value $0.10 per share; (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share; and (iii) 6,000,000 shares of preferred stock, par value $0.10 per share, 805,000 of which have been designated as 9% Series A cumulative redeemable preferred stock and 1,000 of which have been designated as 9% Series B cumulative redeemable preferred stock; and (iv) 25,000,000 shares of excess stock, par value $0.10 per share.

        The LQP Charter grants to LQ Properties' Board of Directors the power to classify and authorize the issuance of one or more classes or series of LQ Properties preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Properties' Board of Directors and as are not prohibited by the LQP Charter or applicable law.

        As of June 28, 2002, 100,000 shares of LQ Properties Class A common stock were issued and outstanding, 143,373,612 shares of LQ Properties Class B common stock were issued and outstanding, 700,000 shares of Series A preferred stock were issued and outstanding and 1,000 shares of Series B preferred stock were issued and outstanding. No shares of excess stock were issued and outstanding.

        The summary description of our capital stock set forth below is not complete. We refer you to any other certificate of designations which we will file with the SEC in connection with any offering of preferred stock.

Pairing Arrangement

        The terms of the LQ Corporation common stock and the LQ Properties Class B common stock currently require that, until the limitation on transfer provided for in Article Fourteen of each of the LQC Charter and the LQP Charter is terminated, shares of common stock of LQ Corporation and shares of Class B common stock of LQ Properties are transferable and tradeable only in combination as units, each unit consisting of one share of LQ Corporation common stock and one share of LQ Properties Class B common stock. The pairing is evidenced by "back-to-back" stock certificates, that is, certificates evidencing shares of LQ Properties Class B common stock are printed on the reverse side of certificates evidencing shares of LQ Corporation common stock. The certificates bear a legend referring to the conditions on transfer imposed by the LQC Charter and the LQP Charter. Shares of the underlying shares of convertible preferred stock of LQ Corporation common stock and LQ Properties Class B common stock are also subject to the pairing arrangement. However, the LQC Charter and the LQP Charter do allow the respective Board of Directors of LQ Corporation and LQ Properties to, in their sole discretion, issue unpaired shares of its capital stock.

Limits on Ownership of Stock and Restrictions on Transfer

        For LQ Properties to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, it must meet certain requirements concerning the ownership of its outstanding shares of equity stock. Specifically, not more than 50% in value of LQ Properties' outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) (this ownership restriction is commonly referred to as the "5/50 Test"). Additionally, the shares of stock must be beneficially owned by 100 or more persons, during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, at least 75% of LQ Properties' gross income for each year must consist of qualified "rents from real property" and income from certain other real property investments. The Internal Revenue Code contains certain provisions that exclude rental income paid by a "related party" from the concept of qualified "rents from real property" for purposes of this gross income test. The Internal Revenue Code will treat LQ Corporation as a "related party" for purposes of this gross income test if LQ Properties owns, actually or constructively, 10% or more of the ownership interests in LQ Corporation within the meaning of section 856(d)(2)(B) of the Internal Revenue Code. LQ Properties will be deemed to constructively own 10% or more of the ownership interests in LQ Corporation if a person holding 10% or more of LQ Properties common stock also holds 10% or more of LQ Corporation common stock. Thus, if one person held 10% or more of the outstanding paired common stock, LQ Corporation would be deemed a related party of LQ Properties and LQ Properties would lose its status as a REIT. Accordingly, both of LQ Properties and LQ Corporation must have various restrictions on the ownership of shares of their capital stock in order to ensure that the 5/50 Test is met, as well as to ensure that rents received by LQ Properties from LQ Corporation are not deemed to be rents from a related party. The 100,000 shares of LQ Properties Class A common stock currently held entirely by LQ Corporation is excluded from the ownership restrictions.

        To protect LQ Properties' against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, the LQC Charter and the LQP Charter, subject to certain exceptions, provide that no single person, may "Beneficially Own" or "Constructively Own" more than 9.9% of the aggregate number of outstanding shares of any class or series of capital stock. Each of the company's respective Board of Directors may waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for U.S. federal income tax purposes.

Shares Owned in Excess of the Ownership Limit

        Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 9.9% ownership limits will be converted automatically into shares of "excess stock" and will be transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization. However, for purposes of determining shares owned in excess of the ownership limit, the 100,000 shares of LQ Properties Class A common stock currently held by LQ Corporation is excluded.

        Upon the occurrence of such a conversion of shares of any class or series of LQ Properties stock into an equal number of shares of excess stock, such shares of LQ Properties stock shall be automatically retired and canceled, without any action required by the LQ Properties' Board of Directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of LQ Properties stock from which such excess stock was converted and may be reissued by LQ Properties as to that particular class or series of stock.

        Upon the conversion into excess shares of any shares of any class or series of LQ Corporation stock that are paired with a class or series of shares of LQ Properties stock, such shares of LQ Properties shall likewise be converted into an equal number of shares of excess stock and be paired with such converted shares of LQ Corporation.

        Each share of excess stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the respective company's Board of Directors as shares of the class or series of stock from which such excess stock was converted. The trustee, to whom shares of excess stock are transferred, as record holder of the shares of excess stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the beneficiary. The "prohibited owner," with respect to such shares of excess stock, shall repay to the trust the amount of any dividends or distributions received by it that are attributable to any shares that have been converted into shares of excess stock and the record date of which was on or after the date that such shares were converted into shares of excess stock. The companies shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were converted into shares of excess stock; and, as soon as reasonably practicable following the companies' receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

Right to Purchase Excess Stock

        In addition to the foregoing transfer restrictions, and as more fully explained in the LQC Charter and the LQP Charter, shares of excess stock shall be deemed to have been offered for sale to the respective company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares of excess stock or (2) the market price on the date the respective company, or its designee, accepts such offer. The respective company shall have the right to accept such offer for a period of 90 days.

General

        The foregoing restrictions on transferability and ownership will not apply if LQ Properties' Board of Directors determines that it is no longer in our best interest for LQ Properties to continue to qualify as a REIT. Furthermore, the respective Board of Directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize LQ Properties' qualification as a REIT and the respective Board of Directors otherwise decides that such action is in its stockholders' best interest.

        Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request in order to determine LQ Properties' status as a REIT and to ensure compliance with the ownership limits.

        The ownership limits may have the effect of delaying, deferring or preventing a change of control of the companies.

Certain Anti-Takeover Provisions

        Under the DGCL, transactions such as mergers, consolidations, sales of all or substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.

        However, the ability of each of the companies to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person became an interested stockholder unless:

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  prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are both directors and officers and (2) certain employee stock plans; or

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  on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" includes certain mergers, consolidations, asset sales, transfers and transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is, in general, a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the provision restricting business combinations with interested stockholders. Neither LQ Corporation nor LQ Properties has adopted such an amendment.

        Both the LQC Charter and the LQP Charter contain provisions which restrict certain "business combinations" (as defined therein) with interested stockholders. An interested stockholder for the purposes of these provisions includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of the applicable company. These provisions provide that business combinations with interested stockholders of a company may not be consummated without:

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  the affirmative vote of the holders of at least 80% of the combined voting power of all issued and outstanding shares entitled to vote in the election of directors of such company ("Voting Stock");

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  if less than 90% of the combined voting power of the Voting Stock approve the business combination, the affirmative vote of at least a majority of the combined voting power of Voting Stock held by persons who are not interested stockholders.

        These provisions do not apply to business combinations approved by a majority of the directors unaffiliated with the interested stockholder and elected prior to such an interested stockholder becoming an interested stockholder or if certain price and procedural requirements are met. A "business combination" includes:

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  a merger or consolidation with an interested stockholder;

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  the sale or disposition of assets to an interested stockholder having an aggregate fair market value of $5,000,000 or more;

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  the issuance of securities to an interested stockholder having a fair market value of $5,000,000 or more;

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  the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

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  any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested stockholder.

        The higher percentage of stockholder approval required for a business combination with interested stockholders, together with the provisions of the DGCL described above, could make it more difficult for a third party to gain control of the companies, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over the companies.

        Certain provisions of the DCGL, and each of LQ Corporation's and LQ Properties' amended and restated bylaws, which we refer to as the "LQC bylaws" and the "LQP bylaws," respectively, could have a potential for similar anti-takeover effects. Those provisions include the following:

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  the LQC Charter and the LQP Charter and the bylaws of each of the companies provide for a classified Board of Directors, with each class standing for re-election once every three years;

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  Delaware law permits removal of directors of LQ Corporation and LQ Properties, other than upon expiration of their term, only for cause;

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  except as may be provided in a certificate of designations creating a class or series of preferred stock, the LQC bylaws and the LQP bylaws do not permit stockholders to call a special meeting of stockholders;

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  the LQC Charter and the LQP Charter contain restrictions on the number of shares that may be owned by any stockholder and permit the companies to enforce those restrictions by purchasing shares from stockholders or by refusing to transfer shares;

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  the LQC Charter and the LQP Charter permit the issuance, without stockholder approval, of one or more series of preferred stock with rights and preferences to be determined by the Board of Directors;

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  the LQC bylaws and the LQP bylaws each eliminate the right of stockholders to take action by written consent;

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  the LQC bylaws and the LQP bylaws each require that vacancies in the Board of Directors and newly created directorships be filled by the remaining directors (except as may otherwise be provided with respect to any series of preferred stock); and

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  the LQC bylaws and the LQP bylaws each require advance notice of stockholder proposals and director nominations.

DESCRIPTION OF COMMON STOCK

General

        Under the LQC Charter, LQ Corporation has authority to issue 500,000,000 shares of common stock, par value $0.01 per share. Under the LQP Charter, LQ Properties has authority to issue 1,000,000 shares of Class A common stock, par value $0.01 per share, of which 100,000 shares have been issued to LQ Corporation, and 500,000,000 shares of Class B common stock, par value $0.01 per share. LQ Corporation's common stock is paired with LQ Properties' Class B common stock. As of June 28, 2002, we had 143,373,612 shares of paired common stock issued and outstanding. These shares of paired common stock are listed on the NYSE under the symbol "LQI." Although the LQC Charter and LQP Charter permit LQ Corporation and LQ Properties, respectively, to issue unpaired shares of capital stock, including unpaired common stock, the companies anticipate that they will offer their respective common stock together in paired units comprised of one share of common stock of LQ Corporation and one share of Class B common stock of LQ Properties.

        You should carefully read the LQC Charter and the LQP Charter, the LQC bylaws and the LQP bylaws and the description of our paired common stock in the documents incorporated by reference into this prospectus, as well as in any prospectus supplement before making an investment in our paired common stock.

        Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of our paired common stock.

LQ Corporation Common Stock

        Dividends.    Subject to provisions of law and the preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock will be entitled to receive dividends when, as and if declared by LQ Corporation's Board of Directors. LQ Corporation will pay those dividends either in cash, or otherwise, at the rate and on the date or dates declared by its Board of Directors.

        Liquidation Preference.    Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Corporation, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock are entitled to receive their proportionate share of all assets available for distribution.

        Voting Rights.    Subject to the provisions of the LQC Charter regarding excess stock, holders of LQ Corporation common stock are entitled to one vote for each share of common stock held on every matter submitted to a vote of stockholders of LQ Corporation. Except as otherwise required by law or the terms of any outstanding series of preferred stock, the holders of LQ Corporation have sole voting power. Holders of LQ Corporation common stock do not have cumulative voting rights in the election of directors. Pursuant to the terms of the LQC Charter, certain business combinations, including but not limited to any merger or consolidation, requires a higher vote than a majority.

        Redemption.    LQ Corporation has the limited right to redeem LQ Corporation common stock in the event of a violation of the ownership limitation set forth in the LQC Charter.

        Restrictions on Ownership and Transfer.    For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist LQ Properties in meeting this requirement, LQ Corporation may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

        Classification of Board of Directors.    LQ Corporation's Board of Directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms with one class elected at each succeeding annual meeting.

LQ Properties Class B Common Stock

        Dividends.    No dividends will be paid on the Class B common stock prior to the calendar year commencing January 1, 2005. Beginning in the calendar year commencing January 1, 2005, subject to certain limitations and to the prior rights of the holders of LQ Properties Series A preferred stock and Series B preferred stock to receive dividends, dividends in an amount not to exceed $0.10 per share per annum may be declared and paid or set apart for payment on a quarterly basis upon the Class B common stock out of any assets or funds of LQ Properties legally available for the payment of dividends as, if and when declared by the LQ Properties Board of Directors or any authorized committee thereof. Holders of Class B common stock will have no right to any dividend or distribution (preferential or otherwise) unless declared by LQ Properties Board of Directors or any authorized committee thereof. The dividend on the Class B common stock will accumulate during any calendar year in which dividends on the Class A common stock are declared and paid but will otherwise be non-cumulative.

        A Class B dividend, if, when and as declared by the LQ Properties Board of Directors, or any authorized committee thereof, will rank junior to the Series A preferred stock dividend and the Series B preferred stock dividend and senior to the Class A common stock dividend.

        Liquidation Preference.    Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Properties, whether voluntary or involuntary, and subject to the liquidation preferences of holders of LQ Properties Series A preferred stock and Series B preferred stock, and to the liquidation preference of the holders of Class A common stock, holders of Class B common stock will be entitled to receive, out of the assets of LQ Properties legally available for liquidating distributions to holders of shares of capital stock in LQ Properties, a liquidating distribution in an amount equal to 10% of such assets, with the remaining 90% of such assets to be distributed concurrently to the holders of Class A common stock. For such purposes, the consolidation or merger of LQ Properties with one or more entities, a statutory share exchange, or the sale or transfer of all or substantially all of LQ Properties' assets, shall be deemed not to be a liquidation, dissolution or winding up of LQ Properties.

        Voting Rights.    Subject to certain exceptions, the Class B common stock has no common stock voting power. Pursuant to the terms of the LQP Charter, an affirmative vote of at least a majority of the outstanding Class B common stock shall be necessary to effect or validate any amendment, alteration or repeal of any of the provisions of the LQP Charter that adversely affects the rights of the holders of the Class B common stock.

        Redemption Rights.    Subject to the limitations and conditions described below, LQ Properties, at its sole option upon written notice (a "Redemption Notice"), has the right (the "Redemption Right") to redeem all, but not less than all, of the outstanding Class B common stock for a nominal amount of cash (the "Redemption Amount") provided that, at such time, all such outstanding shares of Class B common stock continue to be paired with shares of LQ Corporation common stock and that LQ Properties, any subsidiary of LQ Properties or LQ Corporation are the only holders of any shares of LQ Corporation common stock that are not paired with Class B common stock. Additionally, in the event LQ Properties has a share repurchase program in effect, the Redemption Right will not be exercisable until such time as such share repurchase program is terminated.

        The redemption shall be deemed to have been made on the earlier of (1) the close of business on the applicable date fixed by LQ Properties for the redemption (the "Redemption Date") or (2) the date on which the Redemption Notice was given and the funds for such redemption were irrevocably set aside by LQ Properties in trust for such redemption, and after such date the Class B common stock shall no longer be deemed outstanding for any purpose, except the right to receive the Redemption Price, without interest thereon, upon surrender of the certificates evidencing the Class B common stock.

        The Redemption Notice shall be given by LQ Properties by first class mail to each holder of Class B common stock at the holder's address as shown on the share books of LQ Properties and shall specify (1) the Redemption Date, (2) the Redemption Price and (3) the place or places where certificates for the Class B common stock to be redeemed are to be surrendered for payment of the Redemption Price.

        Upon receipt of a Redemption Notice, each holder of Class B common stock shall surrender to the transfer agent a certificate or certificates evidencing their shares. As soon as practicable, LQ Properties shall pay the applicable Redemption Amount to the holder.

        Restrictions on Ownership and Transfer.    For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist in meeting this requirement, LQ Properties may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

LQ Properties Class A Common Stock

        General.    The holders of Class A common stock do not have any preemptive rights with respect to the issuance of any shares of capital stock in LQ Properties or any securities convertible into, exchangeable for or carrying rights or options to purchase any such shares. The Class A common stock is not paired with shares of stock of LQ Corporation. As of June 28, 2002, 100,000 shares of Class A common stock were outstanding and held by LQ Corporation.

        Dividends.    Subject to the prior rights of the holders of LQ Properties Series A preferred stock and Series B preferred stock to receive dividends, and the rights of holders of LQ Properties Class B common stock to receive dividends of $0.10 per share per annum beginning in the calendar year commencing on January 1, 2005, payable on a quarterly basis, prior to the payment of dividends on the Class A common stock and the requirement that LQ Properties distribute the minimum dividend in order to maintain REIT status, dividends may be declared and paid or set apart for payment upon the Class A common stock out of any assets or funds of LQ Properties legally available for the payment of dividends, but only when and as declared by the LQ Properties Board of Directors or any authorized committee thereof. Holders of Class A common stock will have no right to any dividend or distribution (preferential or otherwise) unless declared by the LQ Properties Board of Directors or any authorized committee thereof.

        A Class A dividend, if, when and as declared by the LQ Properties Board of Directors, or any authorized committee thereof, will rank junior to the Series A preferred stock dividend, the Series B preferred stock dividend and the Class B common stock dividend.

        Liquidation Preference.    Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Properties, whether voluntary or involuntary, and subject to the liquidation preferences of holders of LQ Properties Series A preferred stock and Series B preferred stock, holders of Class A common stock will be entitled to receive, out of the assets of LQ Properties legally available for liquidating distributions to holders of shares of capital stock in LQ Properties, a liquidating distribution in an amount equal to (1) the aggregate book value of the total equity of LQ Properties on December 31, 2000, as shown on the balance sheet of LQ Properties filed with the SEC, less the amount of such book value represented by the LQ Properties Class A preferred stock and Class B preferred stock (the "Class A Liquidating Distribution"), and (2) after the payment in full of the Class A Liquidating Distribution, 90% of such assets, with the remaining 10% of such assets to be distributed concurrently to the holders of the Class B common stock as described above (see "LQ Properties Class B Common Stock—Liquidation

Preference"). For such purposes, the consolidation or merger of LQ Properties with one or more entities, a statutory share exchange or the sale or transfer of all or substantially all of LQ Properties' assets, shall be deemed not to be a liquidation, dissolution or winding up of LQ Properties.

        Voting Rights.    The holders of Class A common stock are entitled to one vote per share upon all matters submitted to the vote of holders of shares of capital stock in LQ Properties at any meeting of stockholders of LQ Properties. Furthermore, pursuant to the terms of the LQP Charter, a affirmative vote of at least a majority of the outstanding Class A common stock shall be necessary to effect or validate any amendment, alteration or repeal of any of the provisions of the LQP Charter that adversely affects the rights of the holders of the Class A common stock. Accordingly, LQ Corporation, as the sole holder of the Class A common stock, is the only LQ Properties' stockholder entitled to vote on matters submitted to a vote of holders of LQ Properties' common stock.

        Redemption Rights.    LQ Properties does not have the right to, and LQ Corporation as the sole holder of the Class A common stock does not have the right to require LQ Properties to, redeem any or all of the Class A common stock at any time except in the event of a violation of the ownership limit.

        Classification of Board of Directors.    LQ Properties' Board of Directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms, with one class elected at each succeeding annual meeting.

Transfer Agent

        The transfer agent and registrar for our paired common stock, is EquiServe Trust Company, N.A., Boston, Massachusetts.

DESCRIPTION OF PREFERRED STOCK

        Either or both of LQ Corporation and LQ Properties may issue preferred stock in one or more series in such amounts and with such designations, powers, preferences or other rights qualifications, limitations and restrictions as may by fixed by the applicable Board of Directors in the certificate of designation relating to each particular series.

General

        The Board of Directors of each of LQ Corporation and LQ Properties, under the LQC Charter and the LQP Charter, respectively, is authorized without a vote or other stockholder action, to provide for the issuance of up to 6,000,000 shares of preferred stock, par value $0.10 per share, in one or more series. As of March 31, 2002, LQ Properties had designated 805,000 shares of its preferred stock as 9% Series A cumulative redeemable preferred stock, of which 700,000 shares were outstanding and 1,000 shares as 9% Series B cumulative redeemable preferred stock of which 1,000 shares were outstanding.

        Each of the companies may offer shares of its preferred stock separately from the other company, or the companies may offer shares of their respective preferred stock together, and the preferred stock of one company may or may not be paired with the preferred stock of the other company. However, when issued the preferred stock of any series will represent an equity interest only in the company which issued the preferred stock and will not represent an equity interest in, and will not otherwise be an obligation of, the other company, even though the preferred stock of one company may be paired with the preferred stock of the other company.

        Prior to the issuance of shares of each series, the Board of Directors of LQ Corporation and LQ Properties, as the case may be, is required by the DGCL and the LQC Charter and the LQP Charter, respectively, to fix, for each series, subject to the provisions of their respective charter regarding excess stock, the designations, powers and preferences, and the relative, participating optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof as are permitted by Delaware law. The preferred stock will, when issued following the receipt of full consideration therefor, be fully paid and nonassessable and will have no preemptive rights. The description of preferred stock described in this prospectus and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The issuance of preferred stock may reduce the amount of earnings and assets available for distribution to our paired common stockholders and/or the rights and powers that they possess. In addition, the Board of Directors of either or both LQ Corporation or LQ Properties could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that our paired common stockholders might believe to be in their best interests or in which holders of some, or a majority, of the shares of paired common stock might receive a premium for their shares over the then market price of such shares of paired common stock.

Terms

        A prospectus supplement relating to each such series to be issued pursuant to this prospectus will specify the terms of the preferred stock, including, if applicable, the following:

  •
  the title of the series and stated value;

  •
  the number of shares of the series of preferred stock offered, the liquidation preference per share and the offering price;

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  the applicable dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof;

  •
  the date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  any procedures for auction and remarketing;

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  any redemption or sinking fund provisions for a sinking fund;

  •
  any securities exchange listing;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock, Class B common stock, or paired common stock, as the case may be, including the conversion price or rate or manner of calculation thereof;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, and the exchange period;

  •
  a discussion of applicable U.S. federal income tax considerations;

  •
  the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of the issuing company;

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  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon the issuing company's liquidation, dissolution or the winding up of the issuing company;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve LQ Properties' status as a REIT; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of such series.

        The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock.

Transfer Agent

        The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Description of Series A Preferred Stock

        LQ Properties currently has outstanding a series of preferred stock designated the "9% Series A Cumulative Redeemable Preferred Stock." As of June 28, 2002, 700,000 shares of Series A preferred stock, par value $0.10 per share, were issued and outstanding, which such Series A preferred shares are represented by depositary shares.

        Dividends.    Holders of Series A preferred stock shall be entitled to receive, when, as and if declared by the LQ Properties Board of Directors or any duly authorized committee thereof, cumulative cash dividends, on a quarterly basis, at the rate of 9% per annum of the $250.00 per share liquidation preference of the Series A preferred stock (equivalent to an annual rate of $22.50 per share).

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of LQ Properties, the holders of the shares of Series A preferred stock then outstanding shall be entitled to receive liquidating distributions in cash or property at its fair market value as determined by LQ Properties Board of Directors in the amount of $250.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment. Such payment will be subject to the preferential rights of the holders of shares of any class or series of capital stock of LQ Properties ranking prior to the Series A preferred stock.

        Redemption Rights.    The Series A preferred stock is not redeemable prior to June 17, 2003, except for REIT qualification purposes as provided in the LQP bylaws. On and after June 17, 2003, LQ Properties may, at its option, on written notice, redeem the Series A preferred stock in whole or from time to time in part, for a cash redemption price equal to $250.00 per share, together with all accrued and unpaid dividends to the date fixed for redemption.

        Voting Rights.    Except as required by law or in limited circumstances provided for in the LQP Charter, the holders of Series A preferred stock do not have any voting rights.

        Conversion.    The Series A preferred stock is not convertible into or exchangeable for any other property or securities of LQ Properties, except in the event it is necessary for LQ Properties to remain qualified as a REIT.

        Restrictions on Ownership and Transfer.    In accordance with the LQP bylaws, LQ Properties may purchase Series A preferred stock, as necessary, to remain qualified as a REIT. The Series A preferred stock is, and will continue to be, subject to the ownership and other restrictions set forth in the LQP Charter. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

Description of Series B Preferred Stock

        In October 1999, in connection with LQ Properties' acquisition (by merger) of TeleMatrix, Inc., the "9% Series B Cumulative Redeemable Convertible Preferred Stock," with a par value of $0.10 per share, was issued. As of June 28, 2002, 1,000 shares of Series B preferred stock were issued and outstanding.

        Dividend.    Holders of Series B preferred stock shall be entitled to receive, when, as and if declared by the LQ Properties Board of Directors or any duly authorized committee thereof, cumulative cash dividends, on a quarterly basis, at the rate of 9% per annum of the $25,000 per share liquidation preference of the Series B preferred stock (equivalent to an annual rate of $2,250 per share).

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of LQ Properties, the holders of the shares of Series B preferred stock then outstanding shall be entitled to receive liquidating distributions in cash or property at its fair market value as determined by the LQ Properties Board of Directors in the amount of $25,000 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment. Such payment will be subject to the preferential rights of the holders of shares of any class or series of capital stock of LQ Properties ranking prior to the Series B preferred stock.

        Redemption Rights.    The Series B preferred stock is not redeemable prior to October 7, 2004, except for REIT qualification purposes as provided in the LQP bylaws. On and after October 7, 2004, LQ Properties may, at its option, on written notice, redeem the Series B preferred stock in whole, or from time to time, in part, for a cash redemption price equal to $25,000 per share, together with all accrued and unpaid dividends to the date fixed for redemption.

        Voting Rights.    Except as required by law or in limited circumstances provided for in the LQP Charter, the holders of Series B preferred stock shall not have any voting rights.

        Conversion.    The Series B preferred stock shall not be convertible prior to the earlier to occur of (1) October 7, 2004, or (2) the first day that dividends on any shares of Series B preferred stock shall be in arrears for six or more dividend periods. The Series B preferred stock may then be converted in accordance with the terms of the LQP Charter.

        Restrictions on Ownership and Transfer.    In accordance with the LQP bylaws, LQ Properties may purchase Series B preferred stock, as necessary, to remain qualified as a REIT. The Series B preferred stock is, and will continue to be, subject to the ownership and other restrictions set forth in the LQP Charter. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

DESCRIPTION OF DEPOSITARY SHARES

General

        Either or both of LQ Corporation and LQ Properties may, at their option, elect to offer fractional interests in shares of preferred stock of a series, rather than full shares of preferred stock. If so, the issuing company will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. The fraction of a share of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement. Each of the companies may offer its depositary shares separately from the other company, or the companies may offer their respective depositary shares together, and the depositary shares of one company may or may not be paired with the depositary shares of the other company. However, when issued, the preferred stock of any series represented by depositary shares will represent an equity interest only in the company which issued the preferred stock, and will not represent an equity interest in, and will not otherwise be an obligation of, the other company, even though the depositary shares of one company may be paired with the depositary shares of the other company. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

        Currently, LQ Properties has designated 805,000 shares of Series A preferred stock of which 700,000 shares of Series A preferred stock are issued and outstanding. The 700,000 shares of Series A preferred stock are represented by a total of 7,000,000 Series A depositary shares, each of which represents a one-tenth interest in a shares of Series A preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between the issuing company and a bank or trust company selected by the issuing company. The depositary will have its principal office in the United States and a combined capital and surplus of at least $100,000,000. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. LQ Corporation or LQ Properties, as the case may be, will distribute depositary receipts to those persons purchasing the fractional shares of preferred stock of a series underlying the depositary shares in accordance with the terms of the offering. The issuing company will file copies of the deposit agreement and depositary receipt as exhibits to the applicable prospectus supplement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete and is subject to and qualified in its entirety by reference to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with the offering of the specific depositary shares.

        Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts, which we will prepare without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at the expense of the issuing company.

        Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the depositary shares that prospectus supplement covers.

        The summary of the terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, the LQC Charter and the LQP Charter, as the case may be, and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received with respect to the applicable series of preferred stock to the record holders of depositary shares relating to the preferred stock of that series in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that the distribution cannot be made proportionately or it is not feasible to make the distribution. If this occurs, the depositary may, with the approval of the issuing company, sell the property and distribute the net proceeds from the sale to the applicable holders or adopt another method of distribution as it deems equitable.

Withdrawal of Underlying Preferred Stock

        Upon surrender of the depositary receipts at the depositary's corporate trust office, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities, the holder of the depositary shares evidenced by those depositary receipts is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property those depositary shares represent. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred stock, but holders of those whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts that the holder delivers to the depositary evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing that excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Redemption or Exchange

        If a series of preferred stock represented by depositary shares is subject to provisions relating to conversion, redemption or exchange as set forth in the applicable prospectus supplement, each holder of the related depositary shares will have the right or obligation to convert, redeem or exchange depositary shares in accordance with its terms.

Liquidation Preference

        If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the issuing company, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption of Depositary Shares

        If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever LQ Corporation or LQ Properties, as the case may be, redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the issuing company. The rights of holders of depositary shares after the date fixed for redemption will be described in the applicable prospectus supplement.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with the instructions. The issuing company will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between LQ Corporation or LQ Properties, as the case may be, and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        Whenever so directed by the issuing company, the depositary will terminate the deposit agreement by mailing notice of termination to the record holders of all depositary receipts then outstanding at least 30 days prior to the date fixed in the notice for termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the issuing company a written notice of its election to resign, and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with those dividends and distributions and the net proceeds of any sales of rights, preferences, privileges and other property, without liability for interest thereon, in exchange for depositary receipts surrendered.

Charges of Depositary

        LQ Corporation or LQ Properties, as the case may be, will pay charges of the depositary in connection with the initial deposit of the preferred stock, any redemption of the preferred stock and other administrative matters. Holders of depositary receipts will pay transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Restrictions on Ownership and Transfer

        For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, the shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or a proportionate part of a shorter taxable year. To protect LQ Properties against the risk of losing its status as a REIT, the LQC Charter and the LQP Charter contain provisions and restrictions intended to preserve the status of LQ Properties as a REIT, including provisions permitting each of LQ Corporation and LQ Properties to purchase its capital stock from its stockholders or to refuse to transfer its capital stock. The preferred stock represented by the depositary shares offered by any prospectus supplement will be subject to all of these provisions and restrictions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. See "Limits on Ownership of Stock and Restrictions on Transfer" beginning on page 27.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to LQ Corporation or LQ Properties, as the case may be, of its election to resign. The issuing company may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

Miscellaneous

        The depositary will forward to holders of depositary receipts all reports and communications from the issuing company delivered to the depositary required to be furnished to the holders of the preferred stock.

        Neither LQ Corporation or LQ Properties, as the case may be, nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its respective obligations under the deposit agreement. The issuing company's obligations and those of the depositary will be limited to performance in good faith of its respective duties under the deposit agreement. Neither the issuing company nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The issuing company and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

General

        Either or both of LQ Corporation or LQ Properties may issue warrants for the purchase of debt securities (debt warrants), preferred stock, depositary shares or common stock (stock warrants) or any combination thereof. The warrants will be issued under warrant agreements to be entered into between the issuing company and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement.

        The following description sets forth certain general terms and provisions of the warrants. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the warrants covered by that prospectus supplement. The following summary of certain provisions of the debt warrants, stock warrants, warrant agreements and warrant certificates is not complete and is subject to all of the provisions of the warrant agreements and warrant certificates.

Debt Warrants

        The particular terms of any individual debt warrants that either or both of LQ Corporation of LQ Properties offers under this prospectus will be described in the applicable prospectus supplement relating to those debt warrants. Those terms may include all or any of the following:

  •
  the title and the aggregate number of the debt warrants;

  •
  the offering price for the debt warrants, if any;

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  the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  •
  the designation and terms of any related securities with which the debt warrants are issued and the number of debt warrants issued with each of those securities;

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  the date, if any, on and after which the debt warrants and any related securities will be separately transferable;

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  the principal amount of securities purchasable upon exercise of each debt warrant and the price at which such principal amount of securities may be purchased upon such exercise;

  •
  the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

  •
  whether the debt warrants represented by debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  information with respect to any book-entry procedures;

  •
  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

  •
  redemption or call provisions of the debt warrants, if any; and

  •
  any additional rights, preferences, privileges, limitations and restrictions.

        If the terms of any issuance of debt warrants differ from the terms set forth in this prospectus, then those differing terms will also be disclosed in the prospectus supplement applicable to that issuance.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon exercise of the debt warrants. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void and non-exercisable.

        Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the issuing company will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, then a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Stock Warrants

        The particular terms of any individual stock warrants that either or both of LQ Corporation or LQ Properties may offer under this prospectus will be described in the applicable prospectus supplement relating to those stock warrants. Those terms may include all or any of the following:

  •
  the title and the aggregate number of stock warrants;

  •
  the offering price for the stock warrants, if any;

  •
  the type and number of shares of preferred stock, depositary shares or common stock purchasable upon exercise of the stock warrants and the procedures and conditions relating to the exercise of the stock warrants;

  •
  the designation and terms of any related securities with which the stock warrants are issued, and the number of stock warrants issued with each of those securities;

  •
  the date, if any, on and after which the stock warrants and related stock will be separately transferable;

  •
  the offering price of the stock warrants, if any;

  •
  the initial price at which the shares of stock may be purchased upon exercise of stock warrants and any provision with respect to adjustments of the purchase price;

  •
  the date on which the right to exercise the stock warrants will commence and the date on which such right will expire;

  •
  if applicable, the minimum or maximum amount of the stock warrants that may be exercised at any one time;

  •
  redemption or call provisions of the stock warrants, if any;

  •
  anti-dilution provisions of the stock warrants, if any; and

  •
  any additional rights, preferences, privileges, limitations and restrictions.

        If the terms of any issuance of stock warrants differ from the terms set forth in this prospectus, then those differing terms will also be disclosed in the prospectus supplement applicable to that issuance.

        Stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of stock purchasable upon such exercise, and will not be entitled to any dividend payments on such stock purchasable upon such exercise.

        Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock, depositary shares or common stock, as the case may be, at the exercise price set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void and non-exercisable.

        Stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the issuing company will, as soon as practicable, forward a certificate representing the number of shares of stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, then a new stock warrant certificate will be issued for the remaining amount of stock warrants.

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

        The following is a general summary of the material U.S. federal income tax considerations and consequences associated with an investment in our securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective securityholder in light of his/her personal circumstances; nor does it deal with particular types of securityholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, and the rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

        We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.

Federal Income Taxation

        LQ Properties believes that it has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. However, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify.

        It must be emphasized that such qualification and taxation as a REIT depend upon LQ Properties' ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership and various other qualification tests imposed under the REIT provisions of the Internal Revenue Code, as discussed below. We cannot assure you that the actual results of LQ Properties' operations for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time.

        If LQ Properties has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

        LQ Properties, even if it qualifies for taxation as a REIT, will be subject to federal income or excise tax as follows:

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  First, LQ Properties will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

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  Second, LQ Properties may be subject to the alternative minimum tax.

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  Third, if LQ Properties has net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, LQ Properties will be subject to tax at the highest corporate rate on such income. Foreclosure property is, in general, any real property and any personal property incident to such real property acquired through foreclosure or deed in lieu of foreclosure.

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  Fourth, if LQ Properties has net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business.

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  Fifth, if LQ Properties should fail to satisfy either the 75% or 95% gross income test but has nonetheless maintained its qualification as a REIT because other requirements have been met, LQ Properties will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 90% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect LQ Properties' profitability.

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  Sixth, if LQ Properties fails to distribute during each year at least the sum of (a) 85% of its ordinary income for such year, (b) 95% of its capital gain net income for such year and (c) any undistributed taxable income from prior periods, LQ Properties will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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  Seventh, LQ Properties may be subject to tax upon the disposition of certain assets acquired from a C-corporation in a carryover-basis transaction, as discussed in "—Built-In Gain Tax" immediately below.

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  Eighth, LQ Properties may be subject to a 100% tax on some items of income and expense that are directly or constructively paid between LQ Properties and a taxable REIT subsidiary of LQ Properties if and to the extent the Internal Revenue Service, or IRS, successfully adjusts the reported amounts of these items.

        Built-In Gain Tax.    If LQ Properties acquires any asset from a corporation which is or has been a C-corporation in a transaction in which the basis of the asset in LQ Properties' hands is determined by reference to the basis of the asset in the hands of the C-corporation, and LQ Properties subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then LQ Properties will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which LQ Properties acquired the asset (i.e., the net built-in gain). A C-corporation is generally defined as a corporation required to pay full corporate-level tax.

        The results described in the preceding paragraph with respect to the recognition of gain assume that LQ Properties has made or will make, as applicable, an election under IRS Notice 88-19 or applicable Treasury Regulations. LQ Properties acquired assets subject to this entity-level tax as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. Direct or indirect sales of such assets by LQ Properties during the applicable recognition period are likely to result in a U.S. federal income tax liability to LQ Properties to the extent, in general, of the lesser of the net built-in gain inherent in the assets sold and the gain recognized.

        Potential Reallocation of Income.    LQ Corporation, LQ Properties and certain of the entities in which they own a direct or indirect interest are controlled by the same interests. As a result, the IRS could, pursuant to section 482 of the Internal Revenue Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. It is the policy of LQ Corporation and LQ Properties to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as they believe would have been if they were unrelated parties. As a result, LQ Corporation and LQ Properties believe that (i) all material transactions between them and among them and the entities in which they own a direct or indirect interest have been and will be negotiated and structured with the intention of achieving an arm's-length result, and (ii) the potential application of section 482 of the Internal Revenue Code should not have a material effect on LQ Corporation or LQ Properties.

Requirements for Qualification as a REIT

        Organizational requirements.    The Internal Revenue Code defines a REIT as a corporation, trust or association that meets the following conditions:

        (1)   is managed by one or more trustees or directors;

        (2)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

        (3)   would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code;

        (4)   is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

        (5)   the beneficial ownership of which is held by 100 or more persons; and

        (6)   during the last half of each taxable year, five or fewer individuals do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

        In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (6) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.

        The LQP Charter currently includes restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist LQ Properties in continuing to satisfy conditions (5) and (6). We cannot assure you, however, that the restrictions in the LQP Charter will, as a matter of law, preclude it from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause LQ Properties to fail these conditions.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. LQ Properties has a calendar year taxable year.

        Effect of Subsidiary Entities.    If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for U.S. federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. When we use the term "qualified REIT subsidiary," we mean a corporation, other than a taxable REIT subsidiary, in which all of its stock is held by the REIT, or by other disregarded subsidiaries, or by a combination of the two.

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. A REIT's proportionate share of the assets of the partnership will be determined based on the REIT's capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests described below. Thus, LQ Properties' proportionate share of the assets, liabilities and items of income of any entity taxable as a partnership for U.S. federal income tax purposes in which it holds an interest will be treated as assets and liabilities of LQ Properties and items of income of LQ Properties for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which LQ Properties owns an interest include such entity's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of LQ Properties is a corporation other than a REIT in which LQ Properties directly or indirectly holds stock and that has made a joint election with LQ Properties to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of LQ Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax where applicable, as a regular C-corporation.

Income Tests

        Generally.    To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

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  First, at least 75% of LQ Properties' gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and interest income derived from mortgage loans secured by real property, and from certain types of temporary investments of new capital.

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  Second, at least 95% of LQ Properties' gross income for each taxable year must be derived from investments meeting the 75% test above and from dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. For purposes of this test, gross income excludes gross income from prohibited transactions.

        For purposes of satisfying the gross income tests described above, "rents from real property" generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as "rents from real property" is subject to the conditions described immediately below.

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  Rents received generally must not be based in whole or in part on the income or profits derived from any person. "Rents from real property" may, however, include rent based on a fixed percentage of receipts or sales.

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  Rents received must not be from a related party tenant. A tenant is a related party tenant if the REIT, directly or indirectly, actually or constructively owns 10% or more of such tenant. LQ Properties may, however, lease property to a taxable REIT subsidiary of LQ Properties, and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of LQ Properties' ownership interest in the subsidiary. LQ Properties can avail itself of this exception to the related-party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is on similar terms to the rent paid by third parties.

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  Rents attributable to personal property that is leased in connection with a lease of real property must not be greater than 15% of total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as "rents from real property."

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  The REIT generally must not operate or manage the property or furnish or render services to tenants. However, the REIT may:

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  provide services that are usually or customarily rendered in connection with the rental of a room or other space for occupancy only and are not otherwise considered rendered to the occupant;

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  provide or furnish non-customary services through an independent contractor if the independent contractor is adequately compensated and the REIT derives no income from the independent contractor;

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  provide non-customary services with respect to its properties if the income from the provision of such services with respect to any particular property does not exceed 1% of all amounts received by the REIT from such property; and

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  provide or furnish non-customary services through a taxable REIT subsidiary.

        LQ Properties generally does not intend to receive rent which fails to qualify as "rents from real property." Notwithstanding the foregoing, LQ Properties may have taken and may continue to take actions which fail to satisfy one or more of the requirements for rent to qualify as "rents from real property" to the extent that it determines, based on the advice of tax counsel, that those actions will not jeopardize its status as a REIT.

        Intercompany Lease.    LQ Properties derives a substantial portion of its income from the leasing of its hotel properties. LQ Properties currently leases for a fixed period substantially all of its fee and leasehold interests in its hotels and associated property to a wholly owned subsidiary of LQ Corporation, LQC Leasing, LLC. Prior to April 1, 2002, these leases provided for a fixed payment of base rent plus a percentage rent based on room and other revenues. Effective April 1, 2002, the leases were modified to provide for, among other things, a percentage rent payment only in an amount equal to 40% of the gross room revenues provided from the hotel properties.

        In order for the rents paid under the intercompany leases to constitute "rents from real property," such leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the intercompany leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. We believe that the intercompany leases constitute and will continue to constitute true leases, although we cannot assure you that the IRS would not challenge the characterization of such leases or that the IRS would not prevail in such a challenge. If any significant lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, LQ Properties would not be able to satisfy either the 75% or 95% gross income tests.

        The percentage rent under the intercompany leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the intercompany leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the intercompany leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        The companies believe that the intercompany leases conform with normal business practice and the percentage rent will be treated as "rents from real property." LQ Properties does not intend, with respect to hotel properties that it may directly or indirectly acquire in the future, to charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

        LQ Properties may not own, directly or constructively, 10% or more of LQ Corporation. If LQ Properties were to own, directly or constructively, 10% or more of any tenant, including LQ Corporation, the tenant would be a related party tenant and the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of LQ Properties as a REIT, the LQP Charter and the LQC Charter contain restrictions on the amount of shares of either corporation that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 9.9% or more of the outstanding paired common stock will be ineffective. Notwithstanding such restrictions, because the Internal Revenue Code's constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible for us to continually monitor direct and constructive ownership of paired common stock, it is possible for a person to own sufficient paired common stock to cause the termination of LQ Properties' REIT status. LQ Properties currently leases substantially all of its fee and leasehold interests in its hotels and associated property to LQC Leasing, LLC.

        We believe that the rent payable under the intercompany leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would cause a portion of the rent received to fail to qualify as "rents from real property." If such failure were in sufficient amounts, LQ Properties would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

        Overall Compliance with the Gross Income Tests.    LQ Properties believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

        If LQ Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under the Internal Revenue Code. Generally, LQ Properties may avail itself of the relief provisions if:

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  failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  a schedule of the sources of LQ Properties' income is attached to its U.S. federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances LQ Properties would be entitled to the benefit of these relief provisions. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, LQ Properties will not qualify as a REIT. Even if these relief provisions apply, and LQ Properties retains its status as a REIT, a tax could be imposed with respect to its non-qualifying income. LQ Properties may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

Asset Tests

        At the close of each quarter of its taxable year, LQ Properties also must satisfy four tests relating to the nature and diversification of its assets:

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  First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date LQ Properties receives these proceeds;

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  Second, not more than 25% of LQ Properties' total assets may be represented by securities, other than those securities included in the 75% asset test;

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  Third, of the investments included in the 25% asset class, the value of any one issuer's securities, other than securities of a taxable REIT subsidiary, may not exceed 5% of the value of LQ Properties' total assets and LQ Properties may not own more than 10% by vote or value of any one issuer's outstanding securities; and

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  Fourth, the value of the securities LQ Properties owns in any taxable REIT subsidiaries may not exceed 20% of the value of LQ Properties' total assets.

        After initially meeting the asset tests at the close of any quarter, LQ Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If LQ Properties fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in interests in any partnership or limited liability company in which LQ Properties owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. LQ Properties believes it has maintained, and intends to continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests. In addition, LQ Properties intends to take other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If LQ Properties fails to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

        LQ Properties believes that commencing with its taxable year ended December 31, 1979 it has complied with the asset tests.

Annual Distribution Requirements

        To maintain its qualification as a REIT, LQ Properties is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

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  90% of its "REIT taxable income;" and

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  90% of its after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of its noncash income items over 5% of "REIT taxable income" as described below.

LQ Properties' "REIT taxable income" is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income includes income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        LQ Properties must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before LQ Properties timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to LQ Properties' stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that LQ Properties does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, LQ Properties will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. LQ Properties believes it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

        LQ Properties expects that its "REIT taxable income" will be less than its cash flow because of depreciation and other non-cash charges included in computing its "REIT taxable income." Accordingly, LQ Properties anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy its distribution requirements. LQ Properties may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, LQ Properties may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        LQ Properties may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which LQ Properties may include in its deduction for dividends paid for the earlier year. Thus, LQ Properties may be able to avoid being taxed on amounts distributed as deficiency dividends. However, LQ Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        In addition, LQ Properties will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which its actual distributions during a calendar year are less than the sum of 85% of its ordinary income for the year, 95% of its capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to LQ Properties' stockholders by the end of January immediately following that year, will be treated for all U.S. federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

        If LQ Properties fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, LQ Properties will be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible and LQ Properties will not be required to distribute any amounts to its stockholders. As a result, LQ Properties anticipates that its failure to qualify as a REIT would reduce the cash available for distribution to its stockholders. In addition, if LQ Properties fails to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of its current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, LQ Properties will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification. It is not possible to state whether in all circumstances LQ Properties would be entitled to this statutory relief.

Federal Income Taxation of LQ Corporation

        LQ Corporation is subject to U.S. federal income tax on its taxable income. LQ Corporation will be taxed on the dividends it receives from LQ Properties and will not be entitled to a dividends-received deduction with respect to such dividends.

Federal Income Taxation of Holders of Securities

        Federal Income Taxation of Taxable U.S. Stockholders.    As used below, the term "U.S. stockholder" means a holder of common stock or preferred stock who is for U.S. federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership, or other entity created or organized in or under the laws of the United States, or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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  an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. stockholders.

        Distributions Generally.    Distributions out of LQ Properties' current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. stockholders as ordinary income. As long as LQ Properties qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions are out of current or accumulated earnings and profits, LQ Properties' earnings and profits will be allocated first to its outstanding preferred stock and then to its common stock.

        To the extent that LQ Properties makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gain, provided that the shares are held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends LQ Properties declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by LQ Properties and received by the stockholder on December 31 of that year, provided LQ Properties actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of LQ Properties' net operating losses or capital losses.

        The IRS will deem LQ Properties to have sufficient earnings and profits to treat as a dividend any distribution by it up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations and Consequences of Your Investment-Federal Income Taxation" above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of LQ Properties' earnings and profits. As a result, stockholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

        Capital Gain Distributions.    Distributions that LQ Properties properly designates as capital gain dividends will be taxable to U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed LQ Properties' actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which LQ Properties may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

        Passive Activity Losses and Investment Interest Limitations.    Distributions LQ Properties makes and gains arising from the sale or exchange by a U.S. stockholder of LQ Properties stock will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions by LQ Properties, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares and capital gains dividends, however, may not be treated as investment income depending upon your particular situation.

        Retention of Net Long-Term Capital Gains.    LQ Properties may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If LQ Properties makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent LQ Properties designates, a U.S. stockholder generally would:

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  include its proportionate share of LQ Properties' undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of LQ Properties taxable year falls;

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  be deemed to have paid the capital gains tax imposed on LQ Properties on the designated amounts included in the U.S. stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it; and

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  increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it.

        Distributions from LQ Corporation.    Distributions from LQ Corporation up to the amount of LQ Corporation's current and accumulated earnings and profits will be taken into account by U.S. stockholders as ordinary income and will be eligible for the dividends-received deduction for corporations. Distributions in excess of LQ Corporation's current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's LQ Corporation shares, but rather will reduce the adjusted basis of such LQ Corporation shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder's LQ Corporation shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

        Dispositions of Stock.    If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the such shares of stock for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset. This gain or loss will generally be long-term capital gain or loss if you have held the shares for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of the shares of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Federal Taxation of Tax-Exempt Holders of Stock

        Amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Accordingly, distributions by LQ Properties and/or LQ Corporation will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "tax-exempt stockholder") provided the tax-exempt stockholder has not held its shares as "debt financed property" within the meaning section 514 of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Similarly, income from the sale of shares of stock will not, subject to certain exceptions described below, constitute UBTI unless the tax-exempt stockholder has held such shares as a dealer (under section 512(b)(5)(B) of the Internal Revenue Code) or as "debt-financed property."

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the REIT will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the REIT. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will (subject to a de minimis exception) be treated as UBTI as to any tax-exempt stockholder that (i) is described in section 401(a) of the Internal Revenue Code, (ii) is tax-exempt under section 501(a) of the Internal Revenue Code, and (iii) holds more than 10% (by value) of the interests in the REIT. LQ Properties does not expect to be a "pension-held REIT" within the meaning of the Internal Revenue Code.

Taxation of Holders of Debt Securities and Potential Tax Consequences of their Investment in the Debt Securities

        Stated interest and market discount.    Holders of debt securities will be required to include stated interest on the debt securities in gross income for U.S. federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument's stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

        A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

        Amortizable bond premium.    Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder's acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

        The amortizable bond premium deduction is treated as an offset to interest income on the related security for U.S. federal income tax purposes. Each prospective purchaser is urged to consult his/her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for U.S. federal income tax purposes.

        Disposition.    In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder's tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

Information Reporting Requirements and Backup Withholding

        We report to our domestic holders of securities and the IRS the amount of dividends and interest paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic holder of securities may be subject to backup withholding at a maximum rate of up to 30% in 2002 (decreasing periodically thereafter to 28% in 2006) with respect to dividends and interest paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A holder of securities who does not provide La Quinta with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, LQ Properties may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Special tax considerations of non-United States stockholders and potential tax consequences of their investment in the securities

        The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and we have not attempted to provide more than a summary of those rules in this prospectus. If you are a prospective non-United States securityholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the securities, including any reporting requirements.

        Distributions not attributable to gain from the sale or exchange of a United States real property interest.    Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by LQ Properties of United States real property interests and are not designated by LQ Properties as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of LQ Properties' current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the non-United States stockholder's conduct of a United States trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. In the case of a non-United States stockholder that is a non-United States corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of LQ Properties' current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's common stock or preferred stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder's shares of common stock or preferred stock, such distributions will give rise to tax liability if the non-United States stockholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock or preferred stock.

        Distributions attributable to gain from the sale or exchange of a United States real property interest.    For any year in which LQ Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LQ Properties of United States real property interests will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or Real Property Tax Act. Under the Real Property Tax Act, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-United States corporate stockholder not entitled to treaty relief or exemption.

        Withholding obligations from distributions to foreign stockholders.    Although tax treaties may reduce LQ Properties' withholding obligations, LQ Properties generally will be required to withhold from distributions to non-United States stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if LQ Properties designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. If the amount of tax withheld by LQ Properties with respect to a distribution to a non-United States stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the non-United States stockholder may file for a refund of such excess from the IRS.

        Sales of common stock or preferred stock by a non-United States stockholder.    Gain recognized by a non-United States stockholder upon a sale of his common stock or preferred stock generally will not be taxed under the Real Property Tax Act if LQ Properties is a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. It is currently anticipated that LQ Properties will be a domestically controlled REIT, and, therefore, sales of common stock or preferred stock will not be subject to taxation under the Real Property Tax Act. However, because LQ Properties' common stock and preferred stock are traded publicly, LQ Properties may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Real Property Tax Act will be taxable to a non-United States stockholder if (a) investment in the common stock or preferred stock is effectively connected with the non-United States stockholder's United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of common stock or preferred stock were to be subject to taxation under the Real Property Tax Act, the non-United States stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain. The non-United States stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of Non-United States corporations. In addition, a purchaser of common stock or preferred stock subject to taxation under the Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-United States stockholder. Any amount withheld would be creditable against the non-United States stockholder's Foreign Investment in Real Property Tax Act tax liability. See "—Withholding obligations from distributions to foreign stockholders" of this section for a discussion of the withholding regulations.

Other Tax Consequences

        The companies and their stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they transact business or reside. The state, local or foreign tax treatment of LQ Properties, LQ Corporation and the holders of shares of stock of LQ Properties and LQ Corporation may not conform to the U.S. federal income tax consequences discussed above. CONSEQUENTLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS ON THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES OF LQ PROPERTIES AND/OR LQ CORPORATION.

HOW WE PLAN TO SELL THE SECURITIES

        We may sell the securities in any one or more of the following ways:

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  directly to investors;

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  to investors through agents;

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  directly to agents;

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  to dealers;

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  if indicated in the prospectus supplement, by delayed delivery contracts or by remarketing firms;

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  through underwriting syndicates led by one or more managing underwriters;

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  through one or more underwriters acting alone; and

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  through a combination of any such methods of sale.

        Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

        In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

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  identify any such underwriter or agent;

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  describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

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  identify the purchase price and proceeds from such sale;

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  identify the amounts underwritten;

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  identify the nature of the underwriter's obligation to take the securities; and

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  identify any securities exchanges on which the securities may be listed.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the paired common stock which is listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, respectively, on an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities or preferred stock.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

        If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

        The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

        We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with us, perform services for us or our subsidiaries or be our tenants in the ordinary course of business.

        If indicated in the applicable prospectus supplement, securities may also be offered or sold by a "remarketing firm" in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the joint annual report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters, including the validity of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.